As filed with the Securities and Exchange Commission on April 28, 2005	Registration No. 333-___

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CAPITOL BANCORP LIMITED

Michigan (State or other jurisdiction of incorporation or organization)	6711 (Primary Standard Industrial Classification Code Number)	38-2761672 (I.R.S. Employer Identification No.)
(Exact name of registrant as specified in its charter)

Capitol Bancorp Center
200 Washington Square North, Fourth Floor
Lansing, Michigan 48933
(517) 487-6555

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cristin Reid English, Esq.
Capitol Bancorp Limited
Capitol Bancorp Center
200 Washington Square North, Fourth Floor
Lansing, Michigan 48933
(517) 487-6555

(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Phillip D. Torrence, Esq.
Miller, Canfield, Paddock and Stone, P.L.C.
444 West Michigan Avenue
Kalamazoo, Michigan 49007
(269) 383-5804

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and upon the completion of the transactions described in the enclosed prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered(1)	Registered(2)	Share	Price(3)	Registration Fee

Common Stock, No Par Value	279,220	$30.61	$8,546,924	$1,006

(1)	This Registration Statement relates to securities of Capitol Bancorp Limited, a Michigan corporation (hereinafter referred to as “Capitol”), exchangeable for shares of common stock, par value $10.00 per share (“common stock”), of Napa Community Bank, a California banking corporation (hereinafter referred to as “NCB”), in the exchange offer by Capitol for shares of NCB common stock.

(2)	The number of shares registered pursuant to this Registration Statement is based upon the approximate number of shares of NCB common stock presently outstanding or reserved for issuance under various plans or otherwise expected to be issued upon the consummation of the proposed transaction to which this Registration Statement relates (less the shares held by Capitol) multiplied by the estimated exchange ratio of .514146 shares of Capitol common stock for each NCB share.

(3)	Computed solely for purposes of calculating the registration fee. The registration fee was calculated pursuant to Rules 457(f)(1) and 457(f)(3) under the Securities Act of 1933, as amended, based on the average of the high and low prices for shares of common stock of Capitol reported on the New York Stock Exchange, on April 26, 2005 ($30.61) and the maximum number of such shares (approximately 279,220) that may be exchanged for the securities being registered.

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

2

The information in this prospectus is not complete and may be changed. Capitol may not distribute or issue the shares of Capitol common stock being registered pursuant to this registration statement until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to distribute these securities and Capitol is not soliciting offers to receive these securities in any state where such offer or distribution is not permitted.

Subject to Completion, Dated April 27, 2005

Offer to Exchange Each Outstanding Share of Common Stock
of

for Shares of Common Stock of Capitol Bancorp Limited
by

CAPITOL BANCORP LIMITED

in each case subject to the procedures and limitations described in this prospectus and the related letter of transmittal.

      The exchange offer and withdrawal rights will expire at 12:00 midnight, pacific standard time, on June 15, 2005 unless extended by Capitol in its sole discretion. Shares tendered pursuant to this offer may be withdrawn at any time prior to the expiration of this offer.

      Capitol Bancorp Limited (“Capitol”) is offering to exchange each issued and outstanding share of Napa Community Bank (“NCB”) common stock, not already owned by Capitol, for shares of Capitol’s common stock. NCB is a controlled subsidiary of Capitol. Capitol is making this offer to provide holders of NCB common stock, excluding NCB shares already owned by Capitol, with an opportunity to receive registered securities of Capitol. Individual members of NCB’s Board of Directors have indicated to Capitol an intention to tender their NCB shares pursuant to the exchange offer.

      If you elect to receive Capitol common stock in the exchange offer, Capitol will determine the per share consideration you are entitled to receive according to an exchange ratio. The exchange ratio is calculated by dividing the NCB common stock share value by the Capitol common stock share value. The NCB common stock share value is fixed based upon $15.817461 per share of NCB common stock. At March 31, 2005, the book value per share of NCB was approximately $10.544974, compared to the $15.817461 per share fixed exchange value. The Capitol share value will be based upon the average closing price of Capitol common stock over a 30 trading day period ending one trading day prior to the close of the exchange offer. However, Capitol’s stock price may fluctuate and the consideration you receive may fluctuate and may not equal the estimate per share consideration stated herein if Capitol’s stock price does not equal the average closing price for the month ended March 31, 2005. The closing price of Capitol’s common stock on March 29, 2005, the day before Capitol publicly announced the exchange offer, was $30.30 Based upon the average of the closing prices of the Capitol common stock for the month ended March 31, 2005 ($30.764545), the last practicable date before printing of this prospectus, a holder of NCB common stock electing to receive shares of Capitol common stock in the exchange offer would receive approximately .514146 shares of Capitol common stock for each share of NCB common stock. See “The Exchange Offer” beginning on page 29.

      Capitol’s common stock trades on the New York Stock Exchange, or NYSE, under the symbol “CBC”. NCB’s common stock is not traded on any established trading market. It is generally expected that any stock of Capitol received by holders of NCB common stock will not be subject to federal income tax but only if certain criteria are met. See “The Exchange Offer—Material U.S. Federal Income Tax Consequences of the Exchange Offer” beginning on page 33. Capitol’s obligation to complete this exchange offer is subject to the conditions listed under “The Exchange Offer—Conditions to the Exchange Offer” beginning on page 35.

      FOR A DISCUSSION OF VARIOUS FACTORS THAT YOU SHOULD CONSIDER ABOUT THE EXCHANGE OFFER, SEE “RISK FACTORS” BEGINNING ON PAGE 15. CAPITOL IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND CAPITOL A PROXY.

      Neither the Securities and Exchange Commission, nor any state securities commission, has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 27, 2005

ADDITIONAL INFORMATION

      This prospectus incorporates important business and financial information about Capitol and its subsidiaries from documents filed with Securities and Exchange Commission, or the SEC, that have not been included in, or delivered with, this prospectus. This information is available on the SEC’s website at http://www.sec.gov and from other sources. See “Where Can I Find More Information?” on page 49.

      You may also request copies of these documents from us, without charge, upon written or oral request to:

Capitol Bancorp Limited
Capitol Bancorp Center
200 Washington Square North, 4th Floor
Attn: Cristin Reid English, Esq.
Telephone: (517) 487-6555

      In order to receive timely delivery of the documents, you must make requests no later than June 8, 2005 (five business days before the initially scheduled expiration date of the exchange offer).

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

Q:	Who is offering to exchange my NCB securities?

A:	Capitol Bancorp Limited is a Michigan-incorporated bank holding company (hereinafter referred to as “Capitol”). Capitol is a bank development company with approximately $3.2 billion in total assets, with 34 individual bank charters operating in nine states. Capitol identifies opportunities for the development of new community banks, raises capital and mentors a community bank through its formative stages and manages its investments in community banks. Each community bank has full local decision-making authority and is managed by an on-site president under the direction of a local board of directors composed of business leaders from the bank’s community. Capitol Bancorp Limited was founded in 1988 and has executive offices in Lansing, Michigan and Phoenix, Arizona.

Q:	What is being proposed?

A:	Capitol is proposing to acquire all of the issued and outstanding shares of NCB by offering to exchange all outstanding shares of NCB common stock not already owned by Capitol for shares of Capitol common stock.

Q:	What would I receive in the exchange offer for my NCB shares?

A:	Under the terms of the exchange offer, you would receive shares of Capitol common stock in exchange for your shares of NCB common stock. For more detail on the consideration, see “The Exchange Offer-Consideration to be Paid” beginning on page 29.

Q:	How long will it take to complete the exchange?

A:	Capitol expects to complete the exchange offer in the second quarter of 2005, or as soon thereafter as possible.

Q:	Are there conditions to Capitol’s acceptance of NCB shares in the exchange offer?

A.	Yes. Capitol’s offer is subject to several material conditions, and those conditions must be satisfied or waived for Capitol to complete the exchange offer. See “The Exchange Offer-Conditions to the Exchange Offer” beginning on page 35.

Q:	Will I have to pay any fees or commissions?

A:	Generally, no. If you are the record owner of your shares of NCB common stock and you tender your shares of NCB common stock directly to Capitol, you will not have to pay brokerage fees or incur similar expenses. However, if you own your shares through a broker or other nominee, and your broker tenders the shares on your behalf, your broker may charge you a fee for doing so. You should consult with your broker or nominee to determine whether any charges will apply to you.

Q:	When does the exchange offer expire?

A:	The exchange offer will expire on June 15, 2005, at 12:00 midnight, Pacific Standard Time, unless extended by Capitol. See “The Exchange Offer-Timing of the Exchange Offer” beginning on page 30.

Q:	Can the exchange offer be extended?

A:	Yes. Capitol may, without the consent of NCB, extend the period of time during which the offer remains open. You will have withdrawal rights during any extension period. See “The Exchange Offer-Extension, Termination and Amendment” beginning on page 30.

Q:	Will I be notified if the offer is extended?

A:	Yes. If Capitol decides or is required to extend the exchange offer, Capitol will make a public announcement of the results of the exchange offer, and announce the new expiration date, no later than 9:00 A.M. Pacific Standard Time, on the next business day after the day on which the offer was previously scheduled to expire. See “The Exchange Offer-Extension, Termination and Amendment” beginning on page 30.

Q:	How do I participate in the exchange offer?

A:	To tender your shares, you should do the following:

•	If you hold NCB shares in your own name, complete and sign the letter of transmittal and return it with your physical share certificates to, Capitol at the corporate office Attention: Cristin Reid English, Capitol Bancorp Center, 200 Washington Square North, Fourth Floor, Lansing, Michigan 48933 before the expiration date of the exchange offer.

•	If you hold your shares in “street name” through a broker, instruct your broker to tender your shares before the expiration date.

•	If your NCB share certificates are not immediately available or if you cannot deliver your NCB share certificates and other documents to Capitol prior to the expiration of the exchange offer, you may still tender your NCB shares if you comply with the guaranteed delivery procedures described under “The Exchange Offer-Procedure for Tendering” beginning on page 32.

Q:	How and when can I withdraw my previously tendered shares?

A:	To withdraw your previously tendered NCB shares, you must deliver a written or facsimile notice of withdrawal with the required information to Capitol while you still have the right to withdraw. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. You may withdraw previously tendered NCB shares any time prior to the expiration of the exchange offer. Once Capitol has accepted shares for exchange pursuant to the offer, all tenders become irrevocable. See “The Exchange Offer-Withdrawal Rights” on page 31.

Q:	Is Capitol’s financial condition relevant to my decision to tender shares in the offer?

A:	Yes. Shares of NCB common stock accepted in the offer will be exchanged for shares of Capitol common stock, so you should consider Capitol’s financial condition before you decide to become one of Capitol’s shareholders through the exchange offer. In considering Capitol’s financial condition, you should review the information contained in this prospectus and the documents incorporated by reference in this prospectus, because they contain detailed business, financial and other information about Capitol.

Q:	Where can I find more information about Capitol and NCB?

A:	You can find out information about Capitol and NCB from sources described under “Where You Can Find More Information?” on page 49.

Q:	Whom can I call with questions about the exchange offer?

A:	If you have additional questions, you should contact:

Napa Community Bank
700 Trancas Street
Napa, CA 94558
707-227-9300
Attention: Dennis Pedisich
Or
Capitol Bancorp Limited
Capitol Bancorp Center
200 Washington Square North, Fourth Floor
Lansing, Michigan 48933
(517) 487-6555
Attention: Cristin Reid English

PROSPECTUS SUMMARY

      This summary does not contain all of the information that may be important to you and is qualified in its entirety by reference to the information contained elsewhere in, or incorporated by reference into, this prospectus. You are urged to read the entire prospectus, including the information set forth in the section entitled “Risk Factors” beginning on page 15 and the attached exhibits and annexes. Also, see “Where You Can Find More Information” on page 49.

The exchange offer (Page 29)

      General

      Under the terms of the exchange offer, Capitol is offering to exchange shares previously unissued Capitol common stock for each issued and outstanding share of NCB common stock not already owned by Capitol.

      Consideration to be received

      If you elect to tender your shares of NCB common stock pursuant to the exchange offer, Capitol will determine the per share consideration you are entitled to receive according to an exchange ratio. The exchange ratio is calculated by dividing the NCB common stock share value by the Capitol common stock share value. The NCB common stock share value is fixed based upon $15.817461 per share of NCB common stock. At March 31, 2005, the book value per share of NCB was approximately $10.544974, compared to the $15.817461 per share fixed exchange value.

      The Capitol share value will be based upon the average closing price of Capitol common stock over a 30 trading day period ending one trading day prior to the close of the exchange offer. However, Capitol’s stock price may fluctuate and the consideration you receive may fluctuate and may not equal the estimated per share consideration stated herein if Capitol’s stock price does not equal the average closing prices for the month ended March 31, 2005. The closing price of Capitol’s common stock on March 29, 2005, the day before Capitol publicly announced the exchange offer, was $30.30. Based upon the average of the closing prices of the Capitol common stock for the month ended March 31, 2005 ($30.764545), the last practicable date before printing of this prospectus, a holder of NCB common stock shareholder electing to receive shares of Capitol common stock in the exchange offer would receive approximately .514146 shares of Capitol common stock for each share of NCB common stock.

      The total number of shares of Capitol common stock that Capitol will issue and deliver to NCB shareholders in exchange for their shares will not exceed the product of the exchange ratio and the number of NCB shares accepted at the close of the exchange offer.

      You will not receive any fractional shares of Capitol common stock in the exchange offer. Instead, you will receive actual in an amount equal to the value of the fractional share of Capitol common stock that you would otherwise have been entitled to receive, along with your Capitol stock certificate.

      For more detail on the consideration you receive, see “The Exchange Offer-Consideration to be Paid” beginning on page 29.

      The receipt of the consideration in exchange for NCB common stock pursuant to the exchange offer may be a taxable transaction to you in whole or in part (page 33).

      Any cash you receive as consideration in the exchange offer will cause taxable gain recognition, which means that you will have to pay taxes as a result. The cash portion of the consideration the NCB shareholders receive for their NCB common stock, from receipt of cash in lieu of fractional shares, will cause taxable gain recognition. NCB shareholders who receive cash will be taxed on the amount of the lesser of the cash received or the gain realized on the exchange. Depending upon your particular circumstances, the receipt of cash may be treated either as received in a sale or exchange of stock or as received in a corporate distribution.

      Capitol has structured the exchange offer to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. Capitol will consult, from time to time, with Miller, Canfield, Paddock and Stone, p.l.c., counsel to Capitol, regarding whether the exchange will qualify as a reorganization. Miller, Canfield, Paddock and Stone, p.l.c. has issued an opinion to Capitol that the exchange offer will qualify as a reorganization. That opinion has been filed with the SEC as an exhibit to Capitol’s registration statement on Form S-4 in connection with the exchange offer. Miller, Canfield, Paddock and Stone, p.l.c.’s opinion is subject to certain assumptions which may limit its application in particular instances. In the event that unanticipated intervening events occur whereby Miller, Canfield, Paddock and Stone, p.l.c., determines that the exchange offer will not qualify as a reorganization (including Capitol’s waiver of the minimum tender condition), Capitol may nevertheless proceed with the exchange offer. In that event, the exchange offer may be fully taxable at the NCB shareholder level and each NCB shareholder will recognize gain or loss measured by the difference between (1) the cash plus the fair market value of the Capitol common stock received in the exchange offer, and (2) the exchanging NCB shareholder’s tax basis for the shares of common stock surrendered in the exchange offer.

      Tax matters are very complicated, and the tax consequences of the exchange offer to each NCB shareholder will depend on the facts of that shareholder’s situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the exchange to you.

      See “The Exchange Offer-Material U.S. Federal Income Tax Consequences of the Exchange Offer” beginning on page 33.

Capitol’s obligation to complete the exchange offer is subject to a number of conditions (Page 36).

      Capitol’s obligation to exchange shares of common stock for NCB common stock pursuant to the exchange offer is subject to the following material conditions, any of which Capitol may waive:

•	The tender of enough shares of NCB common stock so that, after the completion of the exchange offer, Capitol owns a number of shares of NCB common stock which, together with any shares of NCB common stock that Capitol beneficially owns for Capitol’s account, constitutes at least 80% of the total outstanding shares of NCB common stock on a fully diluted basis, as though all options or other securities convertible into or exercisable or exchangeable for shares of NCB common stock had been converted, exercised or exchanged; and

•	NCB not having entered into or effectuated any other agreement or transaction with any person or entity having the effect of impairing Capitol’s ability to acquire NCB or otherwise diminishing the value of the acquisition of NCB.

      Capitol’s obligation to exchange shares of Capitol common stock for NCB common stock pursuant to the exchange offer is also subject to the following material conditions, none of which Capitol may waive:

•	The receipt of all applicable regulatory approvals required to consummate the exchange offer, including the expiration or termination of any applicable waiting periods;

•	No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the exchange offer shall be in effect and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which prohibits, restricts or makes illegal the completion of the exchange offer; and

•	The effectiveness of Capitol’s registration statement filed with the SEC, relating to the securities to be issued in the exchange offer.

      These material conditions and the other conditions to the exchange offer are discussed under “The Exchange Offer-Conditions to the Exchange Offer” on page 36.

Regulatory Approvals

      As a bank holding company, Capitol is subject to regulation by the Federal Reserve Board. Federal Reserve Board rules require Capitol to obtain the Federal Reserve Board’s permission to acquire control of a subsidiary bank. The rules of the Federal Reserve Board do not differentiate between control of and ownership of 100% of the stock of the subsidiary bank. Capitol and its affiliates received permission to acquire control of NCB prior to NCB commencing business. Accordingly, Capitol will not be required to seek any further approval from the Federal Reserve Board for the exchange. Capitol is not aware of any other requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in the United States or in any non-U.S. jurisdiction that is applicable to the exchange offer.

Information about Capitol and NCB (Page 21).

Capitol Bancorp Limited
Capitol Bancorp Center
200 Washington Square North
Lansing, Michigan 48933
(517) 487-6555

      Capitol is a bank development company with approximately $3.2 billion in total assets, with 34 individual bank charters operating in nine states. Capitol identifies opportunities for the development of new community banks, raises capital and mentors its community banks through their formative stages and manages its investments in community banks. Each community bank has full local decision-making authority and is managed by an on-site president under the direction of a local board of directors composed of business leaders from the bank’s community. Capitol Bancorp Limited was founded in 1988 and has executive offices in Lansing, Michigan and Phoenix, Arizona.

Napa Community Bank
700 Trancas Street
Napa, CA 94558
(707) 227-9300

      NCB is now and has been, since it commenced business, an affiliate and a controlled subsidiary of Capitol or one of Capitol’s controlled affiliates. NCB was organized as a California bank in March of 2002.

      Capitol’s operating strategy is to provide transactional, processing and administrative support and mentoring to aid in the effective growth and development of its banks. It provides access to support services and management with significant experience in community banking. These administrative and operational support services do not require a direct interface with the bank customer and therefore can be consolidated more efficiently without affecting the bank customer relationship. Capitol’s banks have full decision-making authority in structuring and approving loans and in the delivery and pricing of other banking services to customers.

Reasons for the Exchange Offer (Page 28).

      Capitol is offering to exchange shares of Napa with shares of its common stock because it has been Capitol’s practice to provide a liquidity opportunity to the minority shareholders of its affiliate banks after approximately three years of operation. This was disclosed to the minority shareholder in the offering circular at the time they made their original investment in NCB.

      Capitol believes that the exchange offer will benefit its shareholders and NCB shareholders, as well as customers and employees of both companies. It is believed that the exchange will provide NCB’s shareholders with greater liquidity and flexibility because Capitol’s common stock is publicly traded. The exchange will also provide NCB’s shareholders with greater diversification, since Capitol is active in more than one geographic area and across a broader customer base.

Opinion of Financial Advisors (page 38).

      Capitol retained JMP Financial, Inc. as its financial advisor and agent in connection with the exchange offer to render a financial fairness opinion as to the fairness of the proposed transaction to the NCB shareholders. The opinion states that as of its date and subject to the considerations described in it the consideration to be received in the exchange by holders of NCB common stock is fair from a financial point of view. The opinion is attached as Annex B to this prospectus.

      Capitol retained Howe Barnes as its financial advisor and agent in connection with the exchange offer to render a financial fairness opinion as to the fairness of the proposed transaction to Capitol’s shareholders. The opinion states that as of its date and subject to the considerations described in it the consideration to be paid in the exchange by Capitol the transaction is fair from a financial point of view. The opinion is attached as Annex C to this prospectus

Plans for NCB (Page 35).

      It is expected that, following the exchange offer, the business and operations of NCB will be continued by NCB and Capitol as they are currently being conducted. There are no anticipated changes to the operations of NCB including changes to management or members of the Board of Directors as a result of this exchange offer.

Dividend policy of Capitol (Page 14).

      Capitol typically pays quarterly cash dividends to its common shareholders (although there is no assurance such dividends will continue in the future). Capitol has been paying quarterly cash dividends of $0.17 per share most recently ($0.16 per share in early 2004, $.15 per share in late 2003, and $0.12 per share in early 2003 and 2002). Future payment of cash dividends by Capitol, if any, is dependent upon many variables and is subject to approval by Capitol’s Board of Directors.

Dividend policy of NCB (Page 14).

      NCB has never paid a cash dividend.

The exchange offer is currently scheduled to expire on June 15, 2005 (Page 30).

      The expiration date of the exchange offer is scheduled for 12:00 midnight, pacific standard time, on June 15, 2005, unless Capitol extends the period of time for which the exchange offer is open.

The exchange offer may be extended, terminated or amended (Page 30).

      Capitol expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the exchange offer remains open, and Capitol can do so by announcing the new expiration date. Capitol is not providing any assurance that Capitol will exercise this right to extend the exchange offer, although Capitol currently intends to do so until all conditions have been satisfied or, to the extent permissible, waived. During any extension, all shares of NCB common stock previously tendered and not properly withdrawn will remain subject to the exchange offer, subject to the right of each shareholder of NCB to withdraw his or her shares of NCB common stock.

      Subject to the SEC’s applicable rules and regulations, Capitol also reserves the right, in its sole discretion, at any time or from time to time:

•	to delay Capitol’s acceptance for exchange or the exchange of any shares of NCB common stock, or to terminate the exchange offer, upon the failure of any of the conditions of the exchange offer to be satisfied prior to the expiration date;

•	to waive any condition, other than the conditions relating to the receipt of regulatory approvals, the absence of an order or decree of any court or agency of competent jurisdiction preventing the completion of the exchange offer, and the effectiveness of the registration statement for the Capitol shares to be issued in the exchange offer; or

•	to amend the exchange offer in any respect, by giving oral or written notice of such delay, termination or amendment by making a public announcement.

      Capitol will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any related announcement will be issued no later than 9:00 A.M., pacific standard time, on the next business day after the previously scheduled expiration date. Subject to applicable law, including the Securities Exchange Act of 1934, as amended, which may require that any material change in the information published, sent or given to NCB’s shareholders in connection with the exchange offer be promptly sent to those shareholders in a manner reasonably designed to inform them of that change, and without limiting the manner in which Capitol may choose to make any public announcement, Capitol assumes no obligation to publish, advertise or otherwise communicate any public announcement of this type other than by making a release to the PR Newswire or some other similar national news service.

The exchange shall occur promptly after the expiration date (Page 31).

      Upon the terms and subject to the conditions of the exchange offer, including, if the exchange offer is extended or amended, the terms and conditions of any extension or amendment, Capitol will accept for exchange, and will exchange, shares of NCB common stock validly tendered and not properly withdrawn promptly after the expiration date.

Tendered shares may be withdrawn at any time prior to the exchange of those shares (Page 31).

      Shares of NCB common stock tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date, unless Capitol previously accepted them pursuant to the exchange offer.

Shareholders must comply with the procedure for tendering shares (Page 32).

      For you to validly tender shares of NCB common stock pursuant to the exchange offer:

•	Capitol must receive at one of its addresses set forth on the back cover of this prospectus (1) a properly completed and duly executed letter of transmittal, along with any required signature guarantees, and any other required documents, and (2) certificates for tendered shares of NCB common stock before the expiration date, or

•	you must comply with the guaranteed delivery procedures set forth in “The Exchange Offer-Guaranteed Delivery” on page 30.

There are no dissenters’ rights in connection with the exchange offer (Page 35).

      No dissenters’ rights are available in connection with the exchange offer.

Your Rights as a Shareholder Will Change (page 49)

      Your rights as a NCB shareholder are determined by California’s banking law and by NCB’s articles of incorporation and bylaws. If you tender your shares of NCB common stock, your rights as a Capitol shareholder will be determined by Michigan law relating to business corporations (not the banking law) and by Capitol’s articles of incorporation and bylaws. See “Comparison of Shareholders Rights”.

Accounting Treatment (page 38).

      Capitol’s acquisition of the additional shares of NCB resulting from the exchange offer will be accounted for under the purchase method of accounting. After the exchange, assuming all of the NCB shares not already owned by Capitol are acquired by Capitol pursuant to the exchange offer, all of NCB’s results from operations will be included in Capitol’s income statement, as opposed to only a portion, which is currently reported.

Forward-looking statements may prove inaccurate (Page 51).

      Capitol has made forward looking statements in this document, and in certain documents referred to in this prospectus, that are subject to risks and uncertainty. Such statements include, but are not limited to: statements with respect to Capitol’s plans, objectives, expectations and intentions and other statements that are not historical facts; and other statements identified by words such as “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “targets”, “projects” and other similar expressions. These statements are based upon Capitol’s current beliefs and expectations and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

      The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	the results of management’s efforts to implement Capitol’s business strategy including planned expansion into new markets;

•	adverse changes in the banks’ loan portfolios and the resulting credit risk-related losses and expenses;

•	adverse changes in the economy of the banks’ market areas that could increase credit-related losses and expenses;

•	adverse changes in real estate market conditions that could also negatively affect credit risk;

•	the possibility of increased competition for financial services in Capitol’s markets;

•	fluctuations in interest rates and market prices, which could negatively affect net interest margins, asset valuations and expense expectations; and

•	other factors described in “Risk Factors”.

      Additional factors that could cause Capitol’s results to differ materially from those described in the forward-looking statements can be found in Capitol’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form l0-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC’s Internet site at http://www.sec.gov. All subsequent written and oral forward-looking statements concerning the proposed exchange offer or other matters attributable to Capitol or any person acting on Capitol’s behalf are expressly qualified in their entirety by the cautionary statements above. Capitol does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statement is made.

[The remainder of this page intentionally left blank]

SELECTED CONSOLIDATED FINANCIAL DATA OF CAPITOL BANCORP LIMITED

      The consolidated financial data on pages 9 and 10 summarizes historical consolidated financial information (in $1,000’s except for per share data) for the periods indicated and should be read in conjunction with the financial statements and other information included in Capitol’s Annual Report on Form 10-K for the year ended December 31, 2004, which are incorporated herein by reference and attached to this prospectus. See “Where You Can Find More Information” beginning on page 49. Because of the number of banks added throughout the period of Capitol’s existence, and because of the differing ownership percentage of banks included in the consolidated amounts, historical operating results are of limited relevance in comparing financial performance and predicting Capitol’s future operating results.

      Capitol’s consolidated balance sheets as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years ended December 31, 2004, 2003 and 2002 are incorporated herein by reference.

      Under current accounting rules, generally, entities which are more than 50% owned by another are consolidated or combined for financial reporting purposes. This means that all of the assets and liabilities of subsidiaries (including NCB) are included in Capitol’s consolidated balance sheet. Capitol’s consolidated net income, however, only includes its subsidiaries’ (including NCB) net income or net loss to the extent of its ownership percentage. This means that when a newly formed bank incurs early start-up losses, Capitol will only reflect that loss based on its ownership percentage. Conversely, when banks generate income, Capitol will only reflect that income based on its ownership percentage.

	Capitol Bancorp Limited
	As of and for the
	Years Ended December 31
	2004	2003	2002	2001	2000
		(dollars in thousands, except per share data)
Selected Results of Operations Data:
Interest income	$179,089	$164,416	$156,454	$153,797	$132,311
Interest expense	47,496	49,490	55,860	73,292	65,912
Net interest income	131,593	114,926	100,594	80,505	66,399
Provision for loan losses	12,708	9,861	12,676	8,167	7,216
Net interest income after provision for loan losses	118,885	105,065	87,918	72,338	59,183
Noninterest income	19,252	20,087	14,982	9,585	6,137
Noninterest expense	97,787	86,952	76,538	63,944	52,410
Income before income tax expense and minority interest	40,350	38,200	26,362	17,979	12,910
Income tax expense	14,699	14,035	9,314	6,016	4,725
Income before minority interest	25,651	24,165	17,048	11,963	8,185
Minority interest in net losses (income) of consolidated subsidiaries	1,065	(785)	(395)	(1,245)	(150)
Net income	26,716	23,380	16,653	10,718	8,035

	Capitol Bancorp Limited
	As of and for the
	Years Ended December 31
	2004	2003	2002	2001	2000
Per Share Data:
Net income per common share:
Basic	$1.88	$1.86	$1.64	$1.38	$1.14
Diluted	1.79	1.77	1.57	1.35	1.13
Cash dividends paid	0.65	0.51	0.44	0.40	0.36
Book value	17.00	15.60	13.72	10.24	9.18
Pro forma equivalent book value (1)	8.87	N/A	N/A	N/A	N/A
Dividend payout ratio	34.57%	27.42%	26.83%	28.99%	31.58%
Weighted average number of common shares outstanding	14,183	12,602	10,139	7,784	7,065
Selected Balance Sheet Data:
Total assets	$3,091,418	$2,737,062	$2,409,288	$2,044,006	$1,630,076
Investment securities	42,363	93,207	34,139	43,687	68,926
Portfolio loans	2,692,904	2,247,440	1,991,372	1,734,589	1,355,798
Allowance for loan losses	(37,572)	(31,404)	(28,953)	(23,238)	(17,449)
Deposits	2,510,072	2,288,664	2,062,072	1,740,385	1,400,899
Debt obligations:
Notes payable	172,534	92,774	93,398	89,911	58,150
Subordinated debentures	100,845	90,816	51,583	48,621	24,327

Total debt obligations	273,379	183,590	144,981	138,532	82,477
Minority interests in consolidated subsidiaries	39,520	30,946	28,016	70,673	62,575
Stockholders’ equity	252,159	218,897	160,037	80,172	70,404
Performance Ratios:
Return on average equity	11.25%	12.97%	13.33%	15.22%	13.78%
Return on average assets	0.91%	0.91%	0.75%	0.58%	0.55%
Net interest margin (fully taxable equivalent)	4.81%	4.80%	4.80%	4.60%	4.80%
Efficiency ratio (2)	64.83%	64.40%	66.22%	70.98%	72.25%
Asset Quality:
Non-performing loans (3)	$28,471	$26,872	$22,890	$17,238	$6,757
Allowance for loan losses to non-performing loans	131.97%	116.87%	126.49%	134.81%	258.24%
Allowance for loan losses to portfolio loans	1.40%	1.40%	1.45%	1.34%	1.29%
Non-performing loans to total portfolio loans	1.06%	1.20%	1.15%	0.99%	0.50%
Net loan losses to average portfolio loans	0.29%	0.35%	0.37%	0.15%	0.20%
Capital Ratios:
Average equity to average assets	8.06%	7.01%	5.59%	3.78%	3.96%
Tier 1 risk-based capital ratio	12.03%	12.25%	10.52%	10.54%	11.10%
Total risk-based capital ratio	13.91%	14.31%	11.77%	11.85%	12.35%
Leverage ratio	10.93%	11.03%	9.07%	10.23%	10.30%

N/A — Not applicable

(1)	Based on the estimated exchange ratio of .514146 shares of Capitol for each share of NCB. Assumes exercise of all NCB’s stock options. Estimated exchange ratio is based on the average closing prices of Capitol’s common stock for the month of March 2005. The actual exchange ratio will be different. Excludes the pro forma effect of other share exchange transactions or proposals of Capitol (see “Recent Developments”).

(2)	Efficiency ratio is computed by dividing noninterest expense by the sum of net interest income and noninterest income.

(3)	Nonperforming loans consist of loans on nonaccrual status and loans more than 90 days delinquent.

SELECTED FINANCIAL DATA OF NAPA COMMUNITY BANK

The financial data below summarizes historical financial information (in $1,000’s, except per share data) for the periods indicated and should be read in conjunction with the audited financial statements of NCB attached to this prospectus.

	As of and for Periods Ended December 31
	2004	2003	2002
Selected Results of Operations Data:
Interest income	$3,734	$2,542	$1,120
Interest expense	343	322	237
Net interest income	3,391	2,220	883
Provisions for loan losses	228	189	303
Net interest after provision for loan losses	3,163	2,031	580
Noninterest income	366	266	121
Noninterest expense	2,555	1,807	1,619
Income (loss) before income tax expense	974	490	(918)
Income tax expense (benefit)	395	200	(309)
Net income (loss)	579	290	(609)
Per Share Data:
Net income (loss) per common share — basic and diluted	$0.68	$0.34	$(0.72)
Book value	10.31	9.61	9.28
Selected Balance Sheet Data:
Total assets	$79,396	$53,509	$36,042
Investment securities	180	2,370	9
Portfolio loans	53,033	35,033	20,177
Allowance for loan losses	(720)	(492)	(303)
Deposits	70,450	45,275	28,117
Stockholders’ equity	8,777	8,172	7,891
Performance Ratios:
Return on average equity	6.88%	3.64%	N/A
Return on average assets	0.91%	0.64%	N/A
Net interest margin (fully taxable equivalent)	5.08%	5.35%	4.80%
Efficiency ratio (1)	68.01%	72.69%	161.25%
Asset Quality:
Non-performing loans	$—	$—	$—
Allowance for loan losses to non-performing loans	—	—	—
Allowance for loan losses to portfolio loans	1.36%	1.40%	1.50%
Capital Ratios:
Average equity to average assets	13.15%	17.51%	32.79%
Tier 1 risk-based capital ratio	13.66%	18.59%	33.38%
Total risk-based capital ratio	14.79%	19.73%	34.63%
Leverage ratio	12.28%	15.63%	24.56%

N/A — Not applicable

(1)	Efficiency ratio is computed by dividing noninterest expense by the sum of net interest income and noninterest income.

SELECTED FINANCIAL DATA OF NAPA COMMUNITY BANK, continued

	Quarterly Results of Operations
	Total for
	the year	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Year ended December 31, 2004:
Interest income	$3,734	$1,123	$928	$922	$761
Interest expense	343	103	88	76	76
Net interest income	3,391	1,020	840	846	685
Provision for loan losses	228	35	40	85	68
Net income	579	252	150	109	68
Net income per share (basic and diluted)	0.68	0.29	0.18	0.13	0.08
Year ended December 31, 2003:
Interest income	$2,542	$840	$634	$555	$513
Interest expense	322	70	76	95	81
Net interest income	2,220	770	558	460	432
Provision for loan losses	189	80	20	—	89
Net income (loss)	290	137	86	78	(11)
Net income (loss) per share (basic and diluted)	0.34	0.16	0.10	0.09	(.01)

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CAPITALIZATION

      The table presented below shows Capitol’s actual total capitalization as of December 31, 2004 and the proposed exchange of Capitol’s common stock for NCB’s common stock as described in this prospectus.

	As of December 31, 2004
	(dollars in thousands, except per share data)
		As Adjusted for the
		Proposed NCB
	Actual	Exchange Offer(4)
Debt obligations:
Notes payable	$172,534	$172,534
Subordinated debentures	100,845	100,845

Total debt obligations	$273,379	$273,379

Minority interests in consolidated subsidiaries	$39,520	$33,970

Stockholders’ equity(1):
Common stock, no par value; 25,000,000 shares authorized; issued, and outstanding:
Actual - 14,828,750 shares	$196,271
As adjusted for the proposed NCB Exchange offer - 15,107,713 shares(4)		$204,861
Retained earnings	60,476	60,476
Market value adjustment for available-for-sale securities (net of tax effect) (accumulated other comprehensive income)	(36)	(36)
Less unearned compensation regarding restricted common stock and other	(4,552)	(4,552)

Total stockholders’ equity	$252,159	$260,749

Book value per share of common stock	$17.00	$17.26

Total capitalization(2)	$291,679	$294,719

Total capital funds(3)	$392,524	$395,564

Capital ratios:
Stockholders’ equity to total assets	8.16%	8.43%

Total capitalization to total assets	9.44%	9.52%

Total capital funds to total assets	12.70%	12.78%

(1)	Does not include approximately 2.6 million shares of common stock issuable upon exercise of stock options.

(2)	Total capitalization includes stockholders’ equity and minority interests in consolidated subsidiaries.

(3)	Total capital funds include stockholders’ equity, minority interests in consolidated subsidiaries and subordinated debentures.

(4)	Assumes issuance of 279,220 shares of Capitol common stock upon completion of the proposed NCB exchange offer. Assumes exercise of all NCB’s stock options and is based on estimated exchange ratio based on Capitol share value of $30.764545, the average of the closing prices of Capitol’s common stock for the month of March 2005. See “Unaudited Pro Forma Consolidated Financial Information.” The actual exchange ratio will be different.

DIVIDENDS AND MARKET FOR COMMON STOCK

      Capitol’s common stock is listed on the New York Stock Exchange. Capitol’s common stock was listed on the NASDAQ National Market under the symbol “CBCL” through June 23, 2003. On June 24, 2003, Capitol’s common stock began trading on the New York Stock Exchange under the symbol “CBC”. The following table shows the high and low sale prices per share of common stock as reported on the NASDAQ National Market or New York Stock Exchange, as the case may be, for the periods indicated, and the quarterly cash dividends paid by Capitol during those periods. The table reflects as to periods through June 23, 2003, inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The last reported sale price of Capitol’s common stock was $30.00 on April 26, 2005.

			Cash Dividends
2002	Low	High	Paid

Quarter ended March 31	$13.30	$16.82	$0.10
Quarter ended June 30	16.45	23.86	0.10
Quarter ended September 30	15.80	24.25	0.12
Quarter ended December 31	15.13	23.78	0.12

2003

Quarter ended March 31	19.00	24.25	0.12
Quarter ended June 30	20.00	27.88	0.12
Quarter ended September 30	23.10	28.49	0.12
Quarter ended December 31	25.72	30.10	0.15

2004

Quarter ended March 31	26.47	29.70	0.15
Quarter ended June 30	24.05	28.00	0.16
Quarter ended September 30	24.15	29.80	0.17
Quarter ended December 31	28.51	36.00	0.17

2005

Quarter ended March 31	29.30	35.82	0.17
Quarter ending June 30 (through April 25)	28.75	32.79	—

      As of March 15, 2005, there were 3,170 beneficial holders of Capitol’s common stock based on information supplied by its stock transfer agent and other sources.

      Holders of Capitol common stock are entitled to receive dividends when, as and if declared by Capitol’s Board of Directors out of funds legally available. Although Capitol has paid dividends on its common stock for the preceding five years, there is no assurance that dividends will be paid in the future. The declaration and payment of dividends on Capitol’s common stock depends upon the earnings and financial condition of Capitol, liquidity and capital requirements, the general economic and regulatory climate, Capitol’s ability to service obligations senior to the common stock and other factors deemed relevant by Capitol’s Board of Directors. Regulatory authorities impose limitations on the ability of subsidiary banks to pay dividends to Capitol and the ability of Capitol to pay dividends to its shareholders.

      There is no market for NCB’s common stock. Any transfers have been made privately and are not reported. NCB has never paid a dividend on its common stock.

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RISK FACTORS

      In deciding whether to tender your shares of NCB common stock for exchange pursuant to the exchange offer, you should read carefully this prospectus and all other documents attached to or incorporated by reference into this prospectus. You should, in particular, read and consider the following risk factors, as well as the other risks associated with each of the businesses of NCB and Capitol, because these risks also will affect the combined businesses should the exchange offer be completed. These other risks associated with the businesses of NCB and Capitol can be found in Capitol’s Annual Report on Form 10-K for the year ended December 31, 2004, and Capitol’s documents filed subsequent thereto with the SEC and incorporated by reference into this prospectus.

      The shares of common stock that are being offered are not savings accounts or deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

      Investing in Capitol’s common stock will provide you with an equity ownership interest in Capitol. As a Capitol shareholder, your investment may be impacted by risks inherent in its business. You should carefully consider the following factors, as well as other information contained in this prospectus, before deciding to vote to exchange your NCB common stock for Capitol’s common stock.

      This prospectus also contains certain forward-looking statements that involve risks and uncertainties. These statements relate to Capitol’s future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” and similar expressions. Actual results could differ materially from those discussed in these statements. Factors that could contribute to these differences include those discussed below and elsewhere in this prospectus.

Inherent Conflicts of Interest in the Exchange Offer.

      NCB is already a majority controlled subsidiary of Capitol. By virtue of the existing relationship between NCB and Capitol, the proposed exchange offer presents inherent conflicts of interest. For example, no other exchange offers, offers to purchase, mergers or share exchanges are being considered and, if there were any, Capitol would likely vote its NCB shares against any other proposals. Capitol’s proposal to value NCB shares at $15.817461 in the exchange offer is based solely on its judgment in making such proposal. Accordingly, the NCB share value and related exchange ratio have not been determined absent the inherent conflicts of interest between Capitol and NCB. It is unknown what exchange ratio or NCB share value, if any, that might be negotiated between NCB and unaffiliated entities.

Newly Formed Banks Are Likely to Incur Significant Operating Losses That Could Negatively Affect the Availability of Earnings to Support Future Growth.

      Several of Capitol’s bank subsidiaries are less than three years old and Capitol’s oldest bank is twenty-three years old. Newly formed banks are expected to incur operating losses in their early periods of operation because of an inability to generate sufficient net interest income to cover operating costs. Newly formed banks may never become profitable. Current accounting rules require immediate write-off, rather than capitalization, of start-up costs and, as a result, future newly formed banks are expected to report larger early period operating losses. Those operating losses can be significant and can occur for longer periods than planned depending upon the ability to control operating expenses and generate net interest income, which could affect the availability of earnings retained to support future growth.

If Capitol is Unable to Manage its Growth, its Ability to Provide Quality Services to Customers Could Be Impaired and Cause its Customer and Employee Relations to Suffer.

      Capitol has rapidly and significantly expanded its operations and anticipates that further expansion will be required to realize its growth strategy. Capitol’s rapid growth has placed significant demands on its management and other resources which, given its expected future growth rate, are likely to continue. To manage future growth, Capitol will need to attract, hire and retain highly skilled and motivated officers and employees and improve existing systems and/or implement new systems for:

•	transaction processing;

•	operational and financial management; and

•	training, integrating and managing Capitol’s growing employee base.

Favorable Environment for Formation of New Banks Could Change Adversely, Which Could Severely Limit Capitol’s Expansion Opportunities.

      Capitol’s growth strategy includes the addition of new banks. Thus far, Capitol has experienced favorable business conditions for the formation of its small, community and customer-focused banks. Those favorable conditions could change suddenly or over an extended period of time. A change in the availability of financial capital, human resources or general economic conditions could eliminate or severely limit expansion opportunities. To the extent Capitol is unable to effectively attract personnel and deploy its capital in new or existing banks; this could adversely affect future asset growth, earnings and the value of Capitol’s common stock.

Capitol’s Banks’ Small Size May Make it Difficult to Compete With Larger Institutions Because Capitol is Not Able to Compete With Large Banks in the Offering of Significantly Larger Loans.

      Capitol endeavors to capitalize its newly formed banks with the lowest dollar amount permitted by regulatory agencies. As a result, the legal lending limits of Capitol’s banks severely constrain the size of loans that those banks can make. In addition, many of the banks’ competitors have significantly larger capitalization and, hence, an ability to make significantly larger loans. The inability to offer larger loans limits the revenues that can be earned from interest amounts charged on larger loan balances.

      Capitol’s banks are intended to be small in size. They each generally operate from single locations. They are very small relative to the dynamic markets in which they operate. Each of those markets has a variety of large and small competitors that have resources far beyond those of Capitol’s banks. While it is the intention of Capitol’s banks to operate as niche players within their geographic markets, their continued existence is dependent upon being able to attract and retain loan customers in those large markets that are dominated by substantially larger regulated and unregulated financial institutions.

If Capitol Cannot Recruit Additional Highly Qualified Personnel, Capitol’s Banks’ Customer Service Could Suffer, Causing its Customer Base to Decline.

      Capitol’s strategy is also dependent upon its continuing ability to attract and retain other highly qualified personnel. Competition for such employees among financial institutions is intense. Availability of personnel with appropriate community banking experience varies. If Capitol does not succeed in attracting new employees or retaining and motivating current and future employees, Capitol’s business could suffer significantly.

Capitol and its Banks Operate in an Environment Highly Regulated by State and Federal Government; Changes in Federal and State Banking Laws and Regulations Could Have a Negative Impact on Capitol’s Business.

      As a bank holding company, Capitol is regulated primarily by the Federal Reserve Board. Capitol’s current bank affiliates are regulated primarily by the state banking regulators and the FDIC and, in the case of one national bank, the Office of the Comptroller of the Currency (OCC).

      Federal and the various state laws and regulations govern numerous aspects of the banks’ operations, including:

•	adequate capital and financial condition;

•	permissible types and amounts of extensions of credit and investments;

•	training, integrating and managing Capitol’s growing employee; and

•	restrictions on dividend payments.

      Federal and state regulatory agencies have extensive discretion and power to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies. Capitol and its banks also undergo periodic examinations by one or more regulatory agencies. Following such examinations, Capitol may be required, among other things, to change its asset valuations or the amounts of required loan loss allowances or to restrict its operations. Those actions would result from the regulators’ judgments based on information available to them at the time of their examination.

      The banks’ operations are required to follow a wide variety of state and federal consumer protection and similar statutes and regulations. Federal and state regulatory restrictions limit the manner in which Capitol and its banks may conduct business and obtain financing. Those laws and regulations can and do change significantly from time to time and any such change could adversely affect Capitol.

Regulatory Action Could Severely Limit Future Expansion Plans.

      To carry out some of its expansion plans, Capitol is required to obtain permission from the Federal Reserve Board. Applications for the formation of new banks are submitted to the state and federal bank regulatory agencies for their approval.

      While Capitol’s prior experience with the regulatory application process has been favorable, the future climate for regulatory approval is impossible to predict. Regulatory agencies could prohibit or otherwise significantly restrict the expansion plans of Capitol, its current bank subsidiaries and future new start-up banks.

The Banks’ Allowances For Loan Losses May Prove Inadequate to Absorb Actual Loan Losses, Which May Adversely Impact Net Income or Increase Operating Losses.

      Capitol believes that its consolidated allowance for loan losses is maintained at a level adequate to absorb any inherent losses in the loan portfolios at the balance sheet date. Management’s estimates are used to determine the allowance and are based on historical loan loss experience, specific problem loans, value of underlying collateral and other relevant factors. These estimates are subjective and their accuracy depends on the outcome of future events. Actual losses may differ from current estimates. Depending on changes in economic, operating and other conditions, including changes in interest rates that are generally beyond Capitol’s control, actual loan losses could increase significantly. As a result, such losses could exceed current allowance estimates. No assurance can be provided that the allowance will be sufficient to cover actual future loan losses should such losses be realized.

      Loan loss experience, which is helpful in estimating the requirements for the allowance for loan losses at any given balance sheet date, has been minimal at many of Capitol’s banks. Because many of Capitol’s banks are young, they do not have seasoned loan portfolios, and it is likely that the ratio of the allowance for loan losses to total loans may need to be increased in future periods as the loan portfolios become more mature and loss experience evolves. If it becomes necessary to increase the ratio of the allowance for loan losses to total loans, such increases would be accomplished through higher provisions for loan losses, which may adversely impact net income or increase operating losses.

      Widespread media reports of concerns about the health of the domestic economy have continued in 2004 and into 2005. Capitol’s loan losses in recent years have increased. Further, levels of nonperforming loans have fluctuated and it is anticipated that levels of nonperforming loans and related loan losses may increase as economic conditions, locally and nationally, evolve.

      In addition, bank regulatory agencies, as an integral part of their supervisory functions, periodically review the adequacy of the allowance for loan losses. Regulatory agencies may require Capitol or its banks to increase their provision for loan losses or to recognize further loan charge-offs based upon judgments different from those of management. Any increase in the allowance required by regulatory agencies could have a negative impact on Capitol’s operating results.

Capitol’s Commercial Loan Concentration to Small Businesses Increases the Risk of Defaults by Borrowers and Substantial Credit Losses Could Result, Causing Shareholders to Lose Their Investment in Capitol’s Common Stock.

      Capitol’s banks make various types of loans, including commercial, consumer, residential mortgage and construction loans. Capitol’s strategy emphasizes lending to small businesses and other commercial enterprises. Loans to small and medium-sized businesses are generally riskier than single-family mortgage loans. Typically, the success of a small or medium-sized business depends on the management talents and efforts of one or two persons or a small group of persons, and the death, disability or resignation of one or more of these persons could have a material adverse impact on the business. In addition, small and medium-sized businesses frequently have smaller market shares than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience substantial variations in operating results, any of which may impair a borrower’s ability to repay a loan. Substantial credit losses could result, causing shareholders to lose their entire investment in Capitol’s common stock.

Actions by the Open Market Committee of the Federal Reserve Board (FRBOMC) May Adversely Affect Capitol’s Net Interest Income.

      Changes in Net Interest Income. Capitol’s profitability is significantly dependent on net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans, and interest expense on interest-bearing liabilities, such as deposits. Therefore, any change in general market interest rates, whether as a result of changes in monetary policies of the Federal Reserve Board or otherwise, can have a significant effect on net interest income. Capitol’s assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristic of assets and liabilities. As a result, changes in interest rates can affect net interest income in either a positive or negative way.

      Recently, the Federal Reserve has increased interest rates several times. Future stability of interest rates and Federal Reserve Open Market Committee policy, which impacts such rates, are uncertain.

      Changes in The Yield Curve. Changes in the difference between short and long-term interest rates, commonly known as the yield curve, may also harm Capitol’s business. For example, short-term deposits may be used to fund longer-term loans. When differences between short-term and long-term interest rates shrink or disappear, the spread between rates paid on deposits and received on loans could narrow significantly, decreasing net interest income.

Existing Subsidiaries of Capitol May Need Additional Funds to Aid in Their Growth or To Meet Other Anticipated Needs Which Could Reduce Capitol’s Funds Available For New Bank Development or Other Corporate Purposes.

      Future growth of existing banks may require additional capital infusions or other investment by Capitol to maintain compliance with regulatory capital requirements or to meet growth opportunities. Such capital infusions could reduce funds available for development of new banks, or other corporate purposes.

Capitol has Debt Securities Outstanding Which May Prohibit Future Cash Dividends on Capitol’s Common Stock or Otherwise Adversely Affect Regulatory Capital Compliance.

      Capitol has a credit facility with an unaffiliated bank under which borrowings of up to $25 million are permitted, subject to certain conditions. Capitol is reliant upon its bank subsidiaries’ earnings and dividends to service this debt obligation which may be inadequate to service the obligations. In the event of violation of the covenants relating to the credit facility, or due to failure to make timely payments of interest and debt principal, the lender may terminate the credit facility. In addition, upon such occurrences, dividends on Capitol’s common stock may be prohibited or Capitol may be otherwise unable to make future dividends payments or obtain replacement credit facilities.

      Capitol also has several series of trust-preferred securities outstanding, with a liquidation amount totaling about $103.3 million, which are treated as capital for regulatory ratio compliance purposes. Although these securities are viewed as capital for regulatory purposes, they are treated as debt securities for financial reporting purposes and have numerous covenants and other provisions which, in the event of noncompliance, could have an adverse effect on Capitol. For example, these securities permit Capitol to defer the periodic payment of interest for various periods, however, if such payments are deferred, Capitol is prohibited from paying cash dividends on its common stock during deferral periods and until deferred interest is paid. Future payment of interest is dependent upon Capitol’s bank subsidiaries’ earnings and dividends which may be inadequate to service the obligations. Continued classification of these securities as elements of capital for regulatory purposes is subject to future changes in regulatory rules and regulations and the actions of regulatory agencies, all of which is beyond the control or influence of Capitol.

Capitol’s Bank Subsidiaries Have Decentralized Management Which Could Have a Negative Impact on the Rate of Growth and Profitability of Capitol and its Bank Subsidiaries.

      Capitol’s bank subsidiaries have independent boards of directors and management teams. This decentralized structure gives the banks control over the day-to-day management of the institution including the selection of management teams, the pricing of loans and deposits, marketing decisions and the strategy in handling problem loans. This decentralized structure may impact Capitol’s ability to uniformly implement holding company strategy at the bank level. It may slow Capitol’s ability to react to changes in strategic direction due to outside factors such as rate changes and changing economic conditions. The structure may cause additional management time to be spent on internal issues and could negatively impact the growth and profitability of the banks individually and the holding company.

Unless all of the conditions to the exchange offer are either waived by Capitol, to the extent possible, or satisfied prior to the expiration of the exchange offer, the exchange offer will not be consummated.

      The exchange offer is subject to a number of conditions, all of which must either be waived by Capitol, to the extent possible, or satisfied prior to the expiration of the exchange offer. Because it is uncertain as to whether all the conditions will be satisfied or waived by Capitol, there is no guarantee that Capitol will consummate the exchange offer. These conditions include, without limitation, that:

•	not less than 80% of the outstanding shares of NCB on a fully diluted basis tender their shares; and

•	Capitol receives all required regulatory approvals; and

•	no order or decree by any court or agency of competent jurisdiction preventing the completion of the exchange offer be in effect.

      See “The Exchange Offer-Conditions to the Exchange Offer” beginning on page 36. Capitol will not be required to accept for exchange or exchange any shares of NCB common stock if, at the expiration date of the exchange offer, the conditions have not been satisfied or waived by Capitol. All of the exchange offer conditions are solely for Capitol’s benefit and Capitol may assert them regardless of the circumstances giving rise to any of the conditions (including any action or inaction by Capitol). The determination as to whether any condition has been satisfied will be in Capitol’s reasonable judgment and will be final and binding on all parties. The waiver of certain conditions, such as the minimum tender condition, may result in the exchange offer being deemed to be a taxable transaction to the NCB shareholders.

Capitol’s stock price fluctuates, and decreases in Capitol’s stock price will adversely affect the value of the consideration you receive in the exchange offer.

      The trading price of Capitol common stock has been and may continue to be subject to fluctuations, which will affect the value of the consideration you receive in the exchange offer. As of April 26, 2005, Capitol’s 52-week high and low stock prices were $36.00 and $24.05, respectively. Capitol’s stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable, and news reports relating to trends in Capitol’s markets. In addition, the stock market in general, and the market prices for financial services companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of Capitol stock, regardless of its operating performance.

      The value of the stock you receive will fluctuate based on changes in the price of Capitol common stock. If you elect to tender your shares of NCB stock pursuant to the exchange offer, Capitol will calculate the consideration that you will receive for each share of NCB exchanged in the exchange offer by reference to the average closing price of Capitol common stock over a 30 trading-day period ending one trading day prior to the expiration date. Fluctuations in Capitol’s common stock price will affect the 30-day average price and, therefore, affect the per share consideration that is determined for purposes of the exchange offer..

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RECENT DEVELOPMENTS

      In January 2005, Capitol opened its 33rd bank affiliate, Bank of Michigan, in Farmington Hills, Michigan. As of April 5, 2005, applications were pending and in various stages of organization for several de novo banks including Fort Collins located in Fort Collins, Colorado, Bank of San Francisco, located in San Francisco, California, Bank of Santa Barbara in Santa Barbara, California, Bank of Auburn Hills, located in Auburn Hills, Michigan, and Bank of Bellevue, located in Bellevue, Washington.

      On April 7, 2005, Capitol completed the purchase of 51 percent of the outstanding shares of common stock of Peoples State Bank in Jeffersonville, Georgia. This is Capitol Bancorp’s first full-service community bank in Georgia and the 34th community bank in Capitol’s nine-state banking network. Capitol also operates a loan production office in Atlanta.

      On April 21, 2005, Capitol reported quarterly earnings exceeding $8 million for the first time in Capitol’s history for the quarter ended March 31, 2005. As of March 31, 2005, Capitol’s total assets grew to over $3.2 billion.

      On April 26, 2005 Capitol announced its 51st consecutive quarterly dividend, payable June 1, 2005 to shareholders of record as of May 9, 2005. This quarterly dividend of $0.18 per common share represents a 13 percent increase over the dividend paid in the same period as the prior year ($0.16) and a six percent increase over the dividend paid in each of the preceding three quarters ($0.17).

      Bank development efforts are currently under consideration in several states including pre-development exploratory discussions, lease and employment negotiations and preparation of preliminary regulatory applications for formation and/or acquisition of community banks.

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INFORMATION ABOUT CAPITOL

      Capitol is a bank development company with approximately $3.2 billion in total assets, with 34 individual bank charters operating in nine states. Capitol identifies opportunities for the development of new community banks, raises capital and mentors its community banks through their formative stages and manages its investments in community banks. Each community bank has full local decision-making authority and is managed by an on-site president under the direction of a local board of directors composed of business leaders from the bank’s community. Capitol was founded in 1988 and has executive offices in Lansing, Michigan and Phoenix, Arizona.

      Capitol’s operations include the following banks and loan production offices (LPO):

Eastern Regions
Great Lakes Region Banks:
Ann Arbor Commerce Bank	Ann Arbor, Michigan
Bank of Michigan	Farmington Hills, Michigan
Brighton Commerce Bank	Brighton, Michigan
Capitol National Bank	Lansing, Michigan
Detroit Commerce Bank	Detroit, Michigan
Elkhart Community Bank	Elkhart, Indiana
Goshen Community Bank	Goshen, Indiana
Grand Haven Bank	Grand Haven, Michigan
Kent Commerce Bank	Grand Rapids, Michigan
Macomb Community Bank	Clinton Township, Michigan
Muskegon Commerce Bank	Muskegon, Michigan
Oakland Commerce Bank	Farmington Hills, Michigan
Paragon Bank & Trust	Holland, Michigan
Portage Commerce Bank	Portage, Michigan
Southeast Region:
Peoples State Bank	Jeffersonville, Georgia
Sunrise Bank — Atlanta LPO	Atlanta, Georgia
First Carolina State Bank	Rocky Mount and Tarboro, North Carolina
Western Regions
Southwest Region Banks:
Arrowhead Community Bank	Glendale, Arizona
Bank of Las Vegas	Las Vegas, Nevada
Bank of Tucson	Tucson, Arizona
Black Mountain Community Bank	Henderson, Nevada
Camelback Community Bank	Phoenix, Arizona
Desert Community Bank	Las Vegas, Nevada
East Valley Community Bank	Chandler, Arizona
Mesa Bank	Mesa, Arizona
Red Rock Community Bank	Las Vegas, Nevada
Southern Arizona Community Bank	Tucson, Arizona
Sunrise Bank of Albuquerque	Albuquerque, New Mexico
Sunrise Bank of Arizona	Phoenix, Arizona
Valley First Community Bank	Scottsdale, Arizona
Yuma Community Bank	Yuma, Arizona
California Region Banks:
Bank of Escondido	Escondido, California
Napa Community Bank	Napa, California
Point Loma Community Bank	Point Loma, California
Sunrise Bank of San Diego	San Diego, California

      A list of Capitol’s directors and executive officers is attached as Annex A to this prospectus.

INFORMATION ABOUT NAPA COMMUNITY BANK

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

      Management’s discussion and analysis of financial condition and results of operations for the periods ended December 31, 2004, 2003 and 2002 are included in this prospectus as part of Annex D.

Financial Statements.

      Audited financial statements of NCB as of December 31, 2004 and 2003 and for the periods ended December 31, 2004, 2003 and 2002 are included in this prospectus as part of Annex D.

Executive Officers and Directors of NCB

      The directors of NCB are as follows:

			Present Principal Occupation,
Director			Business Experience, and
Name	Age	Director Since	Certain Other Information
Kevin S. Alfaro	38	2002	Partner, G & J Seiberlich & Co. LLP

Scott R. Andrews	48	2004	President & COO, First California Bancorp (an affiliate of Capitol)

Thomas M. Andrews	52	2003	Owner, Andrews & Thornley Construction

Geni A. Bennetts, MD	57	2002	Vice Chair, Medical Consulting

Joseph P. Cristiano	63	2003	Former President and CEO of Kelly-Moore Paint Company and Chairman of The MCM Group

Charles H. Dickenson	51	2002	Attorney, Director/Partner, Dickenson, Peatman & Fogarty

William H. Dodd	47	2002	Napa County Board of Supervisors

Jeffrey L. Epps	53	2002	President, Epps Chevrolet

Doug W. Hill	51	2002	Vineyard Manager, Oak Knoll Farming Corp.

Paul J. Krsek*	55	2002	Managing Partner — K & A Asset Management, LLC

Carlee S. Leftwich	74	2002	Former Mayor, Yountville, CA

Harold D. Morrison	57	2002	President, Bridgeford Flying Service

Betty L. O’Shaughnessy	60	2002	Board Chair, NCB; Owner, O’Shaughnessy Estate Winery

John R. Pappas, DDS MD	45	2002	Oral and Maxillo-Facial Surgeon

Dennis J. Pedisich	52	2002	President and CEO, NCB

Salvador Ramos		2004	Vineyard Manager

Charles E. Yeager*	82	2002	Retired General of the U.S. Air Force

      • Serves in an advisory capacity.

      The executive officers of NCB are as follows:

Name	Age	Position	Business Experience
Dennis J. Pedisich	52	President and CEO	President and CEO of Napa Community Bank. He began his banking career in 1977, with Crocker National Bank. Mr. Pedisich went to work for Napa National Bank in 1986 as senior vice president and Napa area manager, including commercial lending responsibilities. In March of 2001 when Wells Fargo Bank acquired Napa National, he served as vice president in private client services.

Summary Compensation Table

      The following table shows cash and certain other compensation paid to, received or deferred by Dennis Pedisich for services in all capacities during the years indicated. No other current executive officers of NCB received compensation for 2004 that exceeded $100,000.

Summary Compensation Table

					Long Term
	Annual Compensation				Compensation
Name and				Other Annual	Securities	All Other
Principal Position	Year	Salary	Bonus	Compensation (1)	Underlying Options	Compensation (1)
Dennis Pedisich, President and CEO	2004	$108,160	$8,000	$ -0-	-0-	$3,567
	2003	$104,000	$3,333	$ -0-	-0-	$3,311
	2002	$99,999	$10,000	$ -0-	-0-	$3,624

(1)	Includes taxable benefit on group term insurance and 401(k) matching contributions.

Option Grants in Last Fiscal Year

      No stock options were granted pursuant to a shareholder approved option plan during the year ended December 31, 2004.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table sets forth information regarding option exercises during the year ended December 31, 2004 and option values as of December 31, 2004.

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money
	Shares		Options at	Options at
	Acquired on	Value	December 31, 2004	December 31, 2004(1)
Name	Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable
Arlette Roddy	1,650	0	0/0	0

(1)	There is no market for NCB’s common stock. For purposes of this table, the option value is based on the last known sale price of NCB Stock ($10.00).

Audit Committee

      The Audit/ALCO/Investment Committee assists the board in fulfilling its responsibility to shareholders to assure the quality and integrity of NCB’s financial reports and accounting and reporting practices. The committee provides oversight and review of internal and external audits and risk management reviews. Members of the committee must not be an employee or have any relationship with NCB that would interfere with the director’s independence from management and NCB. The committee is comprised of Mr. Alfaro and Dr. Bennetts, its Co-Chairs, and Ex Officio Stephen D. Todd, Director of Bank Performance, an officer of Capitol.

Compensation of Directors

      Members of NCB’s board of directors who received cash consideration in 2004, for service on the board or its committees, are outlined below.

Kevin S. Alfaro	$500
Thomas M. Andrews	$500
Geni A. Bennetts, MD	$600
Joseph P. Cristiano	$500
Charles H. Dickenson	$400
William H. Dodd	$500
Jeffery L. Epps	$550
Douglas W. Hill	$550
Carlee S. Leftwich	$600
Harold D. Morrison	$600
Betty L. O’Shaughnessy	$550
John R. Pappas, DDS, MD	$300
Salvador Ramos	$150

      The directors are eligible to receive stock options under the Napa Community Bank’s 2001 Nonstatutory Stock Option Plan. No stock options were granted to directors in 2004.

Securities Ownership of Certain Beneficial Owners and Management of NCB

      Shareholders of record of NCB common stock as of the close of business on March 31, 2005, are entitled to one vote for each share then held. As of that date, NCB had 896,572 shares of its common stock outstanding, which were held by 482 holders of record.

      Except as otherwise set forth below, the following table sets forth information as of March 31, 2005, with respect to the number of shares of common stock owned by (i) each person known by Capitol to be a beneficial owner of more than 5% of NCB’s common stock, (ii) each of NCB’s Directors, (iii) each of NCB’s executive officers and (iv) all of NCB’s Directors and executive officers as a group.

	Amount and Nature of Beneficial Owner of NCB Common Stock (1) (2)
	Sole Voting or	Shared Voting or	Total Beneficial	Percent of
Name and Address of Beneficial Owner	Dispositive Power	Dispositive Power(3)	Ownership(4)	Class(4)

Capitol Bancorp Limited
Capitol Bancorp Center
200 Washington Square North, 4th Floor
Lansing, Michigan 48933	433,500	0	433,500	48.35%
Napa Community Bank’s Directors and Officers:
Betty L. O’Shaughnessy	46,055	0	46,055	4.72%
Kevin S. Alfaro	3,947	0	3,947	.40
Thomas M. Andrews	1,608	0	1,608	.16
Geni A. Bennetts, MD	5,820	0	5,820	.60
Joseph P. Cristiano	1,358	0	1,358	.14
Charles H. Dickenson	3,754	0	3,754	.39
William H. Dodd	4,517	0	4,517	.46
Jeffrey L. Epps	5,660	0	5,660	.58
Douglas W. Hill	4,321	0	4,321	.44

	Amount and Nature of Beneficial Owner of NCB Common Stock (1) (2) continued
	Sole Voting or	Shared Voting or	Total Beneficial	Percent of
Name and Address of Beneficial Owner	Dispositive Power	Dispositive Power(3)	Ownership(4)	Class(4)

Paul J. Krsek*	15,500	0	15,500	1.59
Carlee S. Leftwich	6,083	0	6,083	.62
Harold D. Morrison	6,323	0	6,323	.65
John R. Pappas, DDS, MD	7,499	0	7,499	.77
Dennis J. Pedisich	20,859	0	20,859	2.14
Charles E. Yeager*	20,860	0	20,860	2.14
Total of Napa Community Bank shares held by Napa Community Bank’s Directors and Officers	587,664	0	587,664	18.94

*	serves in advisory capacity

(1)	The information shown in this table is based upon information known by Capitol or otherwise furnished to Capitol by the individuals named in the table.

(2)	The numbers of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares that under applicable regulations are considered to be otherwise beneficially owned by that person. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power or dispositive power with respect to the security. Voting power includes the power to vote or direct the voting of the security. Dispositive power includes the power to dispose or direct the disposition of the security. A person is also considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days. Shares held in fiduciary capacities by NCB are not included unless otherwise indicated. NCB and the directors and officers of NCB disclaim beneficial ownership of shares held by NCB in fiduciary capacities.

(3)	These numbers include shares as to which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses and minor children over whom the listed person may have influence by reason of relationship. Shares held in fiduciary capacities by NCB are not included unless otherwise indicated. The directors and officers of NCB, by reason of their positions, may be in a position to influence the voting or disposition of shares held in trust by NCB to some degree, but disclaim beneficial ownership of these shares.

(4)	These numbers include shares of NCB common stock that may be acquired through the exercise of stock options within 60 days. The number of shares subject to stock options that may be exercised within 60 days after March 31, 2005 is as follows: 78,473.

Equity Compensation Plan Information

      The following table summarizes certain information about equity compensation plans of Napa Community Bank as of April 15, 2005:

Number of securities remaining
	Number of securities to be	Weighted-average	available for future issuance
	issued upon exercise of	price of outstanding	under equity compensation plans
	outstanding options,	options, warrants	(excluding securities reflected
Plan Category	warrants and rights	and rights	in column

Equity compensation plans approved by security holders	78,473	10	—

Equity compensation plans not approved by security holders	—	—	—

Total	78,473	10	—

Certain Relationships and Related Transactions

      Directors and officers of NCB and their associates were customers of, and had transactions with, NCB in the ordinary course of business during 2004. All loans and commitments included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

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COMPARATIVE HISTORICAL, PRO FORMA AND PRO FORMA EQUIVALENT PER SHARE INFORMATION

      The following table, which should be read in conjunction with the unaudited pro forma condensed consolidated balance sheet, pro forma condensed statement of operations and related notes to the pro forma financial statements, which appear elsewhere herein, summarizes per share information for the year ended December 31, 2004:

Capitol common stock:
Net income per share:
Basic:
Historical	$1.88
Pro forma consolidated(1)	1.87
Diluted:
Historical	1.79
Pro forma consolidated(1)	1.78
Cash dividends per share:
Historical	0.65
Pro forma consolidated(2)	0.65
Book value per share at December 31, 2004:
Historical	17.00
Pro forma consolidated(1)	$17.26

NCB common stock:
Net income per share:
Basic:
Historical	$0.68
Pro forma equivalent(3)	0.96
Diluted:
Historical	0.68
Pro forma equivalent(3)	0.92
Cash dividends per share:
Historical	—
Pro forma equivalent(3)	0.33
Book value per share at December 31, 2004:
Historical	10.31
Pro forma equivalent(3)	$8.87

1—	Assumes completion of proposed NCB exchange offer and excludes the pro forma effect of other share exchange transactions or proposals of Capitol (see “Recent Developments” page 20).

2—	The Capitol pro forma consolidated dividends per share represent historical dividends per share.

3—	The NCB pro forma equivalent per share amounts are calculated by multiplying Capitol pro forma consolidated per share amounts by the estimated exchange ratio of .514146. The estimated exchange ratio is based on the average of the closing prices of Capitol’s common stock for the month of March 2005. The actual exchange ratio will be different.

BACKGROUND OF THE EXCHANGE OFFER

Background of the Exchange

      The concept of a potential share exchange transaction with Capitol has been discussed informally from time to time from the beginning of NCB’s operations. The objectives of the potential exchange would be to enable shareholders of NCB to achieve liquidity in their investment, a reasonable return on their investment in the form of a ‘premium’ and to accomplish such an exchange on a tax-free basis. Without the exchange offer, shareholders of NCB will continue to hold NCB stock which has no market and is illiquid. Additionally, NCB has never paid a dividend.

      To Capitol’s knowledge, NCB’s Board of Directors has not solicited or received any other proposals for the potential exchange or sale of NCB’s shares of common stock which are not owned by Capitol. If other proposals were under consideration for sale or exchange of NCB’s shares to an entity other than Capitol, Capitol would be permitted to vote its shares of NCB. It is likely that Capitol would not vote its shares of NCB in favor of any other proposals regarding a share exchange or sale of the minority interest in NCB with another party. In addition, Capitol currently has no intentions of selling its interest in NCB.

      Capitol based its proposal on its prior transactions, whereby it has acquired the minority interest in banks it controls. In those prior transactions, Capitol has offered those minority shareholders an opportunity to exchange their bank shares for Capitol common stock on or about the 36th month of the bank’s operations. Although Capitol is under no contractual obligation to make such an offer to acquire the minority interests in any of its present bank subsidiaries, it has made this proposal to NCB’s Board of Directors consistent with its informal discussions with NCB’s Board. As in other exchange transactions, Capitol based its proposal at some premium over the book value of the bank’s common stock. However, Capitol’s determination of the share value of NCB, for purposes of the proposed exchange offer, is solely based on its arbitrary valuation as offered by Capitol.

Capitol’s Reasons for the Exchange

      Capitol is offering to exchange shares of NCB with shares of its common stock because it has been Capitol’s practice to provide a liquidity opportunity to the minority shareholders of its affiliate banks after approximately three years of operation. This was disclosed to the minority shareholder in the offering circular at the time they made their original investment.

      Capitol believes that NCB’s profitability will increase. As noted elsewhere in this prospectus, while NCB’s assets are reported as part of Capitol’s assets for purposes of its consolidated financial statements, NCB’s income is attributed to Capitol only in the percentage which Capitol owns of NCB common stock. Capitol desires to acquire the remainder of NCB’s common stock so that Capitol can include 100% of NCB’s income in Capitol’s consolidated income statement.

      There are numerous factors, other than the exchange offer, that could cause Capitol’s results of operations, including, among other things, earnings per share, to increase or decrease after the exchange offer and proposed merger. Therefore, Capitol cannot assure you that the anticipated benefits of the combination of Capitol and NCB discussed in the previous paragraphs will happen. You should read “Risk Factors” on pages 15 through 19 and “Forward-Looking Statements” on page 51 for a discussion of some of the other factors that could affect Capitol’s future operations and financial condition.

Certain Considerations for NCB Shareholders

In determining whether to accept the proposed exchange offer shareholders should consider:

•	no other exchange proposals will likely be offered either by Capitol or unaffiliated parties;

•	better protection through diversification geographically and by customer base through Capitol’s subsidiary banks rather than dependence upon the resources of a single bank subsidiary;

•	the NCB shareholders will receive publicly-traded shares, providing them liquidity as opposed to the NCB’s common stock for which there is no public market and where none is expected to develop. NCB shareholders who choose to do so may continue to hold the Capitol stock they receive in the exchange without being forced to have their investment reduced by the immediate recognition of a capital gains tax;

•	Capitol and its affiliates already have a controlling interest in NCB;

•	there is no assurance Capitol would ever repeat or improve its exchange offer proposal at any time in the future; and

•	absent any potential alternatives other than rejecting Capitol’s proposal, which could result in NCB’s minority shareholders having no future opportunities to exchange, sell or otherwise dispose of their NCB shares.

THE EXCHANGE OFFER

General

      Capitol is making the exchange offer in order to acquire the equity interest in NCB not already owned by Capitol.

      Capitol’s obligation to exchange the consideration described in this prospectus for shares of NCB common stock pursuant to the exchange offer is subject to the conditions referred to under “Conditions to the Exchange Offer” beginning on page 36.

      Transfer taxes on the exchange of NCB common stock pursuant to Capitol’s exchange offer will be paid by Capitol or another party on its behalf unless Capitol discloses otherwise in the instructions to the letter of transmittal.

      Currently, Capitol is not offering, as part of the exchange offer, to purchase any NCB options outstanding and tenders of NCB options will not be accepted. Holders of exercisable NCB stock options who wish to participate in the exchange offer must first exercise their options and purchase shares of NCB common stock and then tender the shares under the exchange offer. In addition, Capitol does not anticipate converting stock options to purchase NCB common stock into options to purchase Capitol common stock. The expected future accounting treatment of stock options is subject to change. If you hold any options to purchase NCB common stock pursuant to the Napa Community Bank Non-Statutory Stock Option Plan, the terms of that plan will govern whether any unvested options will become exercisable prior to the consummation of the exchange offer.

Consideration to Be Paid

      If you elect to receive Capitol common stock in the exchange offer, Capitol will determine the per share consideration you are entitled to receive according to an exchange ratio. The exchange ratio is calculated by dividing the NCB common stock share value by the Capitol common stock share value. The NCB common stock share value is fixed based upon $15.817461 per share of NCB common stock. At March 31, 2005, the book value per share of NCB was approximately $10.544974, compared to the $15.817461 per share fixed exchange value. The Capitol share value will be based upon the average closing price of Capitol common stock over a 30 trading day period ending one trading day prior to the close of the exchange offer. However, Capitol’s stock price may fluctuate and the consideration you receive may fluctuate and may not equal the estimated per share consideration herein if the stock price does not equal the average of the closing price for the month ended March 31, 2005. The closing price of Capitol’s common stock on March 29, 2005, was $30.30. Based upon the average of the closing prices of the Capitol common stock for the month ended March 31, 2005 ($30.764545), the last practicable date before printing of this prospectus, a holder of NCB common stock electing to receive shares of Capitol common stock in the exchange offer would receive approximately .514146 shares of Capitol common stock for each share of NCB common stock.

      You will not receive any fractional shares of Capitol common stock in the exchange offer. Instead, you will receive cash in an amount equal to the value of the fractional share of Capitol common stock that you would otherwise have been entitled to receive.

Timing of the Exchange Offer

      Capitol’s exchange offer is scheduled to expire at 12:00 midnight, Pacific Standard Time, on June 15, 2005. For more information, you should read the discussion below under the caption “Extension, Termination and Amendment.”

      The term “expiration date” means 12:00 midnight, pacific standard time, on June 15, 2005, unless Capitol extends the period of time for which the exchange offer is open, in which case the term “expiration date” means the latest time and date on which the exchange offer, as so extended, expires.

Extension, Termination and Amendment

      Capitol expressly reserves the right, in Capitol’s sole discretion, at any time or from time to time, to extend the period of time during which the exchange offer remains open, and Capitol can do so by giving oral or written notice of that extension by public announcement. Capitol can give you no assurance that Capitol will exercise its right to extend the exchange offer, although currently Capitol intends to do so until all conditions have been satisfied or, where permissible, waived. During any extension, all shares of NCB common stock previously tendered and not withdrawn will remain subject to the exchange offer, subject to each shareholder’s right to withdraw his or her shares of NCB common stock. You should read the discussion under the caption “Withdrawal Rights” on page 31 for more details.

      Subject to the SEC’s applicable rules and regulations, Capitol also reserves the right, in its sole discretion, at any time or from time to time:

•	to delay acceptance for exchange or the exchange of any shares of NCB common stock pursuant to the exchange offer, or to terminate the exchange offer and not accept for exchange or exchange any shares of NCB common stock not previously accepted for exchange or exchanged, upon the failure of any of the conditions of the exchange offer to be satisfied prior to the expiration date;

•	to waive any condition, other than the condition that Capitol obtains applicable regulatory approvals, and the conditions relating to the absence of an order or decree of any court or agency of competent jurisdiction preventing the completion of the exchange offer, and the effectiveness of the registration statement for the Capitol shares to be issued in the exchange offer; or

•	to amend the exchange offer in any respect, by giving oral or written notice of such delay, termination or amendment by making a public announcement.

      Capitol will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, the related announcement will be issued no later than 9:00 A.M., pacific standard time, on the next business day after the previously scheduled expiration date. Subject to applicable law, including the Exchange Act, which requires that any material change in the information published, sent or given to NCB shareholders in connection with the exchange offer be promptly sent to shareholders in a manner reasonably designed to inform shareholders of that change, and without limiting the manner in which Capitol may choose to make any public announcement, Capitol assumes no obligation to publish, advertise or otherwise communicate any public announcement of the type described in this paragraph other than by issuing a press release to PR Newswire or some other similar national news service.

      If Capitol makes a material change in the terms of the exchange offer or the information concerning the exchange offer, or if Capitol waives a material condition of the exchange offer, Capitol will extend the exchange offer to the extent required under the Exchange Act. If, prior to the expiration date, Capitol changes the percentage of shares of NCB common stock sought in the exchange or the consideration offered to NCB shareholders, that change will apply to all holders whose shares of NCB common stock are accepted for exchange pursuant to the exchange offer whether or not these shares of NCB common stock were accepted for exchange prior to the change. If at the time notice of such a change is first published, sent or given to NCB shareholders, the exchange offer is scheduled to expire at any time earlier than the tenth business day from and including the date that the related notice is first so published, sent or given, Capitol will extend the exchange offer until the expiration of that ten business-day period. For purposes of the exchange offer, a business day means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, Pacific Standard Time.

Exchange of NCB Shares; Delivery of Capitol Common Stock

      Upon the terms and subject to the conditions of the exchange offer, including, if the exchange offer is extended or amended, the terms and conditions of any extension or amendment, Capitol will accept, and will exchange, shares of NCB common stock validly tendered and not properly withdrawn promptly after the expiration date. In all cases, exchange of shares of NCB common stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by Capitol of:

•	a properly completed and duly executed letter of transmittal or a manually signed facsimile of that document, and

•	any other required documents.

      For purposes of the exchange offer (including if the exchange offer is extended), Capitol will accept for payment, and will pay for, all exchange shares of NCB common stock validly tendered and not withdrawn as soon as practicable after the expiration date. As soon as practicable after Capitol’s acceptance, Capitol will deliver or direct its exchange agent to deliver the exchange offer consideration to NCB shareholders who tendered NCB common stock. Capitol will act as agent for tendering NCB shareholders for the purpose of distributing the Capitol common stock component and the cash component of the exchange offer consideration, including cash to be paid in lieu of fractional shares of Capitol common stock, and transmitting the exchange offer consideration, if any, to such shareholders. You will not receive any interest on any cash that Capitol pays you regardless of any delay in making the exchange. In all cases, exchange of shares of NCB common stock tendered and accepted for exchange pursuant to the exchange offer will be made only if the holder timely complies with the procedures described in the section “Procedure for Tendering” below.

      If Capitol does not accept any tendered shares of NCB common stock for exchange pursuant to the terms and conditions of the exchange offer for any reason, or if certificates are submitted for more shares of NCB common stock than are tendered, Capitol will return certificates for such shares of NCB common stock without expense to the tendering shareholder.

Cash Instead of Fractional Shares of Capitol Common Stock

      Capitol will not issue fractional shares of its common stock pursuant to the exchange offer. Instead, each tendering NCB shareholder who would otherwise be entitled to a fractional share of Capitol common stock will receive cash in an amount equal to that fraction (expressed as a decimal, rounded to the nearest 0.01 of a share) multiplied by the exchange value of Capitol’s shares.

Withdrawal Rights

      Shares of NCB common stock tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Once Capitol accepts tendered shares for exchange, your tender is irrevocable.

      For a withdrawal to be effective, Capitol must receive from each withdrawing NCB shareholder a written notice of withdrawal at its corporate office Attention: Cristin Reid English, Capitol Bancorp Center, 200 Washington Square North, Fourth Floor, Lansing, Michigan 48933, and such notice must include the NCB shareholder’s name, address, social security number, the certificate number(s) and the number of shares of NCB common stock to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those shares of NCB common stock.

      A financial institution must guarantee all signatures on the notice of withdrawal in order for Capitol to release withdrawn securities. Most banks, savings and loan associations and brokerage houses are able to effect these signature guarantees for shareholders. The financial institution must be a participant in the Securities Transfer Agents Medallion Program, unless those shares of NCB common stock have been tendered for the account of such a financial institution.

      Capitol will decide all questions as to the form and validity, including time of receipt, of any notice of withdrawal in Capitol’s sole discretion, and Capitol’s decision shall be final and binding. Neither Capitol nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any shares of NCB common stock properly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. However, NCB shareholders may re-tender withdrawn shares of NCB common stock by following one of the procedures discussed below under the captions entitled “-Procedure for Tendering” or “-Guaranteed Delivery” at any time prior to the expiration date.

Procedure for Tendering

      To validly tender shares of NCB common stock pursuant to the exchange offer, (a) Capitol must receive at its corporate office Attention: Cristin Reid English, Capitol Bancorp Center, 200 Washington Square North, Fourth Floor, Lansing, Michigan 48933, (1) a properly completed and duly executed letter of transmittal, along with any required signature guarantees, and any other required documents, and (2) certificates for tendered shares of NCB common stock or; (b) you must comply with the guaranteed delivery procedures set forth below under “-Guaranteed Delivery.”

      Signatures. Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which shares of NCB common stock are tendered either by a registered holder of shares of NCB common stock who has not completed the box entitled “Special Issuance Instructions” on the letter of transmittal or for the account of an eligible institution.

      If the certificates for shares of NCB common stock or rights, if any, are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged shares of NCB common stock or rights, if any, are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner Capitol has described above.

      Method of Delivery. The method of delivery of share certificates and all other required documents is at your option and risk, and the delivery will be deemed made only when actually received by Capitol. If delivery is by mail, Capitol recommends registered mail with return receipt requested, properly insured. In all cases, shareholders should allow sufficient time to ensure timely delivery.

      Substitute Form W-9. To prevent backup federal income tax withholding with respect to cash received pursuant to the exchange offer, you must provide Capitol with your correct taxpayer identification number and certify whether you are subject to backup withholding of federal income tax by completing the substitute Form W-9 included in the letter of transmittal. Some NCB shareholders including, among others, all corporations and some foreign individuals, are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, the shareholder must submit a Form W-8, signed under penalty of perjury, attesting to that individual’s exempt status.

Guaranteed Delivery

      If you wish to tender shares of NCB common stock, if any, pursuant to the exchange offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to Capitol prior to the expiration date, your shares of NCB common stock or rights, if any, may nevertheless be tendered, so long as all of the following conditions are satisfied:

•	you make their tender by or through an eligible institution (see “-Withdrawal Rights” above);

•	Capitol receives, as provided below, a properly completed and duly executed notice of guaranteed delivery, substantially in the form Capitol makes available, on or prior to the expiration date; and

•	Capitol receives, within three NYSE trading days after the date of execution of the notice of guaranteed delivery, the certificates for all tendered shares of NCB common stock, in proper form for transfer, together with a properly completed and duly executed letter of transmittal with any required signature guarantees and all other documents required by the letter of transmittal.

      You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail to Capitol, and you must include a guarantee by an eligible institution in the form set forth in that notice.

      In all cases, Capitol will exchange shares of NCB common stock tendered and accepted for exchange pursuant to the exchange offer only after timely receipt by Capitol of certificates for shares of NCB common stock, properly completed and duly executed letter(s) of transmittal, and any other required documents.

      By executing a letter of transmittal as set forth above, you irrevocably appoint Capitol’s designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of NCB common stock tendered and accepted for exchange by Capitol and with respect to any and all other shares of NCB common stock and other securities issued or issuable in respect to the tendered and accepted shares of NCB common stock on or after June 15, 2005. That appointment is effective, and voting rights will be affected, when and only to the extent that Capitol accepts your shares for exchange. All proxies shall be considered coupled with an interest in the tendered shares of NCB common stock and therefore shall not be revocable once the appointment is effective. Upon the effectiveness of the appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies, and, if given, they will not be deemed effective. Capitol’s designees will, with respect to the shares of NCB common stock for which the appointment is effective, be empowered, among other things, to exercise all of the NCB shareholders’ voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of NCB’ shareholders or otherwise. Capitol reserves the right to require that, in order for shares of NCB common stock to be deemed validly tendered, immediately upon Capitol’s acceptance for exchange of those shares of NCB common stock, Capitol must be able to exercise full voting rights with respect to those shares of NCB common stock. However, prior to acceptance for exchange by Capitol in accordance with terms of the exchange offer, the appointment will not be effective, and Capitol will have no voting rights as a result of the tender of shares of NCB common stock.

      Capitol will determine questions as to the validity, form, eligibility, including time of receipt and acceptance for exchange of any tender of shares of NCB common stock or rights, if any, in Capitol’s sole discretion, and Capitol’s determination shall be final and binding. Capitol reserves the absolute right to reject any and all tenders of shares of NCB common stock that Capitol determines are not in proper form or the acceptance of, or exchange for, which may, in the opinion of Capitol’s counsel, be unlawful. Capitol also reserves the absolute right to waive any of the conditions of Capitol’s exchange offer, other than the condition that Capitol obtains applicable regulatory approvals and the conditions relating to the absence of an injunction and the effectiveness of the registration statement for Capitol shares to be issued in the exchange offer, or to waive any defect or irregularity in the tender of any shares of NCB common stock. No tender of shares of NCB common stock will be deemed to have been validly made until all defects and irregularities in tenders of shares of NCB common stock have been cured or waived. Neither Capitol nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of NCB common stock or rights, if any, or will incur any liability for failure to give any notification. Capitol’s interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and its instructions, will be final and binding.

      The tender of shares of NCB common stock and rights, if any, pursuant to any of the procedures described above will constitute a binding agreement between Capitol and the tendering shareholders upon the terms and subject to the conditions of Capitol’s exchange offer and the letter of transmittal.

Material U.S. Federal Income Tax Consequences of the Exchange Offer

      The following is a summary of the material U.S. federal income tax consequences of the exchange offer relevant to beneficial holders of NCB common stock whose shares are exchanged for shares of Capitol common stock pursuant to the exchange offer. The discussion is based on current provisions of the Internal Revenue Code of 1986 (the “Code”), as amended, existing, proposed and temporary regulations promulgated there under, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis. The discussion applies only to beneficial holders of NCB common stock in whose hands shares are capital assets within the meaning of Section 1221 of the Internal Revenue Code and may not apply to beneficial holders who acquired their shares pursuant to the exercise of employee stock options or other compensation arrangements with NCB or who are subject to special tax treatment under the Internal Revenue Code (such as dealers in securities, insurance companies, other financial institutions, regulated investment companies, holders who are properly classified as partnerships under the Internal Revenue Code, holders whose shares of NCB common stock constitute small business stock for purposes of Section 1202 of the Internal Revenue Code, holders who hold their NCB common stock as part of a hedge, straddle or conversion transaction, and tax-exempt entities). In addition, this discussion does not discuss the federal income tax consequences to a beneficial holder of NCB common stock who, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust. Nor does it consider the effect of any state, local or foreign tax laws. This discussion is not a comprehensive description of all of the tax consequences that may be relevant to you.

      Miller, Canfield, Paddock and Stone, P.L.C., counsel to Capitol, has issued a tax opinion with respect to the exchange offer. That opinion has been filed with the SEC as an exhibit to Capitol’s registration statement on Form S-4 in connection with the exchange offer. That opinion concludes that the exchange of shares of NCB common stock for Capitol shares pursuant to the exchange offer will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. However, this opinion has been issued in advance of completion of the exchange offer. Unanticipated intervening events might occur that would cause the transactions not to qualify as a reorganization within the meaning of Section 368(a) of the Code, such as a waiver by Capitol of the minimum tender condition. This section will first discuss the material federal income tax consequences of the transactions to NCB shareholders if the exchange offer qualifies as a reorganization for purposes of Section 368(a) of the Code, and then the material federal income tax consequences of the exchange offer to the NCB shareholders if the exchange offer fails to qualify as such a reorganization. This discussion also is based upon certain representations made by Capitol. You should read carefully the full text of the tax opinion of Miller, Canfield, Paddock and Stone, P.L.C. attached as Annex E. This discussion also assumes that the exchange will be effected pursuant to applicable state law and otherwise completed according to the terms of the exchange offer. You should not rely upon this discussion if any of these factual assumptions or representations is, or later becomes, inaccurate.

      Qualification as a Reorganization. The following discussion summarizes the material U.S. federal income tax considerations that are generally applicable to holders of NCB common stock who exchange their NCB shares of common stock in the exchange offer for shares of Capitol common stock in a qualifying reorganization.

      Miller, Canfield, Paddock and Stone, P.L.C. has concluded in its opinion letter, subject to the terms and conditions therein, that the exchange offer will constitute for federal income tax purposes a single integrated transaction that will constitute a reorganization within the meaning of Section 368(a) of the Code. In addition, Miller, Canfield, Paddock and Stone, P.L.C. has also concluded in its opinion letter that the following describes the material U.S. federal income tax consequences that will result from the exchange of NCB common stock for Capitol’s common stock pursuant to the exchange offer.

      Receipt of Capitol Common Stock. A NCB shareholder who receives Capitol’s common stock in exchange for NCB common stock shares pursuant to the exchange offer will not recognize any gain or loss upon such exchange, except to the extent cash is received in lieu of a fractional share of Capitol common stock, which will be taxed as discussed below, unless the exchange fails to qualify as a reorganization, as discussed below. The aggregate adjusted tax basis of Capitol’s common stock received in such exchange, including any fractional interest in our common stock for which cash is received, will be equal to the aggregate adjusted tax basis of the NCB common stock shares surrendered therefore. The holding period of Capitol’s common stock will include the holding period of such shares of NCB common stock.

      Cash Received in Lieu of a Fractional Share of Capitol Common Stock. A NCB shareholder who receives cash in lieu of a fractional share of Capitol’s common stock and who does not otherwise hold shares of Capitol’s common stock generally will recognize gain or loss equal to the difference between the amount of cash received and the NCB shareholder’s tax basis allocated to such fractional share. Such gain or loss will be long-term capital gain or loss if, as of the date of the exchange, the holding period for such NCB shares that are allocable to the fractional share of Capitol common stock is more than one year. NCB shareholders who separately hold shares of Capitol’s common stock should consult their own tax advisors concerning the treatment of cash received for a fractional share.

      Effect of Failure to Qualify as a Reorganization. In the event that Capitol waives the minimum tender condition or unanticipated, intervening events occur, whereby the exchange offer will not qualify as a reorganization for the purposes of Section 368(a) of the Code, Capitol can nevertheless proceed with the exchange offer. If the exchange offer fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, the exchange offer will result in the recognition of taxable gain or loss to each exchanging NCB shareholder measured by the difference between the cash plus the fair market value of the Capitol common stock received in the exchange, compared with the exchanging NCB shareholder’s tax basis for the shares of common stock of NCB surrendered in the exchange offer. The NCB shareholder would receive a tax basis for the Capitol common stock received in the exchange offer equal to the fair market value of such Capitol common stock at the time of its receipt and would start a new holding period for such shares.

      The tax opinion of Miller, Canfield, Paddock and Stone, PLC is not binding upon the Internal Revenue Service or the courts.

      TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE EXCHANGE TO YOU WILL DEPEND ON YOUR PARTICULAR SITUATION. YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE EXCHANGE, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS.

Purpose of the Exchange Offer; Dissenters’ Rights

      The purpose of the exchange offer is to acquire the equity interest in NCB not already owned by Capitol. Capitol is making the exchange offer in order to acquire the entire equity interest in NCB. The exchange offer is intended to facilitate the acquisition of all shares of NCB common stock. NCB shareholders will not have dissenters’ rights as a result of the completion of the exchange offer.

Plans for NCB After the Exchange Offer

      It is expected that, initially following the exchange offer, the business and operations of NCB will, except as set forth in this prospectus, be continued by NCB and Capitol substantially as they are currently being conducted. Capitol will continue to evaluate the business and operations of NCB during the pendency of the exchange offer and after the consummation of the exchange offer, and will take such actions as it deems appropriate under the circumstances then existing.

Conditions to the Exchange Offer

      The exchange offer is also subject to a number of conditions, all of which must be satisfied or waived by Capitol prior to the expiration of the expiration of the exchange offer, which are described below:

Minimum Tender Condition

      Consummation of the exchange offer is conditioned upon there being validly tendered and not withdrawn prior to the expiration of the exchange offer a number of shares of NCB common stock which, together with any shares of NCB common stock that Capitol beneficially owns for Capitol’s own account, will constitute at least 80% of the total number of outstanding shares of NCB common stock on a fully diluted basis, as though all options or other securities convertible into or exercisable or exchangeable for shares of NCB common stock had been so converted, exercised or exchanged as of the date that Capitol accept the shares of NCB common stock for exchange pursuant to the exchange offer.

Regulatory Condition

      As a bank holding company, Capitol is subject to regulation by the Federal Reserve Board. Federal Reserve Board rules require Capitol to obtain the Federal Reserve Board’s permission to acquire control of a subsidiary bank. The rules of the Federal Reserve Board do not differentiate between control of and ownership of 100% of the stock of the subsidiary bank. Capitol received permission to acquire control of NCB prior to NCB commencing business. Accordingly, Capitol will not be required to seek any further approval from the Federal Reserve Board for the exchange.

Other Conditions to the Exchange Offer

      Notwithstanding any other provision of the exchange offer, Capitol shall not be required to accept for exchange or exchange any tendered shares of NCB common stock, may postpone the acceptance for exchange or exchange of any tendered shares of NCB common stock, and may, in Capitol’s sole discretion, terminate or amend the exchange offer as to any shares of NCB common stock not then exchanged, if at the expiration date, any of the minimum tender condition, the regulatory condition, or any of the other conditions to the exchange offer set forth in clauses (a) through (g) below have not been satisfied or, in the case of any condition other than the regulatory condition, or the conditions set forth in clauses (b) or (c) below, waived.

      The other conditions to the exchange offer are as follows:

(a)	the shares of Capitol common stock to be issued to NCB shareholders in the exchange offer have been authorized for listing on the NYSE, subject to official notice of issuance;

(b)	Capitol’s registration statement, on Form S-4, shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the registration statement or a proceeding seeking a stop order shall have been issued nor shall there have been proceedings for that purpose initiated or threatened by the SEC, and Capitol shall have received all necessary state securities law or blue sky authorizations;

(c)	no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the exchange offer, or any of the other transactions contemplated by the exchange offer shall be in effect, and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which prohibits, restricts or makes illegal the completion of the exchange offer;

(d)	there shall not be pending or threatened any suit, action or proceeding by any governmental entity (i) challenging the exchange offer, seeking to restrain or prohibit the completion of the exchange offer or seeking to obtain from NCB or Capitol any damages that are material in relation to NCB taken as a whole or Capitol and Capitol’s subsidiaries taken as a whole, or (ii) seeking to prohibit or limit the ownership or operation by NCB or Capitol or any of Capitol’s subsidiaries of any material portion of the business or assets of NCB or Capitol or any of Capitol’s subsidiaries or to compel NCB or any of Capitol’s subsidiaries to dispose of or hold separate any material portion of the business or assets of NCB or Capitol or any of Capitol’s subsidiaries as a result of Capitol’s exchange offer;

(e)	no change shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of NCB that, in Capitol’s reasonable judgment, is or is reasonably likely to have a materially adverse effect to NCB nor shall Capitol have become aware of any facts that, in its reasonable judgment, have or are reasonably likely to have material adverse significance with respect to either the value of NCB or the value of the common stock of NCB to Capitol;

(f)	there shall not have occurred or been threatened (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States or abroad or in the market price of the shares of NCB common stock, (iii) any change in the general political, market, economic or financial conditions in the U.S. or abroad that could, in Capitol’s reasonable judgment, have a material adverse effect upon the business, properties, assets, liabilities, capitalization, shareholders equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of NCB, (iv) any material change in U.S. currency exchange rates or any other currency exchange rates or a suspension of, or limitation on, the markets therefore, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) any limitation, whether or not mandatory, by any government, domestic, foreign or supranational, or governmental entity on, or other event that, in Capitol’s sole judgment, might affect, the extension of credit by banks or other lending institutions, (vii) a commencement of war or armed hostilities or other national or international calamity directly or indirectly involving the U.S., or (viii) in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; and

(g)	NCB shall not have entered into or effectuated any other agreement or transaction with any person or entity having the effect of impairing Capitol’s ability to acquire the shares of NCB not already owned by Capitol or otherwise diminishing the expected economic value to Capitol of the combination of Capitol and NCB including, but not limited to, any material issuance of new securities of NCB, the declaration of any extraordinary dividend, or any other transaction not in the ordinary course of NCB’s business.

      The conditions listed above are solely for Capitol’s benefit and Capitol may assert them regardless of the circumstances giving rise to any of the conditions (including any action or inaction by Capitol). Capitol may waive any of these conditions in whole or in part (other than the regulatory condition, and the conditions set forth in clauses (b) and (c) above). The determination as to whether any condition has been satisfied shall be in Capitol’s reasonable judgment and will be final and binding on all parties. The failure by Capitol at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the expiration of the exchange offer.

Source and Amount of Funds

      Capitol expects to fund the cash component of the exchange (cash in lieu of fractional shares) through the use of excess working capital.

Certain Relationships with NCB

      Except as set forth in this prospectus, neither Capitol nor, to the best of Capitol’s knowledge, any of Capitol’s directors, executive officers or other affiliates has entered into any contract, arrangement, understanding or relationship with any other person with respect to any securities of NCB, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

      Except as described in this prospectus, there have been no negotiations, transactions or material contacts since January 1, 2001, and no past, present or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions during the past two years, between Capitol or, to the best of Capitol’s knowledge, any of Capitol’s directors, executive officers or other affiliates on the one hand, and NCB or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of any NCB securities, an election of NCB’s directors, or a sale or other transfer of a material amount of assets of NCB. In the normal course of business, Capitol and NCB are parties to transactions and agreements. Since January 1, 2001, Capitol believes that no such transaction had an aggregate value in excess of 1% of NCB’s consolidated revenues for the fiscal year when the transaction occurred or the past portion of the current fiscal year. Neither Capitol, nor, to the best of Capitol’s knowledge, any of Capitol’s directors, executive officers or other affiliates has, since January 1, 2001, had any transaction with NCB or any of its executive officers, directors or affiliates where the aggregate value of the transaction exceeded $60,000.

      As of March 31, 2005, Capitol beneficially owned for its account 433,500 shares of NCB common stock outstanding at that date.

      In addition, executive officers and directors of Capitol own 38,100 shares or approximately 4.25% of NCB common stock outstanding. Neither Capitol nor any of Capitol’s subsidiaries, nor, to the best of Capitol’s knowledge, any of Capitol’s executive officers, directors and associates, have been party to any transactions in NCB common stock during the past 60 days.

Fees and Expenses

      Capitol will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares of NCB common stock pursuant to Capitol’s exchange. Capitol will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

Accounting Treatment

      Capitol’s acquisition of additional shares of NCB will be accounted for under the purchase method of accounting. After the exchange, assuming all of the shares of NCB not already owned by Capitol are acquired by Capitol pursuant to the exchange offer, all of NCB’s results from operations will be included in Capitol’s income statement, as opposed to only a portion, which is currently reported.

Pro Forma Data

      Because NCB is already a controlled subsidiary of Capitol, it is already included in Capitol’s consolidated financial statements. Unaudited pro forma consolidated financial information is presented in this prospectus, adjusted for the proposed NCB exchange, which will be accounted for under the purchase method of accounting (if consummated), as if it had occurred at the beginning of 2004 (shown on pages 44 through 46) and does not give effect to any other proposed share exchanges regarding other bank affiliates of Capitol. The accompanying notes to the unaudited pro forma consolidated financial statements are an integral part of the unaudited pro forma financial information. The pro forma 2004 results are not necessarily indicative of results for any subsequent period thereafter. The unaudited pro forma results of operations do not give effect to any potential cost savings or other synergies that could result from the exchange offer.

Federal Securities Laws Consequences

      This prospectus does not cover any resales of the Capitol common stock you will receive in the exchange, and no person is authorized to make any use of this prospectus in connection with any such resale.

NYSE Listing

      Capitol’s common stock is listed on the NYSE under the trading symbol “CBC”. Capitol will make an application to list on the NYSE the common stock that Capitol will issue pursuant to the exchange offer.

OPINIONS OF FINANCIAL ADVISORS

JMP Financial, Inc.

      Capitol has retained JMP Financial, Inc. to provide a financial fairness opinion in connection with the exchange. Capitol selected JMP Financial, Inc. to act as its financial advisor based on its qualifications, expertise and reputation. JMP Financial, Inc. has rendered its opinion, in writing, that, based upon and subject to the various considerations set forth in the opinion, the consideration to be received pursuant to the exchange by the holders of NCB common stock is fair from a financial point of view.

      The full text of the written opinion of JMP Financial, Inc. is attached as Annex B to this prospectus and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by JMP Financial, Inc. in rendering its opinion. NCB shareholders are urged to, and should, read the opinion carefully and in its entirety. The opinion is directed to Capitol and addresses only the fairness from a financial point of view of the consideration received pursuant to the exchange offer as of the date of the opinion. It does not address any other aspect of the exchange offer and does not constitute a recommendation to any holder of NCB common stock as to whether or not to exchange their shares pursuant to the exchange offer. The summary of the opinion of JMP Financial, Inc. set forth in this document is qualified in its entirety by reference to the full text of the opinion.

      In connection with rendering its opinion, JMP Financial, Inc., among other things:

•	reviewed certain internal financial statements and other financial and operating data concerning NCB prepared by the management of NCB which it received from Capitol;

•	reviewed certain publicly available financial statements and other information of Capitol;

•	discussed the past and current operations and financial condition and the prospects of Capitol with senior executives of Capitol;

•	reviewed the reported prices and trading activity for Capitol common stock;

•	compared the financial performance of NCB and Capitol and the prices and trading activity of Capitol common stock with that of certain other comparable publicly traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

•	reviewed the terms and conditions of the exchange offer; and

•	performed such other analyses and considered such other factors as JMP Financial, Inc. deemed appropriate.

      In rendering its opinion, JMP Financial, Inc. performed the following analyses:

(1)	Capitol Share Multiples. In order to evaluate the value of Capitol share price, JMP Financial, Inc. reviewed the price-to-book value and price-to-earnings ratios (“Multiples”) and performance data of publicly traded stocks of all Michigan banks, all bank holding companies, Great Lakes banks of similar size to Capitol ($1 billion to $5 billion in assets) and all publicly traded banks in the nation in the $1 billion to $5 billion asset range. No bank or bank holding company was identical to Capitol. JMP Financial, Inc. did, however, note that the Capitol share value Multiples were generally within the range of, or even below, the Multiples of comparable size banks and bank holding companies. The summary data for this analysis is presented below and demonstrates that Capitol common stock price sells at Multiples below the aggregate averages of each of the various Comparable Groups. Accordingly, there is a presumption that Capitol common stock was fairly priced, or priced at a discount, and thus an advantage to NCB shareholders, in the securities market at the time of evaluation.

Comparable Group	Count	P/BV	P/E
$1b-$5b Assets in MW	25	210.1	15.9
$1b-$5b Assets Natl	121	225.5	17.8
All Natl	458	196.0	17.1
All MI	15	191.0	17.4

	Average	204.9	17.1
Capitol		172.0	16.4

      P/BV and P/E figures Comparable Groups are the median for the entire group.

(2)	NCB Share Multiples. JMP Financial, Inc. also consulted a private database to construct several groups of banks and bank holding companies it deemed to be similar to NCB, considering, but not limiting its analysis to, such factors as size, financial condition and performance, geography and market performance. JMP Financial, Inc. compared the price-to-book value and price-to-earnings ratios of these comparative groups to the acquisition Multiples applicable to the proposed NCB exchange. The price-to-book value of NCB was lower then the averages of the Peer Groups. The All National < $250 m assets group, which comprises all publicly traded thrifts in the country is the peer group most comparable to NCB as regards key determinants of value. NCB’s discount to this group is not material. The price-to-book value premium paid to NCB is comparable to those institutions of similar size, but smaller then the other peer groups. However, it should be noted that, NCB had a capital-to-asset ratio of 12.3 percent at year-end, far above regulatory requirements and considerably above industry averages. Markets pay a premium for required capital, but diminishing premiums for excess capital. Since NCB has a high capital-to-asset ratios it should expect a lower premium for its book value as a result. Accordingly, the price paid to NCB is not inconsistent with the peer groups of publicly traded banks, especially considering its size, capital, and liquidity as discussed below. It should be noted that on a price-to-earnings (P/E) basis NCB shareholders are receiving a significant premium to the Comparable Groups. This reflects, in part, that NCB is a growing institution trading justifying a higher P/E based on projected growth in earnings.

	Count	P/BV	P/E
All National < $250m assets	33	161.0	21.9
All California < $500m assets	42	201.0	20.7
All National	458	196.0	17.1

	Average	186.0	19.9
NCB		150.0	26.6

      P/BV and P/E figures Comparable Groups are the median for the entire group.

(3)	Illiquidity. On an individual basis there are substantial differences between the financial and market condition and performance of NCB stock and most other institutions. In the aggregate, the most striking difference between NCB and the various comparative groups was liquidity. All of the publicly traded banks which JMP Financial, Inc. reviewed and which it defined as “small publicly traded banks” were listed on the New York Stock Exchange, American Stock Exchange of NASDAQ. The average weekly trading volume of these institutions was about 3/5 of one percent of their outstanding stock. In other words, these institutions provided minority shareholders with reasonable liquidity. NCB stock, on the other hand, was not publicly traded and no shares have traded since its inception. A number of historical studies and valuation practices estimate liquidity discounts in a range from ten to thirty percent, suggesting that, ceteras paribus, the Multiples paid for NCB should be lower than those of comparable institutions by that margin.

(4)	Not an “Acquisition” Premium. The transaction at issue may be characterized, at least casually, as an “acquisition”. There is a tendency to compare the acquisition Multiples paid to NCB in this transaction to “acquisition” Multiples for other commercial banks as reported in the media and private database. It is important to note, however, that the “acquisition” Multiples reported in the media are for change-of-control transactions, generally for 100 percent of the acquisition stock. In this case, NCB is now and has been since it commenced business, an affiliate and controlled subsidiary of Capitol. Capitol is attempting to acquire approximately 50 percent of the currently outstanding NCB stock by tender offer. Moreover, the largest single block of NCB stock to be acquired is less than 5 percent of shares outstanding. Given that the transaction thus represented purchase of a minority control position, direct comparison to change-of-control premiums, is misleading. The exchanges neither affects a change of control nor is it mandatory.

(5)	A Minority Sale. In fact, the transaction bears more of a resemblance to the sale of a minority block of stock then to a change-of-control acquisition. The most dramatic difference, as discussed above, between the exchange of minority shares and an acquisition of all of the stock of an entire institution is the “change of control”. In the latter transaction, control of the acquired institution changes hands, for which the acquiring institution may pay a significant premium. In the present transaction, JMP Financial, Inc. noted that Capitol has had control of NCB from the outset and would not be expected to pay a “premium” for control, since it already owns control of NCB. Accordingly, and especially in light of the fact that the aggregate block to-be-acquired by Capitol from outsiders is approximately 50 percent and comprised of numerous very small blocks, JMP Financial, Inc. would expect that the premium over book value to be paid by Capitol would be closer to the price paid in the sale of a minority block of stock in a small publicly traded bank. In other words, one would expect NCB shareholders to be paid Multiples much more similar to those paid for minority shares in Comparative Group institutions then the Multiples paid in change-of-control transactions, adjusted for particular circumstances, the most notable of which would be a significant discount for illiquidity and excess capital.

(6)	JMP Financial, Inc. therefore concluded that the exchange offer is fair to the shareholders of NCB from a financial point of view.

      Under the engagement letter, JMP Financial, Inc. provided financial advisory services and a financial fairness opinion in connection with the exchange, and Capitol agreed to pay JMP Financial, Inc. a fee of $9,000 plus out-of-pocket expenses. In addition, Capitol has agreed to indemnify JMP Financial, Inc. and its affiliates, against certain liabilities and expenses, including certain liabilities under the federal securities laws.

Howe Barnes Investments, Inc.

      Capitol has retained Howe Barnes Investments, Inc. (“Howe Barnes”) to provide a financial fairness opinion in connection with the exchange offer. Howe Barnes has rendered its opinion, in writing, that based upon and subject to the various considerations set forth in the opinion, the consideration to be paid pursuant to the exchange offer by Capitol is fair from a financial point of view.

      The full text of the written opinion of Howe Barnes is attached as Annex C to this prospectus and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Howe Barnes in rendering its opinion. The summary of the opinion of Howe Barnes set forth in this document is qualified in its entirety by reference to the full text of the opinion.

      For purposes of its opinion in connection with its review of the proposed Exchange, Howe Barnes, among other things:

(1)	Participated in discussions with representatives of Capitol and NCB concerning Capitol’s and NCB’s financial condition, businesses, assets, earnings, prospects, and such senior management’s views as to its future financial performance;

(2)	Reviewed the terms of the exchange offer in the Prospectus dated April XX, 2005;

(3)	Reviewed certain publicly available financial statements, both audited (where available) and unaudited, and related financial information of Capitol and NCB, including those included in Capitol’s Annual Reports for the past two years and the Quarterly Reports for the past two quarters as well as other internally generated reports relating to asset/liability management, asset quality, and similar documents;

(4)	Reviewed certain financial forecasts and projections of NCB, prepared by its management team;

(5)	Discussed and reviewed certain aspects of the past and current business operations, financial condition, and future prospects of Capitol and NCB with certain members of management;

(6)	Reviewed reported market prices and historical trading activity of Capitol’s common stock;

(7)	Reviewed certain aspects of the financial performance of Capitol and NCB and compared such financial performance of Capitol and NCB, together with stock market data relating to Capitol’s common stock, with similar data available for certain other financial institutions and certain of their publicly traded securities; and

(8)	Reviewed certain of the financial terms, to the extent publicly available, of certain recent business combinations involving other financial institutions.

      Howe Barnes compared the exchange pricing ratio against those of other publicly traded financial institutions. Howe Barnes reviewed the median ratios of groups of institutions we deemed similar to NCB in terms of geographic location, asset size, and capitalization. From this data Howe Barnes constructed two comparable groups. The first group consisted of all publicly traded banks with assets less than $250 million that were headquartered in the state of California. The second peer group includes the same subset of the first group, however included only banks with a tangible equity to tangible asset ratio of 10% or greater. The rationale for using a second group of banks is that NCB’s capitalization ratios are much higher than regulatory minimums required (roughly 12.9% as of March 31, 2005). As a result, it is carrying “excess capital.” Typically, investors will pay a premium for a bank’s minimum capital levels, but will place diminishing value on excess capital. It would be expected, and as shown below, that publicly traded banks that have higher capital levels trade a smaller multiple to book value than those banks with less capital.

      The price-to-book and price-to-LTM earnings median values of each group are highlighted to account for extreme values on the high and low side of the comparable transactions. In addition, the median values are discounted by 20% to reflect the illiquidity of the common stock and the lack of “effective control” position held by NCB shareholders (the rationale for the discount is discussed in detail in the following narrative). These median and adjusted median values are then compared with the exchange ratio of the shares of NCB by Capitol.

Price-to-Book

Groups
	CA banks w/	CA banks w/ TE/TA >
	assets < $250m	10% and assets < $250m
High	4.05x	2.95x
Low	1.18x	1.30x
Mean	2.11x	1.97x
Median	2.06x	1.98x
Discount	20%	20%
Adjusted Median	1.65x	1.59x
CBC — NCB Transaction		1.51x

Price-to-LTM Earnings

Groups
	CA banks w/	CA banks w/ TE/TA >
	assets < $250m	10% and assets < $250m
High	42.11x	39.89x
Low	13.59x	14.96x
Mean	24.36x	25.67x
Median	21.03x	25.73x
Discount	20%	20%
Adjusted Median	16.82x	20.58x
CBC — NCB Transaction		22.51x

      Although the total consideration paid by Capitol for NCB is lower than the median values resulting from the Comparable Transaction Analysis and the Net Present Value Analysis, additional factors must be taken into account in determining a fair value for the remaining shares of NCB. These factors include:

      Illiquidity Discount – NCB’s common stock currently does not, or has never traded on the NYSE, NASDAQ, AMEX, or any other major exchange, or on the Over-the-Counter Bulletin Board. As a result, it is much more illiquid than any other small community bank whose shares are tradable on any exchange, or through the over-the-counter market. As a result, an illiquidity discount must be factored into earlier previous valuation of NCB. The size of the illiquidity discount is determined largely by three factors: the size of the bank, the type and quality of the bank’s assets, and the magnitude and predictability of the bank’s future cash flows. The bulk of the historical estimates of marketability or illiquidity discounts appear to lie within the range of 20% to 50%, depending on the factors mentioned above. Given the brief historical performance of NCB, its high credit quality, profitability, and future growth prospects, Howe Barnes assumed a discount on NCB’s initial valuation at the lower end of the illiquidity discount range.

      Minority Discount – Capitol currently owned 48.35% of the common shares of NCB at March 31, 2005, and thus maintains “effective control” of the decisions of the Board of Directors, and therefore the major decisions of the bank. By comparison, no other one shareholder of NCB owns more than 5% of the outstanding common stock of NCB. In typical acquisitions, the purchasing entity will pay a “change of control,” or “acquisition” premium to acquire all the shares of the target institution. As a result, any purchase of shares not already owned by Capitol should be viewed as minority share purchases. For the minority shareholder’s view, the minority position will trade at a discount to majority positions to account for the lack of control. Based on historical evidence since 1980, implied minority discounts have ranged from 26% to 34%, depending on the degree of minority ownership. NCB’s position is 51.65%, which would imply a minority discount on the lower end of that range.

      The illiquidity discount and minority discount should be applied on a stand alone basis, so as not to discount the initial valuation twice. Howe Barnes previously noted, that in the case of NCB, the discounts to account for illiquidity and a minority position would be at the lower end of historical ranges. The most conservative of the two ranges of discounts would apply a 20% discount to the valuation analysis.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration offered in the exchange offer is fair, from a financial point of view, to the shareholders of Capitol.

      Under the engagement letter, Howe Barnes provided financial advisory services and a financial fairness opinion in connection with the exchange, and Capitol agreed to pay Howe Barnes a fee of $30,000 plus out-of-pocket expenses. In addition, Capitol has agreed to indemnify Howe Barnes and its affiliates, against certain liabilities and expenses, including certain liabilities under the Federal securities laws.

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PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

      NCB is already included in Capitol’s consolidated financial statements. Unaudited pro forma consolidated financial information follow, adjusted for the proposed NCB exchange offer, which will be accounted for under the purchase method of accounting (if consummated), as if it had occurred at the beginning of 2004 and does not give effect to any other proposed share exchanges regarding other bank affiliates of Capitol. The accompanying notes to the unaudited pro forma consolidated financial statements are an integral part of the unaudited pro forma financial information. The unaudited pro forma results of operations for the year ended December 31, 2004 are not necessarily indicative of results for any subsequent period thereafter. The unaudited pro forma results of operations do not give effect to any potential cost savings or other synergies that could result from the exchange offer.

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Unaudited Pro Forma Condensed Consolidated Balance Sheet
Capitol Bancorp Ltd. And Subsidiaries
December 31, 2004

(in $1,000s, except share and per-share data)		Pro Forma		Pro Forma
		Adjustments		Amounts
		Regarding		After
	Historical	Proposed		Proposed
	Amounts	Share Exchange		Share Exchange
	As Reported	Tender Offer		Tender Offer

ASSETS
Cash and cash equivalents	$231,104	$1,249	A	$232,353
Loans held for resale	43,143			43,143
Investment securities	42,363			42,363
Portfolio loans	2,692,904			2,692,904
Less allowance for loan losses	(37,572)			(37,572)

Net portfolio loans	2,655,332			2,655,332
Premises and equipment, net	32,661			32,661
Goodwill and other intangibles	41,943	1,791	B	43,734
Other assets	44,872			44,872

TOTAL ASSETS	$3,091,418	$3,040		$3,094,458

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits	$2,510,072			$2,510,072
Debt obligations	273,379			273,379
Other liabilities	16,288			16,288

Total liabilities	2,799,739	—		2,799,739

Minority interests in consolidated subsidiaries	39,520	$(5,550)	B	33,970

Stockholders’ equity:
Common stock	196,271	8,590	C	204,861
Retained earnings	60,476			60,476
Other, net	(4,588)			(4,588)

Total stockholders’ equity	252,159	8,590		260,749

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,091,418	$3,040		$3,094,458

Number of common shares issued and outstanding	14,828,750	279,220		15,107,970

Book value per Capitol share	$17.00			$17.26

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet:

A—	Assumed exercise of all outstanding stock options of Napa Community Bank prior to proposed share exchange offer.

B—	Goodwill arising from proposed share exchange offer. Based on current estimates, there are no material identifiable intangible assets regarding the proposed share exchange offer. The net carrying values of Napa Community Bank’s assets and liabilities approximate fair value. No core deposit intangible asset has been estimated due to the brief period of the entity’s operation and, as such, the core deposit intangible would be immaterial. Assumes that all Napa Community Bank shares, excluding shares owned by Capitol, will be exchanged for Capitol’s shares in the proposed share exchange offer. Elimination of minority interests associated with Napa Community Bank’s shareholders other than Capitol.

C—	Estimated net proceeds applicable to proposed share exchange with Napa Community Bank’s shareholders other than Capitol, based on estimated number of Capitol shares to be issued. The actual number of shares to be issued will be different. Assumes exercise of all of Napa Community Bank’s stock options prior to the exchange. Estimated share exchange ratio is based on the average of the closing prices of Capitol’s common stock for the month of March 2005. The actual exchange ratio will be different.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
Capitol Bancorp Ltd. And Subsidiaries

(in $1,000s, except share and per-share data)
	Year Ended December 31, 2004

	Historical	Pro Forma		Pro Forma
	Amounts	Adjustments		Amounts

Interest income	$179,089			$179,089
Interest expense	47,496			47,496

Net interest income	131,593			131,593
Provision for loan losses	12,708			12,708

Net interest income after provision for loan losses	118,885			118,885
Noninterest income	19,252			19,252
Noninterest expense	97,787			97,787

Income before income taxes and minority interest	40,350			40,350
Income taxes	14,699			14,699

Income before minority interest	25,651			25,651
Minority interest in net loss (income) of consolidated subsidiaries	1,065	$284	A	1,349

NET INCOME	$26,716	$284		$27,000

NET INCOME PER SHARE:
Basic	$1.88			$1.87

Diluted	$1.79			$1.78

Average number of common shares outstanding for purposes of computing basic net income per share—denominator for basic net income per share	14,183,000	279,220	B	14,462,220
Effect of dilutive securities—stock options and unvested restricted shares	708,000			708,000

Average number of common shares and dilutive securities for purposes of computing diluted net income per share— denominator for diluted net income per share	14,891,000	279,220		15,170,220

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations:

A—	Amount represents effect on operating results attributable to minority interest due to proposed share exchange offer regarding Napa Community Bank.

B—	Assumes issuance of an estimated 279,220 shares of Capitol common stock in the proposed share exchange offer described in Note A above. The actual number of shares to be issued will be different. Assumes exercise of all of Napa Community Bank’s outstanding stock options and related subsequent exchange for shares of Capitol pursuant to the proposed share exchange offer. Estimated share exchange ratio is based on the average of the closing prices of Capitol’s common stock for the month of March 2005. The actual exchange ratio will be different.

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DESCRIPTION OF THE CAPITAL STOCK OF CAPITOL

      Capitol’s Articles of Incorporation, as amended to date, authorize the issuance of up to 25,000,000 shares of common stock, without par value. Capitol’s articles of incorporation do not authorize the issuance of any other class of stock. As of March 31, 2005, 14,921,183 shares of common stock were outstanding. UMB Bank, n.a., serves as transfer agent and registrar for Capitol’s common stock.

      Michigan law allows Capitol’s board of directors to issue additional shares of stock up to the total amount of common stock authorized without obtaining the prior approval of the shareholders.

      Capitol’s board of directors has authorized the issuance of the shares of common stock as described in this prospectus. All shares of common stock offered will be, when issued, fully paid and nonassessable.

      The following summary of the terms and provisions of the common stock does not purport to be complete and is qualified in its entirety by reference to Capitol’s articles of incorporation, as amended, a copy of which is on file with the SEC, and to the Michigan Business Corporation Act, as amended (“MBCA”).

Rights of Common Stock

      All voting rights are vested in the holders of shares of common stock. Each share of common stock is entitled to one vote. The shares of common stock do not have cumulative voting rights, which means that a stockholder is entitled to vote each of his or her shares once for each director to be elected at any election of directors and may not cumulate shares in order to cast more than one vote per share for any one director. The holders of the common stock do not have any preemptive, conversion or redemption rights. Holders of common stock are entitled to receive dividends if and when declared by Capitol’s board of directors out of funds legally available. Under Michigan law, dividends may be legally declared or paid only if after the distribution the corporation can pay its debts as they come due in the usual course of business and the corporation’s total assets equal or exceed the sum of its liabilities. In the event of liquidation, the holders of common stock will be entitled, after payment of amounts due to creditors and senior security holders, to share ratably in the remaining assets.

Shares Available for Issuance

      The availability for issuance of a substantial number of shares of common stock at the discretion of the board of directors provides Capitol with the flexibility to take advantage of opportunities to issue additional stock in order to obtain capital, as consideration for possible acquisitions and for other purposes (including, without limitation, the issuance of additional shares through stock splits and stock dividends in appropriate circumstances). There are, at present, no plans, understandings, agreements or arrangements concerning the issuance of additional shares of common stock, except as described in this prospectus and for the shares of common stock reserved for issuance under Capitol’s stock option program.

      Uncommitted authorized but unissued shares of common stock may be issued from time to time to persons and in amounts the board of directors of Capitol may determine and holders of the then outstanding shares of common stock may or may not be given the opportunity to vote thereon, depending upon the nature of those transactions, applicable law and the judgment of the board of directors of Capitol regarding the submission of an issuance to or vote by Capitol’s shareholders. As noted, Capitol’s shareholders have no preemptive rights to subscribe to newly issued shares.

      Moreover, it will be possible that additional shares of common stock would be issued for the purpose of making an acquisition by an unwanted suitor of a controlling interest in Capitol more difficult, time consuming or costly or would otherwise discourage an attempt to acquire control of Capitol. Under such circumstances, the availability of authorized and unissued shares of common stock may make it more difficult for shareholders to obtain a premium for their shares. Such authorized and unissued shares could be used to create voting or other impediments or to frustrate a person seeking to obtain control of Capitol by means of a merger, tender offer, proxy contest or other means. Such shares could be privately placed with purchasers who might cooperate with the board of directors of Capitol in opposing such an attempt by a third party to gain control of Capitol. The issuance of new shares of common stock could also be used to dilute ownership of a person or entity seeking to obtain control of Capitol. Although Capitol does not currently contemplate taking that action, shares of Capitol common stock could be issued for the purposes and effects described above, and the board of directors reserves its rights (if consistent with its fiduciary responsibilities) to issue shares for such purposes.

Capitol’s Preferred Securities

      Capitol has issued debentures to Capitol Trust I, a Delaware business trust subsidiary of Capitol. Capitol Trust I purchased the debentures with the proceeds of preferred securities (which are traded on the New York Stock Exchange under the symbol “CBCPrA”). Capitol also has additional trust-preferred securities which were privately placed. Capitol has guaranteed the preferred securities. The documents governing these securities, including the indenture under which the debentures were issued, restrict Capitol’s right to pay a dividend on its common stock under certain circumstances and give the holders of the preferred securities preference on liquidation over the holders of Capitol’s common stock. Specifically, Capitol may not declare or pay a cash dividend on its common stock if (a) an event of default has occurred as defined in the indenture, (b) Capitol is in default under its guarantee, or (c) Capitol has exercised its right under the debentures and the preferred securities to extend the interest payment period. In addition, if any of these conditions have occurred and until they are cured, Capitol is restricted from redeeming or purchasing any shares of its common stock except under very limited circumstances. Capitol’s obligation under the debentures, the preferred securities and the guarantee approximates $103.3 million at an average interest rate currently approximating 7% per annum, payable quarterly.

Anti-Takeover Provisions

      In addition to the utilization of authorized but unissued shares as described above, the MBCA contains other provisions which could be utilized by Capitol to impede efforts to acquire control of Capitol. Those provisions include the following:

      Control Share Acquisitions. The MBCA contains an article intended to protect shareholders and prohibit or discourage certain types of hostile takeover activities. These provisions regulate the acquisition of “control shares” of large public Michigan corporations.

      The act establishes procedures governing “control share acquisitions.” A control share acquisition is defined as an acquisition of shares by an acquirer which, when combined with other shares held by that person or entity, would give the acquirer voting power at or above any of the following thresholds: 20%, 33-1/3% or 50%. Under that act, an acquirer may not vote “control shares” unless the corporation’s disinterested shareholders vote to confer voting rights on the control shares. The acquiring person, officers of the target corporation, and directors of the target corporation who are also employees of the corporation are precluded from voting on the issue of whether the control shares shall be accorded voting rights. The act does not affect the voting rights of shares owned by an acquiring person prior to the control share acquisition.

      The act entitles corporations to redeem control shares from the acquiring person under certain circumstances. In other cases, the act confers dissenters’ rights upon all of a corporation’s shareholders except the acquiring person.

      The act applies only to an “issuing public corporation.” Capitol falls within the statutory definition of an “issuing public corporation.” The act automatically applies to any “issuing public corporation” unless the corporation “opts out” of the statute by so providing in its articles of incorporation or bylaws. Capitol has not “opted out” of the provisions of the act.

      Fair Price Act. Certain provisions of the MBCA establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters. The act provides that a super majority vote of 90% of the shareholders and no less than two-thirds of the votes of non-interested shareholders must approve a “business combination.” The act defines a “business combination” to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an “interested shareholder” or certain “affiliates.” An “interested shareholder” is generally any person who owns 10% or more of the outstanding voting shares of the company. An “affiliate” is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.

      As of January 31, 2005, Capitol’s management beneficially owned (including immediately exercisable stock options and warrants) control of approximately 27.16% of Capitol’s outstanding common stock. It is now unknown what percentage will be owned by management upon completion of the exchange offer. If management’s shares are voted as a block, management will be able to prevent the attainment of the required supermajority approval.

      The supermajority vote required by the act does not apply to business combinations that satisfy certain conditions. These conditions include, among others, that: (i) the purchase price to be paid for the shares of the company is at least equal to the greater of (a) the market value of the shares or (b) the highest per share price paid by the interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and (ii) once a person has become an interested shareholder, the person must not become the beneficial owner of any additional shares of the company except as part of the transaction which resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.

      The requirements of the act do not apply to business combinations with an interested shareholder that the Board of Directors has approved or exempted from the requirements of the act by resolution at any time prior to the time that the interested shareholder first became an interested shareholder.

COMPARISON OF SHAREHOLDER RIGHTS

      As a result of the exchange offer, holders of shares of NCB stock tendering their shares pursuant to the exchange offer will become holders of shares of Capitol common stock. This comparison of shareholder rights is not intended to be complete and is qualified by reference to the California Revised Statutes, as well as to NCB’s certificate of incorporation and bylaws and the Michigan Business Corporation Act as well as to Capitol’s articles of incorporation and by-laws, (copies of which are on file with the SEC).

      The following summary compares various rights, privileges and restrictions applicable to shareholders of NCB and Capitol:

	NCB	Capitol
Authorized Capital Stock	10,000,000	25,000,000
Preemptive Rights	None	None
Quorum Requirements	Majority	Majority
Annual Meetings of Stockholders	Called by Board	Called by CEO, majority of the Board or shareholders representing 25% of the shares entitled to vote
Stockholder Action by Written Consent	Yes, by majority	Yes, if unanimous
Inspection of Voting List of Stockholders	Inspector may be appointed by the Board, by the person presiding at shareholders’ meeting or by the request of a shareholder	Inspector may be appointed by the Board, by the person presiding at shareholders’ meeting or by the request of a shareholder
Classification of the Board of Directors	No	No
Election of the Board of Directors	Annually by shareholders	Annually by shareholders
Cumulative Voting	Yes	No
Number of Directors	13-25	5-25
Removal of Directors	By a majority of the outstanding shares of stock	By a majority of the outstanding shares of stock
Vacancies on the Board of Directors	May be filled by a majority of the Board of Directors	May be filled by a majority of the Board of Directors
Liability of Directors	Eliminated to the fullest extent provided by law	Eliminated to the fullest extent provided by law
Indemnification of Directors, Officers, Employees or Agents	Yes	Yes
Amendments to Articles of Incorporation	By a majority of the outstanding shares	By a majority of the outstanding shares
Amendments to Bylaws	By a majority of the outstanding shares or a majority of directors	By majority of directors
Appraisal/Dissenters’ Rights	Yes	No

WHERE YOU CAN FIND MORE INFORMATION

      Capitol has filed a registration statement on Form S-4 to register with the SEC the Capitol common stock to be issued to NCB shareholders in the exchange offer. This prospectus is a part of that registration statement and constitutes a prospectus of Capitol. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

      In addition, Capitol files annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC:

Public Reference Room 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	Chicago Regional Office Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661-2511

      You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including Capitol, who file electronically with the SEC. The address of that site is www.sec.gov. You can also inspect reports, proxy statements and other information about Capitol at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      The SEC allows Capitol to “incorporate by reference” the information it files with the SEC. This permits Capitol to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus, except for any information superseded by information in, or incorporated by reference in, this prospectus. Capitol incorporates by reference the following documents that have been filed with the SEC:

Capitol Bancorp Limited SEC Filings
	(File No. 0-18461)	Period
·	Annual Report on Form 10-K	Year ended December 31, 2004
·	Current Report on Form 8-K	Filed April 25, 2005
·	Current Report on Form 8-K	Filed March 14, 2005
·	Current Report on Form 8-K	Filed February 4, 2005
·	Current Report on Form 8-K	Filed January 28, 2005
·	Proxy Statement on Schedule 14A	Filed March 29, 2005 For Annual Meeting to be Held May 5, 2005
·	Registration Statement on Form 8-A	Filed April 19, 1990
·	Registration Statement on Form 8-A	Filed June 9, 2003

      In addition, all subsequent documents filed with the SEC by Capitol pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus, and prior to the date that the exchange offer expires or is terminated, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing such documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus or another such document shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or another such document or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified superseded, to constitute a part of this prospectus.

      IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST MAKE REQUESTS NO LATER THAN JUNE 8, 2005 (FIVE BUSINESS DAYS BEFORE THE INITIALLY SCHEDULED EXPIRATION DATE OF THE EXCHANGE OFFER). If you request exhibits to any documents incorporated by reference, Capitol will mail them to you by first class mail, or another equally prompt means, within one business day after your request is received.

      No one has been authorized to give any information or make any representation about NCB, Capitol or the exchange offer that differs from, or adds to, the information in this document or in documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

      If you are in a jurisdiction where it is unlawful to offer to exchange, or to ask for offers of exchange, the securities offered by this prospectus, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this prospectus does not extend to you.

      The information contained in this prospectus speaks only as of its date unless the information specifically indicates that another date applies. Information in this document about Capitol has been supplied by Capitol, and information about NCB has been supplied by NCB.

FORWARD-LOOKING STATEMENTS

      Capitol has made forward-looking statements in this document, and in certain documents referred to in this document, that are subject to risks and uncertainty. Such statements include, but are not limited to, (i) statements with respect to Capitol’s plans, objectives, expectations and intentions and other statements that are not historical facts; and (ii) other statements identified by words such as “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “targets”, “projects” and other similar expressions. These statements are based upon Capitol’s current beliefs and expectations and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

      The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	the results of management’s efforts to implement Capitol’s business strategy including planned expansion into new markets;

•	adverse changes in the banks’ loan portfolios and the resulting credit risk-related losses and expenses;,

•	adverse changes in the economy of the banks’ market areas that could increase credit-related losses and expenses;

•	adverse changes in real estate market conditions that could also negatively affect credit risk;

•	the possibility of increased competition for financial services in Capitol’s markets;

•	fluctuations in interest rates and market prices, which could negatively affect net interest margins, asset valuations and expense expectations; and

•	other factors described in “Risk Factors”.

      Additional factors that could cause Capitol’s results to differ materially from those described in the forward-looking statements can be found in Capitol’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form l0-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Capitol or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Capitol does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statement is made.

      Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Capitol following completion of the exchange offer may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Capitol’s ability to control or predict. For those statements, Capitol claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

      From time to time, Capitol details other risks with respect to its business and/or financial results in press releases and filings with the SEC, including without limitation, Capitol’s reports on Forms 10-K and l0-Q. Capitol urges you to review the risks described in such releases and filings before deciding whether to tender NCB for exchange pursuant to this exchange offer.

      Readers are cautioned not to put undue reliance on forward-looking statements. Capitol disclaims any intent or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.

LEGAL MATTERS

      Certain legal matters relating to the validity of the shares of Capitol common stock offered by this prospectus will be passed upon for Capitol by Brian English, Capitol’s General Counsel. Certain federal income tax matters relating to the exchange offer will be passed upon for Capitol by Miller, Canfield, Paddock and Stone, PLC.

EXPERTS

      The consolidated financial statements of Capitol and management’s assessment of internal control over financial reporting as of December 31, 2004 incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report, incorporated herein by reference, and is incorporated herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

      The financial statements of Napa Community Bank attached to this prospectus as Annex D have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods stated in their report, which is attached as part of Annex D, and included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

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ANNEX A

DIRECTORS AND EXECUTIVE OFFICERS OF CAPITOL

      The name, age, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Capitol are set forth below. Unless otherwise indicated, each position set forth opposite an individual’s name refers to employment with Capitol and each individual has held that position for at least the last five years. Each director and executive officer listed below is a citizen of the United States of America.

NAME AND BUSINESS	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
ADDRESS	FIVE YEAR EMPLOYMENT HISTORY
Joseph D. Reid Capitol Bancorp Limited Capitol Bancorp Center 200 Washington Square, North Lansing, MI 48933	Chairman of the Board, President and CEO and founder of Capitol. Mr. Reid served as Chairman and CEO of First California Northern Bancorp, and Sun Community Bancorp Limited from their inception. Mr. Reid also serves as the Chairman and/or CEO of several of Capitol’s bank and bank development subsidiary affiliates. He has served as a director of Capitol and/or its first bank affiliate since inception in 1982. Mr. Reid is 62 years of age.

Michael L. Kasten Kasten Investments, LLC 8009 Coxs Drive Portage, MI 49002	Vice Chairman of the Board of Capitol. Mr. Kasten is the Managing Partner of Kasten Investments, L.L.C. He formerly served as Vice Chairman and Director of Sun Community Bancorp Limited and currently serves as Director, Chairman and/or Vice Chairman of several of Capitol’s bank affiliates. Mr. Kasten is 59 years of age and has served as a director since 1990.

Lyle W. Miller L. W. Miller Holding Company P. O. Box 4697 East Lansing, MI 48823	Vice Chairman of the Board of Capitol. Mr. Miller is President of L.W. Miller Holding Company. He formerly was President of SERVCO Inc., and a director of Sun Community Bancorp Limited. Mr. Miller is 61 years of age and has served as a founding director of Capitol and/or its first bank affiliate since 1982. Mr. Miller also serves as a member of the board of directors of Amera Mortgage Corporation, Capitol’s mortgage affiliate.

Robert C. Carr Capitol Bancorp Limited Capitol Bancorp Center 200 Washington Square, North Lansing, MI 48933	Vice Chairman of the Board of Capitol. Mr. Carr was formerly Executive Vice President of Capitol, the President and CEO of Capitol National Bank, Capitol’s first bank affiliate, and currently serves as that bank’s Chairman. He also serves as Chairman of other Capitol affiliates. Mr. Carr is 65 years of age and has served as a founding director of Capitol and/or its first affiliate since 1982.

David O’Leary O’Leary Paint Company P. O. Box 17009 Lansing, MI 48901-7009	Secretary of Capitol. Mr. O’Leary is the Chairman of O’Leary Paint Company and serves as a Director of Capitol’s affiliate First California Bancorp. Mr. O’Leary has been a founding director of Capitol or its first bank affiliate since 1982 and is 74 years of age.

Louis G. Allen	Mr. Allen is a retired bank executive. Mr. Allen has been a director of Capitol since 1989 and is 75 years of age.

Paul R. Ballard	Mr. Ballard is a Banking Consultant. Mr. Ballard is a retired Executive Vice President of Capitol and retired President and Chief Executive Officer of Portage Commerce Bank, Capitol’s second bank affiliate. Mr. Ballard has been a director of Capitol since 1990. Mr. Ballard is 55 years of age.

David L. Becker Becker Insurance Agency, PC	Mr. Becker is the retired founder of Becker Insurance Agency, P.C. Mr. Becker joined the board of Capitol in 1990, and serves as a member of the board of directors of Portage Commerce Bank, an affiliate of Capitol. Mr. Becker is 69 years of age.

Douglas E. Crist Developers of SW Florida, Inc. 4275 Five Oaks Lansing, MI 48911	Mr. Crist is the President of Developers of SW Florida, Inc. Mr. Crist has served as a founding director of Capitol and/or its first bank affiliate since 1982. Mr. Crist is 63 years of age.

Michael J. Devine Attorney at Law 3705 W. Maple Road Bloomfield Hills, MI 48301	Mr. Devine is an Attorney at Law, and was previously a member of the board of directors of Sun Community Bancorp Limited. Mr. Devine is 63 years of age and has served as a director of Capitol since 2002 and currently serves as a director and/or Chairman of several of Capitol’s bank affiliates.

Cristin Reid English Capitol Bancorp Limited Capitol Bancorp Center 200 Washington Square, North Lansing, MI 48933	Chief Operating Officer of Capitol. Ms. English was previously Chief Administrative Officer, Executive Vice President, General Counsel, and has served in other varying capacities at Capitol since 1997. She joined Capitol’s board of directors in 2001. She formerly served on the boards of Capitol’s affiliates Sun Community Bancorp Limited and Nevada Community Bancorp Limited, and currently is a member of the board of directors of Capitol’s affiliate First California Bancorp and Capitol National Bank. Ms. English is 36 years of age and is the daughter of Joseph D. Reid.

James C. Epolito The Accident Fund Company P. O. Box 40790 232 S. Capitol Avenue Lansing, MI 48901	Mr. Epolito is the President and Chief Executive Officer of The Accident Fund Company. Mr. Epolito joined Capitol’s board in 1999 and is 50 years of age.

Gary A. Falkenberg, D.O. 1320 Byron Road Howell, MI 48843	Dr. Falkenberg specializes in osteopathic medicine. Dr. Falkenberg has served as a founding director of Capitol and/or its first bank affiliate since 1982. Dr. Falkenberg is 66 years of age.

Joel I. Ferguson Ferguson Development 1223 Turner Street, Suite 300 Lansing, MI 48906	Mr. Ferguson is the Chairman of Ferguson Development, LLC and a director of Maxco, Inc. Mr. Ferguson formerly served as a member of the board of directors of Capitol’s affiliate, Nevada Community Bancorp Limited. Mr. Ferguson joined the board of Capitol and/or its first bank affiliate in 1982 as a founding director. Mr. Ferguson is 66 years of age.

Kathleen A. Gaskin Tomie Raines, Inc. 1400 Abbott Road, Suite 200 East Lansing, MI 48823	Ms. Gaskin is an Associate Broker and State Appraiser for Tomie Raines, Inc. Realtors. Ms. Gaskin has been a member of the board of directors of Capitol and/or its first bank affiliate since 1982 as a founding director. Ms. Gaskin is 63 years of age.

H. Nicholas Genova Washtenaw News Co. Inc. 1935 S. Industrial Highway Ann Arbor, MI 48104-4613	Mr. Genova is the Chairman and Chief Executive Officer of Washtenaw News Company, Inc. and the President of H. N. Genova Development Company and Delivery Unlimited. Mr. Genova also serves on the board of Ann Arbor Commerce Bank, an affiliate of Capitol. Mr. Genova joined Capitol’s board in 1992 and is 65 years of age.

Michael F. Hannley Bank of Tucson 4400 East Broadway Tucson, AZ 85711	Mr. Hannley is the President and Chief Executive Officer of Capitol’s affiliate, Bank of Tucson. He formerly served on the board of directors of Capitol’s affiliates Sun Community Bancorp Limited and Nevada Community Bancorp Limited. Mr. Hannley is 56 years of age and has served on Capitol’s board since 2002. Mr. Hannley is the brother-in-law of Ronald K. Sable.

Lewis D. Johns Mid-Michigan Investment Co. 316 E. Michigan Avenue Lansing, MI 48933	Mr. Johns is the President of Mid-Michigan Investment Company. Mr. Johns formerly served as a member of the board of directors of Capitol’s affiliate, Nevada Community Bancorp Limited. He has served on the board of Capitol and/or Capitol’s first bank affiliate since 1982 as a founding director and is 61 years of age.

John S. Lewis Capitol Bancorp Limited 2777 East Camelback Rd., Ste 375 Phoenix, AZ 85016	President, Western Regions, and Director of Capitol. Mr. Lewis formerly served as President, CEO and Treasurer of Play Big, Inc., from 2001 to 2002, was Vice Chairman and President and a member of the board of Capitol’s affiliate Sun Community Bancorp Limited from 1999 to 2001. Mr. Lewis currently serves as a member of the board of several of Capitol’s affiliates and as the Chairman of Sunrise Bank of San Diego. Mr. Lewis joined Capitol’s board in 2002 and is 51 years of age.

Leonard Maas L & M Investments, LLC	Mr. Maas is the President of L & M Maas Investments, LLC. Mr. Maas was formerly the President of Gillisse Construction Company and a partner of CP Limited Partnership. Mr. Maas is also a member of the board of directors of Paragon Bank & Trust, an affiliate of Capitol. Mr. Maas became a board member of Capitol in 1995 and is 83 years of age.

Kathryn L. Munro Bridge West, LLC 4350 La Jolla Village Dr., Ste. 450 San Diego, CA 92122	Ms. Munro is a Principal of Bridge West, LLC, where she formerly served as Chairman & CEO. She also previously served on the board of Capitol’s affiliate Sun Community Bancorp Limited. Ms. Munro is 56 years of age and joined the board of Capitol in 2002. Ms. Munro also serves as a director of Pinnacle West Corporation and as Chairman of Flow International.

Myrl D. Nofziger Hoogenboom Nofziger 1738 West Lincoln Avenue P. O. Box 848 Goshen, IN 46526	Mr. Nofziger is the President of Hoogenboom Nofziger and previously served as a member of the board of directors of Capitol’s affiliate Indiana Community Bancorp Limited. Mr. Nofziger became a board member of Capitol in 2003 and is 65 years of age.

Ronald K. Sable Concord Solutions Ltd. 6561 N. Mesa View Drive Tucson, AZ 85718	Mr. Sable is the President of Concord Solutions Ltd. He was formerly Senior Vice President, Public Sector, of Guardent, Inc. and a Senior Vice President of Corporate Development for The Aerospace Corporation. Mr. Sable previously served as a member of the board of directors of Capitol’s affiliate Sun Community Bancorp Limited. Mr. Sable joined the board of Capitol in 2002 and is 63 years of age. Mr. Sable is the brother-in-law of Michael F. Hannley.

Lee Hendrickson Capitol Bancorp Limited Capitol Bancorp Center 200 Washington Square, North Lansing, MI 48933	Mr. Hendrickson is the Chief Financial Officer of Capitol Bancorp Limited. He also serves as Access BIDCO, LLC’s CFO, Secretary and Treasurer and several other individuals who serve as directors of Access BIDCO, LLC, also serve as directors of Capitol and/or its affiliates. Mr. Hendrickson joined Capitol in 1991 and is 49 years of age.

Bruce Thomas Capitol Bancorp Limited Capitol Bancorp Center 200 Washington Square, North Lansing, MI 48933	Mr. Thomas joined Capitol Bancorp Limited in February 1998 as senior vice president of risk management. In this capacity he developed and implemented Capitol Bancorp’s risk management program. He has also served as chief operating officer for the corporation. His next position was chief of bank performance in the Great Lakes region. In his current position as president of the eastern regions, he is responsible for the overall performance of the affiliated banks within the region. He also chairs the corporate asset/liability management committee. Mr. Thomas is 47 years of age.

Brian K. English Capitol Bancorp Limited Capitol Bancorp Center 200 Washington Square, North Lansing, MI 48933	Mr. English serves as general counsel for Capitol Bancorp Limited. He is responsible for the oversight of the legal risk of Capitol Bancorp and all of its affiliate banks and the daily operation of the Capitol Bancorp’s legal department. He is a member of Capitol Bancorp’s executive management group, and serves on the problem loan committees for the southwest and Great Lakes Regions. He also currently serves as a member of the board of directors for Mesa Bank, Ann Arbor Commerce Bank and Sunrise Bank of Arizona. Previously Mr. English served on the boards of Bank of Tucson, Valley First Community Bank, Camelback Community Bank, and Southern Arizona Community Bank, and Capitol National Bank. He joined Capitol in 2000. Mr. English is 39 years of age.

David J. Dutton Capitol Bancorp Limited 2777 East Camelback Rd., Ste 375 Phoenix, AZ 85016	David Dutton is currently the chief information officer, a position he has held since September 1999. In this position, he is responsible for providing management oversight and direction to the operations centers in Lansing, Michigan and Tempe, Arizona. Activities performed include information systems, item processing functions, business support functions, and electronic commerce support. Mr. Dutton is 54 years of age.

Michael M. Moran Capitol Bancorp Limited Capitol Bancorp Center 200 Washington Square, North Lansing, MI 48933	Michael Moran joined Capitol Bancorp Limited in January 2000 as the executive vice president of corporate development, and currently serves as chief of capital markets. In this position he is responsible for the development of affiliations with well-managed community-oriented banks and bringing them into the Capitol Bancorp Limited family, while also overseeing and coordinating Capitol Bancorp’s relationships and initiatives with the investment banking, equity research and institutional investor communities. Mr. Moran is 45 years of age.

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ANNEX B

JMP Financial, Inc.
753 Grand Marais
Grosse Pointe Park, MI 48230
(313) 824-1711

April 15, 2005

Board of Directors
Napa Community Bank
700 Trancas Street
Napa, CA. 94558

Ladies and Gentlemen:

      We have examined the proposed Exchange (the “Exchange”) entered into between Capitol Bancorp Ltd (“CBC”), a Michigan corporation and the shareholders (the “Shareholders”) of Napa Community Bank (“Napa”), a California corporation by which CBC shall acquire, by tender, from the Shareholders their outstanding shares of Napa, not already owned by CBC, in exchange for shares of CBC (the “Exchange”).

      Under the terms of the Exchange as described in the Prospectus dated April ___, 2005 (the “Prospectus”) shareholders of Napa who tender their common stock to CBC shall will receive CBC common stock with a fixed value, which such value was determined to be $15.817 based upon Napa’s book value of $10.545 as of March 31, 2005. The value of CBC shares shall be determined by the average closing price of CBC shares over a thirty day trading period ending one trading day prior to the close of the exchange offer. Based upon the average closing prices for the month ended March 31, 2005 Shareholders would receive 0.514146 shares of CBC for each share of Napa.

      You have requested our opinion as to the fairness, from a financial point of view, of the Exchange. JMP Financial, Inc. (“JMP”), as a regular part of its investment banking business, is engaged in the valuation of the securities of commercial and savings banks as well as the holding companies of commercial and savings banks in connection with mergers, acquisition, and divestitures, and for other purposes.

      In connection with this engagement and rendering this opinion, we reviewed materials deemed necessary and appropriate by us under the circumstances, including;

•	Audited consolidated financial statements of Napa and CBC for the years ended December 31, 2004, 2004, and 2004 as available;

•	Certain unaudited internal financial information concerning the financial condition and performance of Napa;

•	Publicly available information concerning CBC;

•	Publicly available information with respect to certain other bank holding companies, which we deemed, appropriate, including competitors of CBC and Napa.

•	Publicly available information with respect to the nature and terms of certain other transactions which we consider relevant;

•	Reviewed the terms and conditions of the Exchange Offer;

•	Reviewed certain historical market prices and trading volumes of Napa’s and CBC’s common stock to the extent reasonably available. As to Napa, such review was limited to its previous offerings of common stock.

B-1

Page Two
Napa Board of Directors

April 15, 2005

      We have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial statements and other information reviewed by us for the purposes of the opinion expressed herein. We have not made an independent evaluation or appraisal of the assets and liabilities of Napa or CBC or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal, except as referenced above. Additionally, we are not experts in the evaluation of reserves for loan losses, and we have not reviewed any individual credit files. For purposes of this opinion, we have assumed, based solely on management representations, that CBC’s and Napa’s loan loss reserves are adequate in all material respects and that, in the aggregate, other conditions at CBC and Napa are satisfactory and this opinion is conditioned upon such assumption. We have also assumed that there has been no material change in Napa’s or CBC’s assets, financial condition, results of operations, business, or prospects since the date of the last financial statements made available to us for Napa and CBC, respectively. This opinion is necessarily based on economic, market and other conditions in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the opinion and that JMP does not have any obligation to update, revise or reaffirm it.

      The opinion expressed herein is being rendered to the Board of Directors of Napa for its use in evaluation of the proposed transaction, assuming the transaction is consummated upon the terms set forth in the Prospectus, and constitute a recommendation to Shareholders as to whether each Shareholder should tender their shares.

      Based upon the terms and conditions of the Exchange and the current market value of CBC’s common stock, and based further upon such other considerations as we deem relevant, JMP is, subject to the foregoing, of the opinion on the date hereof, that the consideration to be received by the Shareholders in the Exchange would be fair from a financial point of view if the transaction contemplated by the Exchange is in fact consummated pursuant to the terms thereof.

                    Sincerely,

                    John Palffy
                    President
                    JMP Financial, Inc.

B-2

ANNEX C
[HBI LETTERHEAD]

April 15, 2005

Board of Directors
Capitol Bancorp Limited
200 Washington Square North
Lansing, MI 48933

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of Capitol Bancorp Limited (“Capitol” or “CBC”) of the consideration (the “Consideration”) to be paid by Capitol in the tender of the remaining outstanding shares of Napa Community Bank (“Napa” or “NCB”) that are not currently owned and controlled by Capitol.

Pursuant to the Prospectus filed by Capitol on April 27, 2005, Capitol is offering to exchange each issued and outstanding share of Napa common stock for shares of Capitol’s common stock (the “Exchange”). It is our understanding that Capitol, at March 3, 2005, currently maintained a 48.35% controlling interest in Napa’s common stock. Under the terms of the offer, holders of Napa common stock who agree to the exchange will receive a fixed value of $15.817 worth of Capitol common stock, based upon a book value of Napa of $10.545 as of March 31, 2005. Based upon the average closing price of Capitol’s common stock for the month ended March 31, 2005, which was $30.765, a holder of Napa common stock electing to receive shares of Capitol common stock would receive approximately 0.5141 shares of Capitol common stock for each share of Napa common stock.

Howe Barnes Investments’ (“Howe Barnes” or “HBI”) opinion as expressed herein is limited to the fairness, from a financial point of view, of the Exchange consideration pursuant to the agreement to the holders of Capitol Bancorp Limited common stock and does not address Capitol’s underlying business decision to proceed with the Exchange, nor does it express an opinion as to the prices at which shares of Capitol Bancorp Limited common stock issued in the Exchange may trade if and when they are issued or at any future time. The opinion is directed only to the Exchange consideration and does not constitute a recommendation to any holder of Napa Community Bank common stock as to how such holder should vote with respect to the proposed Exchange. HBI, as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, and valuations for other purposes. The Capitol board of directors selected HBI on the basis of its familiarity with the financial services industry, its qualifications, ability, previous experience, and its reputation with respect to such matters.

For purposes of its opinion in connection with its review of the proposed Exchange, HBI, among other things:

1.	Participated in discussions with representatives of Capitol and Napa concerning Capitol’s and Napa’s financial condition, businesses, assets, earnings, prospects, and such senior management’s views as to its future financial performance;

2.	Reviewed the terms of the Exchange in the Prospectus dated April 27, 2005;

3.	Reviewed certain publicly available financial statements, both audited (where available) and unaudited, and related financial information of Capitol and Napa, including those included in Capitol’s Annual Reports for the past two years and the Quarterly Reports for the past two quarters as well as other internally generated reports relating to asset/liability management, asset quality, and similar documents;

4.	Reviewed certain financial forecasts and projections of Napa, prepared by its management team;

5.	Discussed and reviewed certain aspects of the past and current business operations, financial condition, and future prospects of Capitol and Napa with certain members of management;

6.	Reviewed reported market prices and historical trading activity of Capitol’s common stock;

7.	Reviewed certain aspects of the financial performance of Capitol and Napa and compared such financial performance of Capitol and Napa, together with stock market data relating to Capitol’s common stock, with similar data available for certain other financial institutions and certain of their publicly traded securities; and

8.	Reviewed certain of the financial terms, to the extent publicly available, of certain recent business combinations involving other financial institutions.

In conducting its review and rendering its opinion dated the date hereof, HBI assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information that had been provided to HBI by Napa, Capitol, and their respective representatives, and of the publicly available information that was reviewed by HBI. HBI is not an expert in the evaluation of allowances for loan losses and has not independently verified such allowances, and has relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of Napa and Capitol as of the dates in the financial statements reviewed above are adequate to cover such losses and complied fully with applicable law, regulatory policy, and sound banking practice as of the date of such financial statements. HBI was not retained to and did not conduct a physical inspection of any of the properties or facilities of Napa, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Napa, was not furnished with any such evaluation or appraisal, and did not review any individual credit files. HBI’s opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof.
Based upon the terms of the Exchange filed in the Prospectus, Howe Barnes has assumed the following terms in rendering our opinion:

Consideration (CBC)	100% stock
Percent of outstanding NCB common stock not owned by CBC	51.65%

Total purchase price if all NCB shares are exchanged	$8,590,083
Number of shares of NCB stock outstanding	896,572
Number of diluted shares of NCB stock outstanding	976,576
Number of common shares of NCB not owned by CBC	463,072
Number of options of NCB outstanding	80,004
Number of diluted shares of NBC not owned by CBC	543,076

NCB Common Equity as of March 31, 2005	$9,454,328
NCB Diluted Equity as of March 31, 2005	$10,254,368
NCB Equity per Share (Book Value)	$10.545

Purchase price per NCB share	$15.817
Exchange Ratio	0.5141
CBC per share price*	$30.765
Number of new CBC shares issued if all NCB shares are exchanged	279,220

*average of CBC closing price for the month ended March 31, 2005

Howe Barnes assumes that all 80,004 NCB options are exercised at a price of $10.00 per share.

Exchange price / total equity	1.51x
Exchange price / trailing twelve months earnings	22.51x

Based upon these terms provided, as well as the financial information of Napa as of March 31, 2005, Howe Barnes has calculated the following pricing ratios as they relate to the Exchange of Napa common stock for Capitol common stock:

In rendering its opinion, Howe Barnes considered results of analysis in the following four sections:

Section I. Comparable Publicly Traded Company Analysis
Howe Barnes compared the Exchange pricing ratios against those of other publicly traded financial institutions. We reviewed the median ratios of groups of institutions we deemed similar to Napa in terms of geographic location, asset size, and capitalization. From this data we constructed two comparable groups. The first group consisted of all publicly traded banks with assets less than $250 million that were headquartered in the state of California. The second peer group includes the same subset of the first group, however included only banks with a tangible equity to tangible asset ratio of 10% or greater. The rationale for using a second group of banks is that Napa’s capitalization ratios are much higher than regulatory minimums required (roughly 12.9% as of March 31, 2005). As a result, it is carrying “excess capital.” Typically, investors will pay a premium for a bank’s minimum capital levels, but will place diminishing value on excess capital. We would expect, and have shown below, that publicly traded banks that have higher capital levels trade a smaller multiple to book value than those banks with less capital.

The price-to-book and price-to-LTM earnings median values of each group are highlighted to account for extreme values on the high and low side of the comparable transactions. In addition, the median values are discounted by 20% to reflect the illiquidity of the common stock and the lack of “effective control” position held by NCB shareholders (the rationale for the discount is discussed in detail in the following pages). These median and adjusted median values are then compared with the Exchange ratios of the minority shares of NCB by CBC.

Price-to-Book

Groups
	CA banks w/	CA banks w/ TE/TA >
	assets < $250m	10% and assets < $250m
High	4.05x	2.95x
Low	1.18x	1.30x
Mean	2.11x	1.97x
Median	2.06x	1.98x
Discount	20%	20%
Adjusted Median	1.65x	1.59x
CBC — NCB Transaction		1.51x

Price-to-LTM Earnings

Groups
	CA banks w/	CA banks w/ TE/TA >
	assets < $250m	10% and assets < $250m
High	42.11x	39.89x
Low	13.59x	14.96x
Mean	24.36x	25.67x
Median	21.03x	25.73x
Discount	20%	20%
Adjusted Median	16.82x	20.58x
CBC — NCB Transaction		22.51x

Section II. Merger and Acquisition Transactions Analysis
Howe Barnes reviewed the statistics of historical bank and thrift merger and acquisition transactions. The methodology is used to compare the pricing ratios of merger and acquisition transactions to the ratios in the proposed Exchange. Howe Barnes used three groups of merger and acquisition transactions to compare pricing ratios with those in the Exchange of the remaining shares of Napa by Capitol. The three groups were as follows:

Group #1 consisted of:

•	Twelve transactions

•	Selling banks located in the state of California

•	Selling banks whose total assets were less than $250 million

•	Transactions announced since January 1, 2004

•	Pending and completed transactions

Group #2 consisted of:

•	Twenty-six transactions

•	Selling banks located nationwide

•	Selling banks whose total assets were less than $250 million

•	Selling banks whose tangible equity / tangible assets ratios were between 10.5% and 12.0%

•	Transactions announced since January 1, 2004

•	Pending and completed transactions

Group #3 consisted of:

•	164 transactions

•	Selling banks were located nationwide

•	Total assets of the selling banks was less than $250 million

•	Transactions announced since January 1, 2004

•	Pending and completed transactions

No company or transaction used in the above analyses as a comparison is identical to Napa, Capitol, or the proposed Exchange. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial operating characteristics, including, among other things, differences in revenue composition and earnings performance among the companies, and other facts that could affect the public trading value of the companies to which they are being compared. In addition, it should be noted that none of Capitol’s previous acquisitions of minority positions of banks are included in any of the groups to avoid any potential bias in the results.

The high, low, mean, and median values of each of the three groups are shown in the tables below for four different pricing ratios. The median value of each is highlighted to account for extreme values on the high and low side of the comparable transactions. In addition, the median values are discounted by 20% to reflect the illiquidity of the common stock and lack of “effective control” position held by NCB shareholders (the rationale for the discount is discussed in detail in the following pages). These median and adjusted median values are then compared against the Exchange ratios of the minority shares of NCB by CBC.

Exchange price-to-book value

Groups
	#1	#2	#3
High	3.21x	2.77x	4.17x
Low	1.42x	0.55x	0.55x
Mean	2.40x	1.74x	2.04x
Median	2.50x	1.85x	1.98x
Discount	20%	20%	20%
Adjusted Median	2.00x	1.48x	1.58x
CBC — NCB Transaction	1.51x

Exchange price-to-trailing twelve months’ earnings

Groups
	#1	#2	#3
High	41.17x	62.30x	63.08x
Low	9.52x	10.94x	3.94x
Mean	24.69x	30.71x	26.75x
Median	23.50x	24.18x	23.29x
Discount	20%	20%	20%
Adjusted Median	18.80x	19.34x	18.63x
CBC — NCB Transaction	22.51x

In addition, while Howe Barnes believes that an analysis of consideration paid for acquisitions of banks and thrifts with characteristics similar to NCB is relevant for these purposes, Howe Barnes emphasizes that the proposed exchange is not a transaction through which control of the subject company passes from one shareholder or group of shareholders to another shareholder or group of shareholders. Thus, in rendering its opinion, Howe Barnes places less emphasis on this aspect of its analysis than it would if the purposed transaction were a merger or acquisition transaction.

Section III. Discounted Cash Flow Analysis
Using discounted cash flow analysis, we estimated the future dividend streams that Napa could produce over the period from April 1, 2005 through December 31, 2009, assuming annual asset growth rates and further assumed Napa performed in accordance with recent historical trends and the future outlook of Napa’s management. We calculated values as perpetuity with near and long term asset growth rates between 15% and 20%. The cash flow streams and terminal value were discounted to present values using discount rates which reflect different assumptions regarding the required rates of return to holders of Napa common stock. We then estimated a range of terminal multiples to estimated fiscal year-end 2009 net income. The range of terminal multiples was chosen based upon past and current multiples of comparable publicly traded banks in the state of California, as well as nationwide (see previous analysis in Section I). A summary of our key assumptions is included as follows:

	Short	Long
	Term	Term
	Growth	Growth	Discount	Terminal
	Rate	Rate	Rate	Multiples
High	0%	5%	4%	9.0x
Low	0%	5%	0%	5.0x

The calculated range results of the discounted cash flow analysis is presented in the table below. The median calculated value is discounted further by 20% to reflect the illiquidity of the common stock and minority position held by NCB shareholders (the rationale for the discount is discussed in detail in the following pages).

Calculated Values

			% not
	Total Value of		owned by		Calculated
	NCB		CBC		Value

High ($000s)	$24,544	x	51.7%	=	$12,677
Low ($000s)	$18,285	x	51.7%	=	$9,444
Mean ($000)	$21,239	x	51.7%	=	$10,970
Median ($000s)	$21,207	x	51.7%	=	$10,954

			Discount		20%
		Adjusted Median		=	$8,763
		CBC — NCB Transaction Value		=	$8,590

Section IV. Additional Factors
Although the total consideration paid by Capitol for Napa is lower than the median values resulting from the Comparable Transaction Analysis and the Net Present Value Analysis, additional factors must be taken into account in determining a fair value for the remaining shares of Napa. These factors include:

Illiquidity Discount — Napa’s common stock currently does not, or has never traded on the NYSE, NASDAQ, AMEX, or any other major exchange, or on the Over-the-Counter Bulletin Board. As a result, it is much more illiquid than any other small community bank whose shares are tradable on any exchange, or through the over-the-counter market. As a result, an illiquidity discount must be factored into our previous valuation of Napa Community Bank. The size of the illiquidity discount is determined largely by three factors: the size of the bank, the type and quality of the bank’s assets, and the magnitude and predictability of the bank’s future cash flows. The bulk of the historical estimates of marketability or illiquidity discounts appear to lie within the range of 20% to 50%, depending on the factors mentioned above. Given the brief historical performance of Napa, its high credit quality, profitability, and future growth prospects, we would assume a discount in Napa’s initial valuation at the lower end of the illiquidity discount range.

Minority Discount - Capitol currently owns 48.35% of the common shares of Napa, and thus maintains “effective control” of the decisions of the Board of Directors, and therefore the major decisions of the bank. By comparison, no other one shareholder of NCB owns more than 5% of the outstanding common stock of NCB. In typical acquisitions, the purchasing entity will pay a “change of control,” or “acquisition” premium to acquire all the shares of the target institution. As a result, any purchase of shares not already owned by Capitol should be viewed as minority share purchases. For the minority shareholder’s view, the minority position will trade at a discount to majority positions to account for the lack of control. Based on historical evidence since 1980, implied minority discounts have ranged from 26% to 34%, depending on the degree of minority ownership. Napa’s position is 51.65%, which would imply a minority discount on the lower end of that range.

The illiquidity discount and minority discount should be applied on a stand alone basis, so as not to discount the initial valuation twice. We have already established that in the case of Napa Community Bank, the discounts to account for illiquidity and a minority position would be at the lower end of historical ranges. The most conservative of the two ranges of discounts would apply a 20% discount to the valuation analysis.

Conclusion
The foregoing is a summary of the material financial analyses performed by HBI and presented to the Capitol Board of Directors, but does not purport to be a complete description of the analyses performed by HBI. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Furthermore, in arriving at its opinion, HBI did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying HBI’s opinion. The ranges of valuations resulting from any particular analysis described above should not be taken to be HBI’s view of the actual value of Napa. None of the analysis conducted by HBI failed to support its ultimate determination that the Exchange consideration was fair to Capitol’s shareholders from a financial point of view.

In performing its analyses, HBI made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Napa and Capitol. The analyses performed by HBI are not necessarily indicative of actual values of future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of HBI’s analysis of the fairness of the Exchange consideration, from a financial point of view, to the holders of Capitol common stock. The analyses do not purport to be appraisals or to reflect the prices at which a company or its securities may actually be bought or sold.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration offered in the Exchange is fair, from a financial point of view, to the shareholders of Capitol.

Sincerely, Howe Barnes Investments, Inc. Thomas J. Maier First Vice President and Managing Director

ANNEX D

FINANCIAL INFORMATION REGARDING NAPA COMMUNITY BANK

Management’s discussion and analysis of financial condition and results of operations	D-2
Audited financial statements as of December 31, 2004 and 2003 and for the periods ended December 31, 2004, 2003 and 2002	D-4

Management’s Discussion and Analysis of Financial Condition
and Results of Operations
Napa Community Bank
Years Ended December 31, 2004 and 2003

Financial Condition
Napa Community Bank is engaged in commercial banking activities from its sole location in Napa, California. From its inception in March 2002, the Bank provides a full array of banking services, principally loans and deposits, to entrepreneurs, professionals and other high net worth individuals in its community.

Total assets approximated $79.4 million at December 31, 2004, an increase from $53.5 million at December 31, 2003. The Bank’s total assets approximated $36.0 million at December 31, 2002.

Total portfolio loans approximated $53.0 million at December 31, 2004, an increase from the $35.0 million level at December 31, 2003. At December 31, 2002, total portfolio loans approximated $20.2 million, representing significant portfolio loan growth since the Bank’s beginning in March 2002. Commercial loans approximated 93% of total portfolio loans at December 31, 2004, consistent with the Bank’s emphasis on commercial lending activities.

The allowance for loan losses at December 31, 2004 approximated $720,000 or 1.36% of total portfolio loans, compared to 1.40% at December 31, 2003.

The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses inherent in the loan portfolio at the balance sheet date. Management’s determination of the adequacy of the allowance is based on evaluation of the portfolio (including volume, amount and composition, potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions and other factors.

The Bank’s growth has been funded primarily by deposits, the majority of which are interest-bearing. Total deposits approximated $70.5 million at December 31, 2004, an increase of approximately $25.2 million from the $45.3 million level at December 31, 2003. Deposits increased in 2003 from the $28.1 million level at the beginning of the year.

The Bank seeks to obtain noninterest-bearing deposits as a means to reduce its cost of funds. Noninterest-bearing deposits approximated $15.8 million at December 31, 2004 or about 22% of total deposits, an increase of approximately $5.7 million from December 31, 2003. Noninterest-bearing deposits can fluctuate significantly from day to day, depending upon customer account activity.

Stockholders’ equity approximated $8.8 million at December 31, 2004 or approximately 11% of total assets. Capital adequacy is discussed elsewhere in this narrative.

Results of Operations
The Bank’s net income for the year ended December 31, 2004 approximated $579,000, compared with net income of approximately $290,000 for the year ended December 31, 2003. The Bank incurred a net loss of approximately $609,000 in the 2002 period, representing its initial start-up period operating loss.

The principal source of operating revenues is interest income. Total interest income for 2004 approximated $3.7 million, compared with $2.5 million for 2003 and $1.1 million in the 2002 period. The increases in interest income related primarily to the larger loan portfolio during these periods.

Total interest expense approximated $343,000 for 2004, $322,000 for 2003 and $237,000 in the 2002 period. The increases in interest expense were the result of increased levels of interest-bearing deposits during the periods.

Net interest income for the year ended December 31, 2004 approximated $3.4 million, compared with $2.2 million in 2003 and $883,000 in the 2002 period.

The provision for loan losses was $228,000 in 2004, $189,000 in 2003 and $303,000 in the 2002 period. The provision for loan losses related primarily to loan growth during those periods ($18.0 million, $14.9 million and $20.2 million, respectively). The provision for loan losses is based upon amounts necessary to maintain the allowance for loan losses based on management’s analysis of allowance requirements, as discussed previously. Through December 31, 2004, the Bank incurred no loan losses. Provisions for loan losses during 2004, 2003 and the 2002 period and the related allowance for loans losses were largely based on minimums required by bank regulatory agencies.

Total noninterest income approximated $366,000 in 2004, compared with $266,000 in 2003 and $121,000 in the 2002 period. Noninterest income in 2004 increased significantly due to an 82% increase in service charges on deposit accounts, which were not previously a significant revenue source for the Bank. Other noninterest income also included fees from origination of non-portfolio residential mortgage loans, which approximated $178,000 in 2004 and $158,000 in 2003, compared to $4,000 in the 2002 period.

Total noninterest expense approximated $2.6 million in 2004, compared with $1.8 million in 2003 and $1.6 million in the 2002 period. The principal component of noninterest expense is salaries and employee benefits which has increased each year due to the increased staffing required to serve customers and to facilitate growth.

Liquidity and Capital Resources
The principal funding source for asset growth and loan origination activities is deposits. Changes in deposits and loans were previously discussed in this narrative. Since the inception of the Bank, most of the deposit growth has been deployed into commercial loans, consistent with the Bank’s emphasis on commercial lending activities.

Cash and cash equivalents approximated $24.0 million at December 31, 2004, compared with $13.4 million at December 31, 2003. As liquidity levels vary continuously based upon customer activities, amounts of cash and cash equivalents can vary widely at any given point in time. Management believes the Bank’s liquidity position at December 31, 2004 was adequate to fund loan demand and to meet depositor needs.

All banks are subject to a complex series of capital ratio requirements which are imposed by state and federal banking agencies. In the case of Napa Community Bank, as a young bank, it was subject to a more restrictive requirement than is applicable to most banks inasmuch as the Bank must maintain a capital-to-asset ratio of not less than 8% for its first three years of operation; this requirement expired upon the Bank’s third anniversary in March 2005. In the opinion of management, the Bank meets or exceeds regulatory capital requirements to which it is subject.

Impact of New Accounting Standards
There are certain new accounting standards either becoming effective or being issued in 2004. They are discussed in Note A of the accompanying financial statements.

Napa Community Bank

Financial Statements

Periods ended December 31, 2004, 2003 and 2002

Napa Community Bank

BDO Seidman, LLP Accountants and Consultants	99 Monroe Avenue N.W., Suite 800 Grand Rapids, Michigan 49503-2654 Telephone: (616) 774-7000 Fax: (616) 776-3680

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Napa Community Bank

We have audited the accompanying balance sheets of Napa Community Bank as of December 31, 2004 and 2003, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2004 and 2003, and the period from March 1, 2002 (date of inception) to December 31, 2002. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Napa Community Bank as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years ended December 31, 2004 and 2003, and the period from March 1, 2002 (date of inception) to December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

Grand Rapids, Michigan
March 4, 2005

BALANCE SHEETS

Napa Community Bank

	December 31
	2004	2003
ASSETS
Cash and due from banks	$4,791,609	$3,864,469
Interest-bearing deposits	5,123,801
Federal funds sold	14,105,000	9,572,000

Cash and cash equivalents	24,020,410	13,436,469
Loans held for resale	1,361,251	1,781,000
Investment securities—Note B:
Available for sale, carried at market value		2,340,871
Held for long-term investment, carried at amortized cost which approximates market value	179,600	29,000

Total investment securities	179,600	2,369,871
Portfolio loans—Note C:
Commercial	49,461,017	33,662,645
Real estate mortgage	3,506,835	1,336,054
Installment	64,707	34,310

Total portfolio loans	53,032,559	35,033,009
Less allowance for loan losses	(720,000)	(492,000)

Net portfolio loans	52,312,559	34,541,009
Premises and equipment—Note E	1,231,281	1,028,433
Accrued interest income	163,806	129,948
Other assets	127,348	222,642

TOTAL ASSETS	$79,396,255	$53,509,372

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$15,805,128	$10,092,825
Interest-bearing—Note F	54,644,934	35,182,154

Total deposits	70,450,062	45,274,979
Accrued interest on deposits and other liabilities	169,139	62,552

Total liabilities	70,619,201	45,337,531
STOCKHOLDERS’ EQUITY—Notes G and L:
Common stock, no par value per share, 10,000,000 shares authorized; issued and outstanding: 2004 - 851,650 shares 2003 - 850,000 shares	8,516,500	8,500,000
Retained earnings (deficit)	260,554	(318,715)
Market value adjustment (net of tax effect) for investment securities available for sale (accumulated other comprehensive income)	—	(9,444)

Total stockholders’ equity	8,777,054	8,171,841

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$79,396,255	$53,509,372

See notes to financial statements.

STATEMENTS OF OPERATIONS

Napa Community Bank

			Period Ended
	Year Ended December 31		December 31
	2004	2003	2002
Interest income:
Portfolio loans (including fees)	$3,477,366	$2,307,299	$917,481
Loans held for resale	73,620	44,078
Taxable investment securities	19,149	89,748
Federal funds sold	120,320	100,462	97,420
Other	44,327	1,050	104,724

Total interest income	3,734,782	2,542,637	1,119,625
Interest expense on deposits	343,299	322,289	236,864

Net interest income	3,391,483	2,220,348	882,761
Provision for loan losses—Note C	228,000	189,000	303,000

Net interest income after provision for loan losses	3,163,483	2,031,348	579,761
Noninterest income:
Service charges on deposit accounts	139,207	76,645	23,732
Fees from origination of non-portfolio residential mortgage loans	178,038	158,095	4,140
Other	49,008	31,074	93,303

Total noninterest income	366,253	265,814	121,175
Noninterest expense:
Salaries and employee benefits	1,350,832	962,996	572,233
Occupancy	390,863	151,083	80,376
Equipment rent, depreciation and maintenance	168,779	121,497	66,549
Other	645,193	570,989	900,190

Total noninterest expense	2,555,667	1,806,565	1,619,348

Income (loss) before income taxes	974,069	490,597	(918,412)
Income taxes (benefit)—Note I	394,800	200,100	(309,200)

NET INCOME (LOSS)	$579,269	$290,497	$(609,212)

NET INCOME (LOSS) PER SHARE (basic and diluted)	$0.68	$0.34	$(0.72)

See notes to financial statements.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Napa Community Bank

			Accumulated
		Retained-	Other
	Common	Earnings	Comprehensive
	Stock	(Deficit)	Income	Total
Balances at March 1, 2002, beginning of period	$-0-	$-0-		$-0-

Issuance of 850,000 shares of common stock for cash consideration of $10.00 per share in conjunction with formation of Bank	8,500,000			8,500,000

Net loss for the 2002 period		(609,212)		(609,212)

BALANCES AT DECEMBER 31, 2002	8,500,000	(609,212)		7,890,788

Components of comprehensive income:
Net income for 2003		290,497		290,497
Market value adjustment for investment securities available for sale (net of income tax effect)			$(9,444)	(9,444)

Comprehensive income for 2003				281,053

BALANCES AT DECEMBER 31, 2003	8,500,000	(318,715)	(9,444)	8,171,841

Issuance of 1,650 shares of common stock upon exercise of stock options	16,500			16,500
Components of comprehensive income:
Net income for 2004		579,269		579,269
Market value adjustment for investment securities available for sale (net of income tax effect)			9,444	9,444

Comprehensive income for 2004				588,713

BALANCES AT DECEMBER 31, 2004	$8,516,500	$260,554	$—	$8,777,054

See notes to financial statements.

STATEMENTS OF CASH FLOWS

Napa Community Bank

			Period Ended
	Year Ended December 31		December 31
	2004	2003	2002
OPERATING ACTIVITIES
Net income (loss)	$579,269	$290,497	$(609,212)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Provision for loan losses	228,000	189,000	303,000
Depreciation of premises and equipment	210,041	121,163	86,701
Deferred income taxes	178,000	157,000	(310,000)
Originations and purchases of loans held for resale	(17,593,121)	(11,802,850)
Proceeds from sales of loans held for resale	18,012,870	10,021,850
Decrease (increase) in accrued interest income and other assets	(121,429)	45,571	(240,296)
Increase in accrued interest expense on deposits and other liabilities	106,587	28,741	33,811

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	1,600,217	(949,028)	(735,996)
INVESTING ACTIVITIES
Proceeds from sales of investment securities available for sale	2,355,180
Purchases of investment securities available for sale		(2,355,180)
Purchase of investment securities held for long-term investment	(150,600)	(19,700)	(9,300)
Net increase in portfolio loans	(17,999,550)	(14,855,557)	(20,177,452)
Purchases of premises and equipment	(412,889)	(961,043)	(275,254)

NET CASH USED BY INVESTING ACTIVITIES	(16,207,859)	(18,191,480)	(20,462,006)
FINANCING ACTIVITIES
Net increase in demand deposits, NOW accounts and savings accounts	20,027,314	17,319,064	22,778,975
Net increase (decrease) in certificates of deposit	5,147,769	(161,451)	5,338,391
Net proceeds from issuance of common stock	16,500		8,500,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	25,191,583	17,157,613	36,617,366

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	10,583,941	(1,982,895)	15,419,364
Cash and cash equivalents at beginning of period	13,436,469	15,419,364	-0-

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$24,020,410	$13,436,469	$15,419,364

See notes to financial statements.

NOTES TO FINANCIAL STATEMENTS

Napa Community Bank

December 31, 2004

NOTE A—SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Basis of Presentation: Napa Community Bank (the “Bank”) is a full-service commercial bank located in Napa, California. The Bank commenced operations in March 2002. The Bank is majority-owned by Capitol Bancorp Limited, a bank development company headquartered in Phoenix, Arizona and Lansing, Michigan.

The Bank provides a full range of banking services to individuals, businesses and other customers located in its community. A variety of deposit products are offered, including checking, savings, money market, individual retirement accounts and certificates of deposit. The principal market for the Bank’s financial services is the community in which it is located and the areas immediately surrounding that community.

Estimates: The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results will differ from those estimates because of the inherent subjectivity and inaccuracy of any estimation.

Cash and Cash Equivalents: Cash and cash equivalents include cash on hand, amounts due from banks (interest-bearing and noninterest-bearing) and federal funds sold. Generally, federal funds transactions are entered into for a one-day period.

Loans Held For Resale: Loans held for resale represent residential real estate mortgage loans held for sale into the secondary market. Loans held for resale are stated at the aggregate lower of cost or market. Fees from the origination of loans held for resale are recognized in the period the loans are originated.

Investment Securities: Investment securities available for sale are carried at market value with unrealized gains and losses reported as a separate component of stockholders’ equity, net of tax effect (accumulated other comprehensive income). All other investment securities are classified as held for long-term investment and are carried at amortized cost, which approximates market value (See Note B).

Investments are classified at the date of purchase based on management’s analysis of liquidity and other factors. The adjusted cost of specific securities sold is used to compute realized gains or losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Loans, Credit Risk and Allowance for Loan Losses: Portfolio loans are carried at their principal balance based on management’s intent and ability to hold such loans for the foreseeable future until maturity or repayment.

NOTES TO FINANCIAL STATEMENTS

Napa Community Bank

December 31, 2004

NOTE A—SIGNIFICANT ACCOUNTING POLICIES—Continued

Credit risk arises from making loans and loan commitments in the ordinary course of business. Consistent with the Bank’s emphasis on business lending, there are concentrations of credit in loans secured by commercial real estate, equipment and other business assets. The maximum potential credit risk to the Bank, without regard to underlying collateral and guarantees, is the total of loans and loan commitments outstanding. Management reduces the Bank’s exposure to losses from credit risk by requiring collateral and/or guarantees for loans granted and by monitoring concentrations of credit, in addition to recording provisions for loan losses and maintaining an allowance for loan losses.

The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated losses inherent in the portfolio at the balance sheet date. Management’s determination of the adequacy of the allowance is based on evaluation of the portfolio (including potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, volume, amount and composition of the loan portfolio and other factors. The allowance is increased by provisions charged to operations and reduced by net charge-offs.

Interest and Fees on Loans: Interest income on loans is recognized based upon the principal balance of loans outstanding. Fees from origination of portfolio loans generally approximate the direct costs of successful originations.

The accrual of interest is generally discontinued when a loan becomes 90 days past due as to interest. When interest accruals are discontinued, interest previously accrued (but unpaid) is reversed. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest and the loan is in process of collection.

Premises and Equipment: Premises and equipment are stated on the basis of cost. Depreciation, which relates primarily to equipment and furniture with estimated useful lives of three to seven years, is computed principally by the straight-line method. Leasehold improvements are generally depreciated over the respective lease term.

Other Real Estate: Other real estate (included as a component of other assets; none at December 31, 2004 and 2003) comprises properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties held for sale are carried at the lower of cost or estimated fair value (net of estimated selling cost) at the date acquired and are periodically reviewed for subsequent impairment.

Stock-Based Compensation: No stock-based compensation expense is recorded upon granting of stock options because such stock options are accounted for under the provisions of Accounting Principles Board (APB) Opinion 25 (and related interpretations) and are granted at an exercise price equal to the market price of common stock at grant date.

NOTES TO FINANCIAL STATEMENTS

Napa Community Bank

December 31, 2004

NOTE A—SIGNIFICANT ACCOUNTING POLICIES—Continued

Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, establishes an alternative fair value method of accounting for stock options whereby compensation expense would be recognized based on the computed fair value of the options on the grant date. By not electing this alternative, certain pro forma disclosures of the expense recognition provisions of Statement No. 123 are required, which are as follows:

	2004	2003	2002
Fair value assumptions:
Risk-free interest rate	3.9%	3.6%	4.5%
Dividend yield	—	—	—
Stock price volatility	.25	.44	.46
Expected option life	1.25 years	6 years	7 years
Aggregate estimated fair value of options granted	$2,000	$182,000	$562,000
Net income (loss):
As reported	579,269	290,497	(609,212)
Less pro forma compensation expense regarding fair value of stock option awards, net of income tax effect	(82,060)	(72,264)	(61,827)

Pro forma	(497,209)	218,233	(671,039)
Net income (loss) per share:
Basic:
As reported	0.68	0.34	(0.72)
Pro forma	0.58	0.26	(0.79)
Diluted:
As reported	0.68	0.34	(0.72)
Pro forma	$0.58	$0.26	$(0.79)

Trust Assets and Related Income: Customer property, other than funds on deposit, held in a fiduciary or agency capacity by the Bank is not included in the balance sheet because it is not an asset of the Bank. Trust fee income is recorded on the accrual method.

Federal Income Taxes: Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred income taxes of a change in tax laws or rates is recognized in income in the period that includes the enactment date.

Net Income (Loss) Per Share: Net income (loss) per share is based on the weighted average number of common shares outstanding (851,650 shares in 2004 and 850,000 shares in 2003). Diluted net income (loss) per share includes the dilutive effect of stock options (see Note G).

NOTES TO FINANCIAL STATEMENTS

Napa Community Bank

December 31, 2004

NOTE A—SIGNIFICANT ACCOUNTING POLICIES—Continued

Comprehensive Income: Comprehensive income is the sum of net income and certain other items which are charged or credited to stockholders’ equity. For the periods presented, the Bank’s only element of comprehensive income other than net income (loss) was the net change in the market value adjustment for investment securities available for sale. Accordingly, the elements and total of comprehensive income are shown within the statement of changes in stockholders’ equity presented herein.

Reclassifications: Certain 2003 and 2002 amounts have been reclassified to conform to the 2004 presentation.

New Accounting Standards: Financial Accounting Standards Board (FASB) Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, clarifies how some instruments or securities should be classified on an issuer’s balance sheet and their related impact on income and results of operations. As it applies to financial instruments that were within its scope, the Statement was effective for the Bank’s financial statements beginning July 1, 2003. FASB Interpretation No. 46, Consolidation of Variable Interest Entities, (as revised December 2003—FIN 46®), clarifies when some entities previously not consolidated under prior accounting guidance, should be. In some instances, it also requires certain previously consolidated entities to be deconsolidated. FIN 46® is effective for periods ending after December 15, 2003 for special purpose entities and for periods ending after March 15, 2004 for other types of variable interest entities that are not defined as special purpose entities. These standards had no impact on the Bank’s results of operations upon implementation.

AICPA Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer (SOP 03-3), addresses the accounting for differences between contractual cash flows and cash flows expected to be collected from the initial investment in loans acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes such loans acquired in purchase business combinations and does not apply to loans originated by the entity. The SOP prohibits carrying over or creation of valuation allowances in the initial accounting for loans acquired in a transfer. It is effective for loans acquired in fiscal years beginning after December 15, 2004. The effects of this new guidance on the Bank’s financial statements will depend on future acquisition activity, thus, its impact is not readily determinable.

In December 2004, FASB issued a revision of Statement No. 123. Statement No. 123®, Share-Based Payment, is broader in scope than the original statement, which was more narrowly focused on stock-based compensation, and makes significant changes to accounting for “payments” involving employee compensation and “shares” or securities, in the form of stock options, restricted stock or other arrangements settled in the reporting entity’s securities. Most significant in the standard is the requirement that all stock options be measured at estimated fair value at the grant date and recorded as compensation expense over the requisite service period associated with the option, usually the vesting period. The revised standard becomes effective for interim periods of public companies beginning after June 30, 2005 and may be applied prospectively to stock options granted after the effective date and any unvested stock options at that date.

NOTES TO FINANCIAL STATEMENTS

Napa Community Bank

December 31, 2004

NOTE A—SIGNIFICANT ACCOUNTING POLICIES—Continued

Although the Bank’s management has not completed its analysis of the revised standard, the effect of the revised standard’s implementation will be recognition of compensation expense associated with stock options. Previously, the Bank has used the intrinsic-value method which did not result in expense recognition but, instead, required pro forma presentation of what compensation expense would have been recorded if the fair-value measurement and expense recognition provisions had been applied. Effective January 1, 2005, the Bank accelerated the vesting of all of its outstanding stock options in anticipation of implementation of Statement No. 123®. Such acceleration of vesting, to make all such stock options vested as of January 1, 2005, was done for the purpose of avoiding future expense associated with any unvested stock options granted prior to the effective date of Statement No. 123®.

FASB’s Emerging Issues Task Force (“EITF”), reached consensus on “The Meaning of Other-Than-Temporary and Its Application to Certain Investments” in EITF Issue No. 03-1. The guidance included in the EITF largely consists of expanded disclosures and the guidance was intended to be fully effective in 2003, except for loss-recognition guidance which had a delayed effective date into 2004. In 2004, the FASB has further delayed the loss recognition provisions of Issue No. 03-1, pending additional deliberation in the future. Because of the inconclusive status of the EITF’s current position on the loss recognition aspects of Issue No. 03-1, the Bank’s management is unable to speculate on the potential impact of this matter on the Bank’s financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to the Bank’s financial statements.

NOTE B—INVESTMENT SECURITIES

      Investment securities consisted of the following at December 31:

	2004		2003
		Estimated		Estimated
	Amortized	Market	Amortized	Market
	Cost	Value	Cost	Value
Available for sale:
Mutual funds	$-0-	$-0-	$2,355,180	$2,340,871

Held for long-term investment:
Federal Home Loan Bank stock	179,600	179,600	29,000	29,000

	$179,600	$179,600	$2,384,180	$2,369,871

Investment in Federal Home Loan Bank stock is restricted and may only be resold to or redeemed by the issuer.

NOTES TO FINANCIAL STATEMENTS

Napa Community Bank

December 31, 2004

NOTE C—LOANS

Transactions in the allowance for loan losses are summarized below:

	2004	2003	2002
Balance at beginning of period	$492,000	$303,000	$—
Provision charged to operations	228,000	189,000	303,000
Loans charged off (deduction)	—	—	—
Recoveries	—	—	—

Balance at December 31	$720,000	$492,000	$303,000

The amounts of the allowance for loan losses allocated in the following table are based on management’s estimate of losses inherent in the portfolio at the balance sheet date, and should not be interpreted as an indication of future charge-offs:

	December 31, 2004		December 31, 2003
		Percentage		Percentage
		of Total		of Total
		Portfolio		Portfolio
	Amount	Loans	Amount	Loans
Commercial	$684,000	1.30%	$479,000	1.36%
Real estate mortgage	34,000	0.06	13,000	0.04
Installment	2,000	—	—	—

Total allowance for loan losses	$720,000	1.36%	$492,000	1.40%

NOTE D—RELATED PARTIES TRANSACTIONS

In the ordinary course of business, the Bank makes loans to officers and directors of the Bank including their immediate families and companies in which they are principal owners. At December 31, 2004, total loans to these persons approximated $2,262,000 ($2,345,000 at December 31, 2003). During 2004, $274,000 of new loans were made to these persons and repayments totaled $357,000. Such loans, when made, are at the Bank’s normal credit terms.

Such officers and directors of the Bank (and their associates, family and/or affiliates) are also depositors of the Bank. Such deposits are similarly made at the Bank’s normal terms as to interest rate, term and deposit insurance.

The Bank purchases certain data processing and management services from Capitol Bancorp Limited. Amounts paid for such services approximated $319,000, $292,000 and $225,000 in 2004, 2003 and 2002, respectively.

NOTES TO FINANCIAL STATEMENTS

Napa Community Bank

December 31, 2004

NOTE E—PREMISES AND EQUIPMENT

Major classes of premises and equipment consisted of the following at December 31:

	2004	2003
Land improvements	$2,550	$2,550
Leasehold improvements	988,839	664,762
Equipment and furniture	657,797	568,985

	1,649,186	1,236,297
Less accumulated depreciation	(417,905)	(207,864)

	$1,231,281	$1,028,433

The Bank rents office space under an operating lease. Rent expense under this lease agreement approximated $281,000, $107,000 and $40,000 in 2004, 2003 and 2002, respectively.

At December 31, 2004, future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year were as follows:

2005	$310,000
2006	322,000
2007	335,000
2008	348,000
2009	362,000
2010 and thereafter	1,455,000

Total	$3,132,000

NOTE F—DEPOSITS

The aggregate amount of time deposits of $100,000 or more approximated $7.4 million and $3.2 million as of December 31, 2004 and 2003, respectively.

At December 31, 2004, the scheduled maturities of time deposits of $100,000 or more were as follows:

2005		$7,124,000
2006		208,000
2007		101,000

	Total	$7,433,000

Interest paid approximates amounts charged to operations on an accrual basis for the periods presented.

NOTES TO FINANCIAL STATEMENTS

Napa Community Bank

December 31, 2004

NOTE G—STOCK OPTIONS

At December 31, 2004, 124,926 stock options were outstanding (126,026 and 103,700 at December 31, 2003 and 2002, respectively) which were principally granted in 2002 and expire principally in 2009. 1,400 stock options were granted, 1,650 were exercised and 850 were cancelled in 2004. 38,326 stock options were granted and 16,000 stock options were cancelled in 2003. Each option enables the holder to purchase one share of the Bank’s common stock at $10.00 per share and vests ratably over a five-year period. Effective January 1, 2005, the vesting of all previously unvested stock options was accelerated in anticipation of implementation of a revised accounting standard (see Note A).

NOTE H—EMPLOYEE RETIREMENT PLAN

Subject to eligibility requirements, the Bank’s employees participate in a multi-employer employee 401(k) retirement plan. Employer contributions charged to expense by the Bank for this plan approximated $21,000, $14,000 and $8,000 in 2004, 2003 and 2002, respectively.

NOTE I—INCOME TAXES

Income tax expense (benefit) consists of the following components:

	2004	2003	2002
Federal current	$130,000	$-0-	$-0-
Federal deferred expense (benefit)	178,000	157,000	(310,000)
State income taxes	86,800	43,100	800

	$394,800	$200,100	$(309,200)

Federal income taxes of $130,000 were paid in 2004 (none were paid during 2003 and 2002). State income taxes paid approximated $79,000 in 2004, $39,000 in 2003 and $800 in 2002.

Differences between income tax expense recorded and amounts computed using the statutory tax rate are reconciled below:

	2004	2003	2002
Federal income tax computed at statutory rate of 34%	$331,000	$167,000	$(312,000)
State income taxes	86,800	43,100	800
Federal tax effect of:
Nondeductible items	7,000	5,000	2,000
State income taxes	(30,000)	(15,000)	-0-

	$394,800	$200,100	$(309,200)

NOTES TO FINANCIAL STATEMENTS

Napa Community Bank

December 31, 2004

NOTE I—INCOME TAXES—Continued

Net deferred income tax assets (liabilities) consisted of the following at December 31:

	2004	2003
Allowance for loan losses	$38,000	$39,000
Net operating loss carryforward	-0-	110,000
Organization expenses	70,000	102,000
Market value adjustment for investment securities available for sale	-0-	5,000
Other, net (principally depreciation)	(133,000)	(98,000)

	$(25,000)	$158,000

NOTE J—ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying values and estimated fair values of financial instruments at December 31 were as follows (in thousands):

	2004		2003
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Financial Assets:
Cash and cash equivalents	$24,020	$24,020	$13,436	$13,436
Loans held for resale	1,361	1,361	1,781	1,781
Investment securities:
Available for sale	—	—	2,341	2,341
Held for long-term investment	180	180	29	29

	180	180	2,370	2,370
Portfolio loans:
Commercial	49,461	49,809	33,663	33,417
Real estate mortgage	3,507	3,507	1,336	1,469
Installment	65	66	34	34

Total portfolio loans	53,033	53,382	35,033	34,920
Less allowance for loan losses	(720)	(720)	(492)	(492)

Net portfolio loans	52,313	52,662	34,541	34,428
Financial Liabilities:
Deposits:
Noninterest-bearing	15,805	15,805	10,093	10,093
Interest-bearing:
Demand accounts	44,320	44,319	30,005	29,984
Time certificates of deposit less than $100,000	2,892	2,921	1,957	1,970
Time certificates of deposit $100,000 or more	7,433	7,438	3,220	3,225

Total interest-bearing deposits	54,645	54,678	35,182	35,179

Total deposits	70,450	70,483	45,275	45,272

NOTES TO FINANCIAL STATEMENTS

Napa Community Bank

December 31, 2004

NOTE J—ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS—Continued

Estimated fair values of financial assets and liabilities are based upon a comparison of current interest rates on financial instruments and the timing of related scheduled cash flows to the estimated present value of such cash flows using current estimated market rates of interest (unless quoted market values or other fair value information is more readily available). Such estimates of fair value are not intended to represent market value or portfolio liquidation value, and only represent an estimate of fair values based on current financial reporting requirements.

NOTE K—COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, various loan commitments are made to accommodate the financial needs of Bank customers. Such loan commitments include stand-by letters of credit, lines of credit, and various commitments for other commercial, consumer and mortgage loans. Stand-by letters of credit, when issued, commit the Bank to make payments on behalf of customers when certain specified future events occur and are used infrequently (none at December 31, 2004 and 2003). Other loan commitments outstanding consist of unused lines of credit and approved, but unfunded, specific loan commitments ($13 million and $8 million at December 31, 2004 and 2003, respectively).

These loan commitments (stand-by letters of credit and unfunded loans) generally expire within one year and are reviewed periodically for continuance or renewal. All loan commitments have credit risk essentially the same as that involved in routinely making loans to customers and are made subject to the Bank’s normal credit policies. In making these loan commitments, collateral and/or personal guarantees of the borrowers are generally obtained based on management’s credit assessment.

The Bank is required to maintain an average reserve balance in the form of cash on hand and balances due from the Federal Reserve Bank and certain correspondent banks. The amount of reserve balance required as of December 31, 2004 and 2003 was $251,000 and $25,000, respectively.

Deposits at the Bank are insured up to the maximum amount covered by FDIC insurance.

NOTE L—CAPITAL REQUIREMENTS

The Bank is subject to certain capital requirements. Federal financial institution regulatory agencies have established certain risk-based capital guidelines for banks. Those guidelines require all banks to maintain certain minimum ratios and related amounts based on “Tier 1” and “Tier 2” capital and “risk-weighted assets” as defined and periodically prescribed by the respective regulatory agencies. Failure to meet these capital requirements can result in severe regulatory enforcement action or other adverse consequences for a depository institution, and, accordingly, could have a material impact on the Bank’s financial statements.

NOTES TO FINANCIAL STATEMENTS

Napa Community Bank

December 31, 2004

NOTE L—CAPITAL REQUIREMENTS—Continued

Under the regulatory capital adequacy guidelines and related framework for prompt corrective action, the specific capital requirements involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by regulatory agencies about components, risk weighting and other factors.

As a condition of charter approval, the Bank is required to maintain a core capital (Tier 1) to average total assets of not less than 8% and an allowance for loan losses of not less than 1% of portfolio loans for the first three years of operations.

As of December 31, 2004, the most recent notification received by the Bank from regulatory agencies has advised that the Bank is classified as “well-capitalized” as that term is defined by the applicable agencies. There are no conditions or events since those notifications that management believes would change the regulatory classification of the Bank.

Management believes, as of December 31, 2004, that the Bank meets all capital adequacy requirements to which it is subject.

The Bank’s various amounts of regulatory capital and related ratios as of December 31, 2004 and 2003 are summarized below (amounts in thousands):

	2004		2003
Tier 1 capital to average total assets:
Minimum required amount	≥$	5,719	≥$	4,102
Actual amount		$8,777		$8,014
Ratio		12.28%		15.63%
Tier 1 capital to risk-weighted assets:
Minimum required amount(1)	≥$	2,569	≥$	1,724
Actual amount		$8,777		$8,014
Ratio		13.66%		18.59%
Combined Tier 1 and Tier 2 capital to risk-weighted assets:
Minimum required amount(2)	≥$	5,139	≥$	3,449
Amount required to meet “Well-Capitalized” category(3)	≥$	6,423	≥$	4,311
Actual amount		$9,497		$8,506
Ratio		14.79%		19.73%

(1)	The minimum required ratio of Tier 1 capital to risk-weighted assets is 4%.

(2)	The minimum required ratio of Tier 1 and Tier 2 capital to risk-weighted assets is 8%.

(3)	In order to be classified as a ‘well-capitalized’ institution, the ratio of Tier 1 and Tier 2 capital to risk-weighted assets must be 10% or more.

PART II

Item 20. Indemnification of Directors and Officers.

      Sections 561 — 571 of the Michigan Business Corporation Act (“MBCA”), grant the registrant broad powers to indemnify any person in connection with legal proceedings brought against him by reason of his present or past status as an officer or director of the registrant, provided that the person acted in good faith and in a manner he reasonably believed to be in (when acting in an official capacity) or not opposed to (when acting in all other circumstances) the best interests of the registrant or its shareholders, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The MBCA also gives the registrant powers to indemnify any such person against reasonable expenses in connection with any action by or in the right of the registrant, provided the person acted in good faith and in a manner he reasonably believed to be in (when acting in an official capacity) or not opposed to (when acting in all other circumstances) the best interests of the registrant or its shareholders, except that no indemnification may be made if such person is adjudged to be liable to the registrant, or in connection with any proceeding charging improper personal benefit to the director whether or not involving action in the director’s official capacity, in which the director was held liable on the basis that the personal benefit was improperly received by the director. In addition, to the extent that any such person is successful in the defense of any such legal proceeding, the registrant is required by the MBCA to indemnify him against expenses, including attorneys’ fees that are actually and reasonably incurred by him in connection therewith.

      The registrant’s Articles of Incorporation contain provisions entitling directors and executive officers of the registrant to indemnification against certain liabilities and expenses to the full extent permitted by Michigan law. The registrant’s Bylaws provide that the registrant shall indemnify any person who is made, or threatened to be made, a party to any action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he, or a person of whom he is the legal representative, is or was a director, officer, employee or agent of the registrant, or serves or served any other enterprise at the registrant’s request.

      Under an insurance policy maintained by the registrant, the directors and officers of the registrant are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

      The registrant entered into an employment agreement with its President and CEO dated effective March 13, 2003, pursuant to which the registrant also agreed to enter into an indemnification agreement with the President and CEO. As of the date of this prospectus, no such indemnification agreement has been entered into.

Item 21. Exhibits And Financial Statement Schedules.

(a)	Exhibits.
Reference is made to the Exhibit Index at Page II-7 of the Registration Statement.

(b)	All Financial Statements Schedules are omitted in the registrant’s Annual Report on Form 10-K for the year ended December 31, 2004 because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto that are incorporated herein by reference.

(c)	Reference is made to Annex D.

Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes:

(1)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(2)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lansing, Michigan on April 27, 2005.

CAPITOL BANCORP LIMITED
By:	/s/ JOSEPH D. REID
Joseph D. Reid
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph D. Reid, Cristin Reid English, and Lee W. Hendrickson and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 27, 2005.

Signature	Capacity

/s/ JOSEPH D. REID Joseph D. Reid	Chairman of the Board and Chief Executive Officer, Director (Principal Executive Officer)
/s/ LEE W. HENDRICKSON Lee W. Hendrickson	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ ROBERT C. CARR Robert C. Carr	Executive Vice President, Treasurer, Director
/s/ DAVID O’LEARY David O’Leary	Secretary, Director
/s/ LOUIS G. ALLEN Louis G. Allen	Director

/s/ PAUL R. BALLARD Paul R. Ballard	Director
/s/ DAVID L. BECKER David L. Becker	Director
/s/ DOUGLAS E. CRIST Douglas E. Crist	Director
/s/ MICHAEL J. DEVINE Michael J. DeVine	Director
/s/ JAMES C. EPOLITO James C. Epolito	Director
/s/ GARY A. FALKENBERG Gary A. Falkenberg	Director
/s/ KATHLEEN A. GASKIN Kathleen A. Gaskin	Director
/s/ H. NICHOLAS GENOVA H. Nicholas Genova	Director
/s/ MICHAEL F. HANNLEY Michael F. Hannley	Director
/s/ L. DOUGLAS JOHNS L. Douglas Johns	Director
/s/ MICHAEL L. KASTEN Michael L. Kasten	Director
/s/ JOHN S. LEWIS John S. Lewis	Director
/s/ LEONARD MAAS Leonard Maas	Director
/s/ LYLE W. MILLER Lyle W. Miller	Director
/s/ KATHRYN L. MUNRO Kathryn L. Munro	Director

/s/ MYRL D. NOFZIGER Myrl D. Nofziger	Director
/s/ CRISTIN REID ENGLISH Cristin Reid English	Chief Administrative Officer, Director
/s/ RONALD K. SABLE Ronald K. Sable	Director
/s/ JOEL I. FERGUSON Joel I. Ferguson	Director

EXHIBIT INDEX

Exhibit No.	Description
5	Opinion of Brian K. English, General Counsel, as to the validity of the shares.

8	Tax Opinion of Miller, Canfield, Paddock and Stone, PLC

23.1a	Consent of BDO Seidman, LLP.

23.1b	Consent of BDO Seidman, LLP.

23.2	Consent of Miller, Canfield, Paddock and Stone, PLC (included in Exhibit 8).

23.3	Consent of JMP Financial, Inc. (financial advisor).

23.4	Consent of Howe Barnes Investments, Inc. (financial advisor).